UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__ )

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ETSY, INC.
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Notice of 2026 Annual Meeting of Stockholders & Proxy Statement

Notice of 2026 Annual Meeting
of Stockholders

Date and Time June 9, 2026 9:00 a.m. Eastern Time

Place www.virtualshareholdermeeting.com/ETSY2026

Record Date April 10, 2026

Internet: www.proxyvote.com

Telephone: 1 (800) 690-6903

Mail: Sign, date and mail the proxy card (if you received one by mail)

Smartphone or Tablet: Scan this QR code

Stockholders will also transact any other business that may properly come before our 2026 Annual Meeting of Stockholders.
Your vote is important. Whether or not you plan to attend our Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during our Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during our Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Meeting Agenda:

Proposal 1
Elect M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors to serve until our 2029 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from our Board of Directors

Vote FOR each nominee	Page 10

Proposal 2 Consider an advisory vote to approve named executive officer compensation

Vote FOR	Page 38

Proposal 3 Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026

Vote FOR	Page 76

Proposal 4 Approve an amendment to our 2024 Equity Incentive Plan to increase the number of shares of our common stock available for issuance

Vote FOR	Page 79

Proposal 5 Consider an advisory vote on a stockholder proposal to govern by majority vote

Vote AGAINST	Page 88

Colin Stretch Chief Legal Officer and Corporate Secretary April 17, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be Held on June 9, 2026: The proxy statement and Form 10-K to stockholders are available at http://www.proxyvote.com. We mailed a Notice of Internet Availability to our stockholders (other than those who previously requested paper copies) on or about April 17, 2026.

2026 Proxy Statement	3
A Letter From
Our Executive Chair and Lead Independent Director
2025 was a year of significant change for Etsy, as we transitioned to new leadership and prioritized our core business with the divestiture of Reverb, followed by the signing of an agreement to sell Depop to eBay in February of 2026. While we have more work to do to get the Etsy marketplace back to consistently gaining share versus broader e-commerce, we made progress. We are also pleased that, once again, Etsy's resiliency shined in a year of continued headwinds in consumer discretionary spending and macroeconomic uncertainty. Despite gross merchandise sales ("GMS") pressure, we delivered continued growth in revenue and healthy profitability, while also making targeted investments in AI and recommendations to improve the buyer experience.
Etsy has long valued succession planning as a key tenet of effective corporate governance. Last October, we announced that Etsy's President and Chief Growth Officer, Kruti Patel Goyal, would become Chief Executive Officer, and join our Board of Directors effective January 1, 2026; with Josh expected to serve as our Executive Chair through December 31, 2026 and Fred continuing to serve on our Board as Lead Independent Director. With 15 years of experience in multi-faceted leadership at Etsy, we have full confidence in Kruti's ability to shepherd Etsy into its next chapter, serve our sellers and buyers, and deliver value to our stakeholders. While it is still early in 2026, we are pleased that Kruti transitioned so seamlessly from her prior leadership role at Depop and hit the ground running to drive better performance for the core marketplace. She has refined the company's executive leadership team and operational approach, and the strategic priorities that she outlined last spring are already making a meaningful impact on the business.
In this proxy statement, we describe Etsy's corporate governance policies and practices that foster our Board's oversight of our business strategies and initiatives. As we've shared previously, we believe that effective corporate governance does not call for a one-size-fits-all approach. We continue to evolve our governance program, executive compensation plans, and other key matters as appropriate for our business and to promote stockholders' long-term interests. In particular, Etsy has continued to focus on pay for performance, and stockholders will see Etsy placing even greater emphasis on aligning executives' compensation with the focus on growing the core Etsy marketplace in ways that matter most to our buyers and sellers.

“After over 8 years as Etsy's CEO, it was the right time for me to hand over the leadership baton to the next generation. It has been an honor to lead Etsy and help foster creativity and self-expression in a world increasingly shaped by automation. In addition to Kruti's tremendous success as CEO of Depop, she has evolved and led Etsy's strategic growth initiatives, which led to improving top-line performance in 2025. She has deep experience, a strong understanding of our customers, and a clear, forward-looking vision for Etsy's future.”

Josh Silverman Executive Chair & Director

“Our leadership changes in 2025 resulted from rigorous succession planning undertaken by our Board. Josh has been a visionary leader for Etsy, and the Board and I have confidence that Kruti will lead the company in a way that is true to our mission to 'Keep Commerce Human' and drive the next chapter of success for the company.”

Fred Wilson Lead Independent Director

These and other thoughtful governance initiatives reflect feedback from you, our stockholders. During 2025 we reached out to holders representing over 80% of our outstanding common stock, offering to discuss governance and executive compensation matters, and met with all stockholders who wanted to engage.
Etsy's mission to "Keep Commerce Human" remains as relevant as ever. Our Board of Directors and the entire Etsy team are proud of the role we play connecting people through differentiated, special, and creative merchandise. We have high conviction in Etsy's future, hence our stewardship over a large stock buyback program which reduced the outstanding share count by over 14 million shares over the course of 2025. With the additional cash infusion anticipated upon the completion of the Depop sale, Etsy will continue to have a very strong financial foundation and tremendous flexibility to invest in our future.
We have entered a next chapter at Etsy - fully focused on growing the core marketplace, where we see a vast market opportunity and expect to benefit from AI. We appreciate your investment, and we thank you for the trust you have placed in us as stewards for your long-term interests.
Sincerely,

4	2026 Proxy Statement
A Letter From Our Chief Executive Officer
I am honored to pen my first letter to you, our stockholders, in this 2026 proxy statement. I have been a part of Etsy’s journey for more than 15 years, steering the company through multiple phases of growth and transformation. I believe deeply in the opportunity ahead and feel energized about leading us into our next chapter.
2025: Focus and Momentum
After my nearly three years as Depop's CEO, I returned to Etsy as Chief Growth Officer at the beginning of 2025. My first order of business was to conduct a deep diagnostic to understand the root causes of lackluster Etsy marketplace buyer and seller metrics, and why gross merchandise sales growth had stalled. While pandemic growth and the resulting 'reset' were certainly part of the equation, I determined that — while our value proposition remains strong and differentiated — we had not consistently translated that strength into a customer experience that met rising expectations.
So, in mid-2025, we developed four near-term priorities to address these issues — meant to do a better job:
•Showing up where shoppers discover — on and off Etsy;
•Matching shoppers with the right inventory through better machine learning;
•Retaining and rewarding our most valuable buyers and sellers; and
•Amplifying the human connection that sets Etsy apart.
In addition, we internally reorganized around customer outcomes, streamlined leadership, and invested in foundational improvements across machine learning, the Etsy App experience, marketing, and customer support.
Key areas of progress last year included:
•App strength: the Etsy app outperformed the broader marketplace, with stronger engagement and increasing share of GMS.
•Improved matching: new recommendation models enhanced relevance and discovery.
•Personalized engagement: we significantly expanded personalized email and push communications, driving deeper buyer engagement.
•Seller enablement: AI-powered tools helped our sellers to focus more of their energy on what only they can do — create unique items and connect with buyers — and improved support strengthened seller satisfaction.

“Over the past year, we have sharpened our focus and strengthened our foundation. By elevating the customer experience at the center of our strategy, we are positioned to return Etsy to durable growth — grounded in what makes this marketplace truly distinctive.”

As a result, full year Etsy marketplace GMS performance, while still in decline year-over-year, improved sequentially in each quarter of 2025, our multi-year growth trend line improved, and we are expecting a return to slight growth in 2026 — the first positive full year performance in 5 years. Customer metrics also moved in a healthier direction: active buyer count stabilized by year-end, GMS per active buyer improved each quarter, and seller retention strengthened throughout the year.
The Growth Opportunity Ahead
Etsy operates in the approximately $600 billion total addressable e-commerce market, yet our share remains less than 2%. Our opportunity is even larger — approximately $2 trillion — when including off-line retail.
At the heart of that opportunity is Etsy's distinct, human-centered model, grounded in differentiated merchandise, personal storytelling, and authentic relationships between buyers and sellers. This combination creates a competitive advantage that larger, mass platforms struggle to replicate. Our sellers choose Etsy because they value a marketplace that celebrates creativity and craftsmanship. Buyers come for distinct, meaningful products they cannot find elsewhere.
Yet even with this depth and differentiation, roughly half of our buyers purchase only once per year, and GMS per buyer was only about $121 in 2025. These metrics underscore the significant opportunity ahead: to deepen engagement, expand relevance, deepen loyalty, and meaningfully increase frequency and spend over time.
Further, we are at a meaningful point in commerce. Shopping behavior is evolving rapidly — across social platforms, mobile apps, and increasingly AI-driven discovery experiences. For the first time, advances in machine learning and generative AI give us the ability to deeply understand both our buyers and our inventory at scale — interpreting intent, context, and creativity in ways that can unlock far more personalized and inspiring experiences. In this context, our sellers' differentiated merchandise is more than a strategic asset — it is our edge. As technology makes it easier to surface what is most relevant and meaningful, Etsy’s depth, originality, and human stories become even more powerful. We believe this inflection enables us to deliver on our promise in ways that were previously out of reach — making Etsy feel less transactional and more like a marketplace curated just for you.

2026 Proxy Statement	5
All of this points to an exciting journey ahead — and why I am so confident that we can fully live up to our mission to "Keep Commerce Human."
Sharp Focus and Strong Execution as an Unlock
I have been part of two significant Etsy turnarounds: beginning in 2018 as Chief Product Officer, and more recently leading Depop. In both cases, success was not achieved through a single bold idea. It was sharp focus and strong execution — identifying what matters most to customers and delivering against it with discipline. That is the muscle we have been strengthening.
We have more work ahead to achieve sustained, durable growth. But we are grounded in what makes Etsy special and confident in the opportunity before us. I am grateful to our employees, our sellers, and our buyers who continue to build Etsy with us. And I am confident in the next chapter we are creating together.
Annual Meeting
Etsy, Inc.’s 2026 Annual Meeting of Stockholders will be held on Tuesday, June 9, 2026 at 9:00 a.m., Eastern Time. We continue to hold our Annual Meeting as a virtual meeting conducted exclusively online via webcast. Your vote matters to us. Whether you plan to participate in our Annual Meeting or not, please be sure to vote. Voting instructions can be found beginning on page 93 of the proxy statement.
In closing, I am grateful for the trust placed in me by our Board of Directors, and look forward to earning yours over time — through transparent communications, and improved performance.
With appreciation,
Kruti Patel Goyal
Chief Executive Officer & Director

6	2026 Proxy Statement

2026 Proxy Statement	7
Proxy Statement Summary
This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and we encourage you to read the entire proxy statement before voting. Unless the context otherwise requires, we use the terms “Etsy,” the “Company,” “we,” “us,” and “our” in this proxy statement to refer to Etsy, Inc. and, where appropriate, our consolidated subsidiaries.
About Etsy
Etsy operates two-sided online marketplaces that connect millions of creative entrepreneurs with buyers around the world.
The Etsy marketplace is the global destination for unique, creative goods from independent sellers, connecting artisans with thoughtful consumers seeking items that reflect their tastes and values. Founded in Brooklyn just over twenty years ago, the Etsy marketplace has generated nearly $90 billion in GMS since then. It is home to a universe of special, extraordinary items, from unique handcrafted pieces to vintage treasures — made, curated, sourced or designed by real people. Our strategy centers on strengthening our “Right to Win” — four qualities of our marketplace which we believe are core to our efforts to gain sustainable competitive advantages: our sellers’ unique items, best-in-class search and discovery, authentic human connections, and a trusted brand that inspires confidence and loyalty.
We also operate Depop Limited (“Depop”), a leading fashion resale marketplace. On February 15, 2026, Etsy and eBay Inc. (“eBay”) entered into a Sale and Purchase Agreement (the “Purchase Agreement”) for eBay to purchase Depop, for $1.2 billion in cash, subject to certain adjustments as set forth in the Purchase Agreement.
“Keep Commerce Human” reflects our belief that creativity and connection set us apart in an increasingly automated world. We see lasting value in businesses that balance people, planet, and profit, and we strive to align our growth strategy with this principle—using our platform to foster entrepreneurship and sustainable economic impact. We believe the scale and reach of our marketplaces reflect the resonance of this approach.
We are a global company, and our vibrant community includes people buying or selling in nearly every country in the world. Collectively, the Etsy and Depop marketplaces connected a total of 8.8 million active sellers to 93.5 million active buyers as of December 31, 2025. For more information on our strategy and our consolidated financial results, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Form 10-K”).
2025 Consolidated Financial Overview(1)
In 2025, we continued to deliver year-over-year revenue growth and maintained disciplined profitability while navigating a persistently dynamic macroeconomic environment, including ongoing pressure on consumer discretionary spending and evolving buyer behavior. While full-year consolidated GMS of $11,916.9 million was modestly down, excluding Reverb from the prior-year period, we saw slight year-over-year GMS growth in the second half of the year and improvements in key engagement metrics as we focus on long-term sustainable growth.
•Revenue increased by 2.7% year-over-year to a total of $2.9 billion, up from $2.8 billion in 2024, driven primarily by improvements to our Etsy Ads product.
•Net income decreased 46.3% to $163.0 million from $303.3 million in 2024, primarily reflecting a non-recurring Reverb asset impairment charge and a loss on sale. Net income margin was 5.7%, compared to 10.8% in 2024.
•Adjusted EBITDA decreased 6.0% year-over-year to $734.5 million, down from $781.5 million in 2024. Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 25.5%, compared to 27.8% in 2024. See “Non-GAAP Financial Measures” in this proxy statement for more information regarding our use of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
1On June 2, 2025, Etsy completed the sale of Reverb Holdings, Inc. ("Reverb"), a musical instrument marketplace. The financial results of Reverb are included in all financial and other metrics discussed in this report, unless otherwise noted, until June 2, 2025.

8	2026 Proxy Statement
Our Impact Strategy and Highlights
Our Impact strategy focuses on areas where we believe Etsy can most effectively advance positive environmental and social outcomes while supporting our long-term business objectives. This strategy and the goals that flow from it are assessed annually to help ensure they remain grounded in our brand, responsive to stakeholder interests, and directed towards societal issues shaping the future. We rely on four levers to operationalize our strategy:
•Business Integration: Responsibility and accountability for implementing our Impact strategy is shared across our company.
•Marketplace Integration: We integrate our Impact ambitions into the design and operation of our marketplace. By helping sellers and buyers better understand their individual and collective impact, we aim to support more informed decisions and foster more sustainable practices. We also remain mindful of using marketing data and marketing imagery in responsible and ethical ways.
•Public Policy: We engage with policymakers to advance our commitments to economic empowerment for creative entrepreneurs, equitable access to the digital economy, and ecological sustainability.
•Values-Aligned Investment: We direct resources toward initiatives that strengthen the communities we are part of.
We use our required filings with the Securities and Exchange Commission (“SEC”), as well as our Investor Relations website and Etsy News blog, as our primary communications channels for information relating to our Impact strategy and progress. You can find our Taskforce on Climate Related Financial Disclosures and our Sustainable Accounting and Standards Board disclosure table in the '2025 Etsy, Inc. Climate Index' on our Investor Relations website at investors.etsy.com under “Governance & Impact Reporting - ESG Reporting and Resources.”

Met our 2025 office energy and computing intensity targets of a 25% reduction from their 2016 baselines	Since 2020, reduced quantified* absolute Scope 1 and 2 greenhouse gas emissions by 21%	Since 2020, reduced quantified* Scope 3 greenhouse gas emissions intensity (metric tonnes of CO2e per million dollars of gross profit) by 45%

Made approximately $3.4M in philanthropic donations in 2025	Supported nearly 7,690 entrepreneurs through the Etsy Uplift Fund in 2025	Sourced 100% renewable energy for quantified office and remote working electricity usage in 2025

*For additional details about how we quantify emissions, see our GHG inventory and related notes, including assured emissions categories, on page 11 of our Form 10-K.
Culture and Engagement
We strive to attract, develop, and retain talented people who are deeply connected to our overall corporate mission to “Keep Commerce Human.”
Etsy’s mission requires us to serve a community of buyers and sellers that is extraordinarily diverse. We believe teams with diverse viewpoints and backgrounds are better able to deliver the creativity and innovation necessary to serve our global community, and as a result we broadly seek to increase the range of backgrounds and perspectives in our workforce. These efforts encompass outreach and recruiting practices, which are designed to help attract the broadest and most talent-rich pool of employee applicants possible. In all cases, we make individual employment decisions – whether it’s a decision to hire, to promote, to discipline, or to discharge – on the basis of merit.
Etsy offers competitive compensation, comprehensive package of benefits, budget for skills development across our organization, tailored mentorship opportunities, and has several Employee Resource Groups that aim to support employees. Through investments in engagement, professional development, well-being, and creating environments where diverse ideas can thrive, we foster collaboration across distributed teams and cultivate a culture that, we believe, empowers employees to drive lasting business impact. For more information on our work to foster engaged and impactful teams and related workforce metrics, please see our Form 10-K at pages 14-16.

2026 Proxy Statement	9
Voting Roadmap

PROPOSAL 1 Election of Directors
At our Annual Meeting, three Class II directors are standing for election, each for a three-year term. Our Board of Directors (our "Board") has nominated M. Michele Burns, Josh Silverman, and Fred Wilson for election as Class II directors at our Annual Meeting.

Our Board recommends a vote FOR each nominee for director.
See page 10

PROPOSAL 2 Advisory Vote on Named Executive Officer Compensation
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers (our "NEOs"). This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and our executive compensation philosophy, objectives, and program, as described in this proxy statement.

Our Board recommends a vote FOR this proposal.
See page 38

PROPOSAL 3 Ratification of the Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 and recommends that stockholders vote to ratify the appointment. PricewaterhouseCoopers LLP has audited our consolidated financial statements since 2012.

Our Board recommends a vote FOR this proposal.
See page 76

PROPOSAL 4 Approve an Amendment to our 2024 Equity Incentive Plan
Our Board has adopted an amendment to our 2024 Equity Incentive Plan to increase the number of shares of our common stock available for issuance and recommends that stockholders vote to approve the amendment.

Our Board recommends a vote FOR this proposal.
See page 79

PROPOSAL 5 Stockholder Proposal to Govern by Majority Vote
We received a stockholder proposal from John Chevedden requesting governance by majority vote. At our 2025 Annual Meeting of Stockholders, our stockholders approved an amendment to our Charter to replace our supermajority voting requirements with majority voting standards.

Our Board recommends a vote AGAINST this proposal.
See page 88

10	2026 Proxy Statement

  PROPOSAL 1
Election of Directors
In accordance with our amended and restated certificate of incorporation, our Board, which currently has 11 members, is divided into three staggered classes of directors. Our Board has nominated M. Michele Burns, Josh Silverman, and Fred Wilson for re-election as Class II directors at the 2026 Annual Meeting, each for a three-year term. Ms. Burns and Mr. Wilson are independent, and each nominee has consented to serve as director, if elected. As previously disclosed, Mr. Silverman resigned as Chief Executive Officer, effective December 31, 2025, and is currently expected to serve as Executive Chair through December 31, 2026, followed by a continued role as non-executive Board member and Senior Advisor until April 1, 2027, unless earlier terminated by Etsy or Mr. Silverman. We otherwise have no reason to believe that any nominee will be unable or unwilling to serve as director. If a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if our Board names one, or the Board may reduce its size.
As directors serve until their successors have been elected and qualified or until they resign, die, or are removed, any incumbent director who fails to receive the required number of votes for re-election shall submit his or her resignation for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee's recommendation as it deems appropriate. Promptly following the Board's decision, Etsy will disclose that decision and an explanation of the decision in a filing with the Securities and Exchange Commission or a press release.
If elected at our Annual Meeting, and except as described above, the nominees will serve until our 2029 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board. Information about the nominees and each director whose term is continuing after our Annual Meeting is provided on the following pages.

Our Board recommends a vote “FOR” each director nominee named above.

2026 Proxy Statement	11
Etsy's Board
The following table provides summary information about our nominees and continuing directors. See pages 14-19 for more information.

C. Andrew Ballard Age: 53 Director Since: 2021 Class: I Committees: Compensation	Marla Blow Age: 55 Director Since: 2021 Class: III Committees: Risk Oversight (Chair)	Gary S. Briggs Age: 63 Director Since: 2018 Class: III Committees: Risk Oversight	M. Michele Burns Age: 68 Director Since: 2014 Class: II Committees: Audit; Nominating and Corporate Governance

Kruti Patel Goyal Age: 49 Director Since: 2026 Class: I Committees: None	Melissa Reiff Age: 71 Director Since: 2015 Class: III Committees: Compensation (Chair)	David S. Rosenblatt Age: 58 Director Since: 2025 Class: III Committees: Compensation	Josh Silverman Executive Chair Age: 57 Director Since: 2016 Class: II Committees: None

Margaret M. Smyth Age: 62 Director Since: 2016 Class: I Committees: Audit (Chair); Risk Oversight	Marc Steinberg Age: 36 Director Since: 2024 Class: I Committees: Audit	Fred Wilson Lead Independent Director Age: 64 Director Since: 2007 Class: II Committees: Audit; Nominating and Corporate Governance (Chair)

12	2026 Proxy Statement
Director Skills and Experience Matrix
All of our directors bring leadership, corporate governance, and finance, accounting, or financial reporting oversight experience to our boardroom. In addition, our directors complete a detailed skills and experience self-assessment. The following chart summarizes other areas important to the oversight of Etsy's business where, based on those self-assessments, our directors have substantial knowledge and experience.

	Andrew Ballard	Marla Blow	Gary Briggs	Michele Burns	Kruti Patel Goyal	Melissa Reiff	David Rosenblatt	Josh Silverman	Margaret Smyth	Marc Steinberg	Fred Wilson

Technology, e-commerce and digital media

Brand strategy, marketing, or merchandising

Global commerce or international business

AI/Machine Learning

Human resources or talent

Impact

Strategic transactions

Payments processing

Risk management

Information security/ cybersecurity

Data analytics

Other current public company board service

2026 Proxy Statement	13
Board Skills Descriptions:

Technology, e-commerce, and digital media	Brand strategy, marketing, or merchandising	Global commerce or international business

Contributes to our understanding of how business and technology can strengthen our communities and empower people and entrepreneurship while Keeping Commerce Human.	Provides awareness of approaches that effectively communicate the story and value of our brand and our mission.
Contributes to an understanding of how our two-sided online marketplaces connect millions of passionate and creative buyers and sellers around the world and the infrastructure needed to support our global operations.

AI/Machine Learning	Human resources or talent	Impact

Contributes to our understanding of the development, deployment, or strategic oversight of AI technologies, including ethical governance and risk management.	Enhances oversight of Etsy’s key human resources strategies and programs through understanding of how we manage and develop our workforce and foster an inclusive environment.	Contributes to an understanding of areas where we believe Etsy can most effectively advance positive environmental and social outcomes while supporting our long-term business objectives.

Strategic transactions	Payments processing	Risk management

Provides awareness of how strategic transactions, including acquisitions, divestitures, and capital market transactions, could impact our business and/or inflect our market opportunity.
Enhances our understanding of the complex landscape of evolving laws, regulations, rules, and standards governing payments processing, as well as the direct and third-party processor operational and compliance risks.
Enhances Board oversight of management’s risk management processes.

Information security/cybersecurity	Data analytics	Other current public company board service

Enhances oversight of information security, cyber readiness, and data privacy protection and risks associated with cybersecurity matters.	Provides understanding of how scalable data analytics and machine learning can be used to enhance the performance of our platform and improve our buyers’ and sellers’ experiences.	Contributes to practical understanding of organizations, processes, governance, and oversight of strategy, risk management, and growth.

14	2026 Proxy Statement
Director Nominees and Continuing Directors
Nominees for Election to a Three-Year Term Expiring at the 2029 Annual Meeting of Stockholders

M. Michele Burns
Key Qualifications
M. Michele Burns brings to our Board her expertise in corporate finance, accounting, governance, and strategy. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company Chief Financial Officer and director.
Professional Experience
•Advisory Board at Stanford Center on Longevity at Stanford University since October 2019 and Center Fellow and Strategic Advisor from 2012 to October 2019
•Chief Executive Officer of Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from 2011 to 2014
•Chairman and Chief Executive Officer of Mercer LLC, a human resources consulting firm, from 2006 to 2011
•Prior to that: Chief Financial Officer of Marsh and McLennan Companies, Inc., Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, Chief Financial Officer of Delta Air Lines, Inc., and various positions at Arthur Andersen, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice
Other Public Company Directorships
•Anheuser-Busch InBev SA (since 2016)
•Circle Internet Group, Inc. (since 2013; publicly traded since August 2025)
•Goldman Sachs Group, Inc. (since 2011)
•Cisco Systems, Inc. (2003 to 2023)
•Walmart, Inc. (2003 to 2013)

INDEPENDENT Audit Committee Nominating and Corporate Governance Committee Age: 68 Director since: 2014

2026 Proxy Statement	15

Josh Silverman
Key Qualifications
Josh Silverman brings to our Board his deep familiarity with our business through his tenure as our former Chief Executive Officer, and his significant executive, operational, strategic, payments, data, and marketing experience. He also brings expertise in scaling and leading online marketplaces and technology companies.
Professional Experience
•Executive Chair of Etsy since January 2026
•Chief Executive Officer of Etsy from May 2017 to December 2025, and President of Etsy from May 2017 to December 2024
•Senior Operating Advisor at Hellman & Friedman, a private equity firm, in 2017
•Executive in Residence at Greylock Partners, a venture capital firm, in 2016
•President of Consumer Products and Services of American Express Company from 2011 to 2015
•Prior to that: Chief Executive Officer of Skype from 2008 to 2010; Chief Executive Officer of Shopping.com, an eBay company, from 2006 to 2008; and, prior to that, served in various executive roles at eBay
•Co-Founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001
Other Public Company Directorships
•Instacart (Maplebear, Inc.) (since 2025)
•Shake Shack Inc. (2016 to May 2026)

Executive Chair Age: 57 Director since: 2016

Fred Wilson
Key Qualifications
Fred Wilson brings to our Board his extensive experience with technology and social media companies, as well as his deep understanding of our business and operations through his tenure on our Board and as one of our early investors. Fred has significant experience in corporate governance, technology company strategy, and scaling businesses in growth. He is also a well-known thought leader on technology, venture capital, and management matters.
Professional Experience
•Founder and Partner of Union Square Ventures, a venture capital firm, since 2003
•Chair of our Board from May 2017 to December 2025, having served as our Lead Independent Director from 2014 to 2017 and since January 2026
•Prior to that: Venture capitalist for over 30 years
Other Public Company Directorships
•Coinbase Global, Inc. (since January 2017; publicly traded since April 2021)
Other Information
•Director of various private companies in connection with his role at Union Square Ventures and in a personal capacity

INDEPENDENT Lead Independent Director Audit Committee Nominating and Corporate Governance Committee (Chair) Age: 64 Director since: 2007

16	2026 Proxy Statement
Directors Continuing in Office

C. Andrew Ballard
Key Qualifications
C. Andrew Ballard brings to our Board his executive and leadership experience across the technology, marketing, data analytics, media, and finance industries, as well as his strategic business and acquisition experience as a director of, and investor in, businesses in all stages of growth.
Professional Experience
•Founder and Managing Partner of Figtree Partners, an investment firm focused on software and technology, since 2012
•Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a software and data company focused on brands and retailers, from 2012 to 2025
•Senior Advisor at Hellman & Friedman LLC, a private equity firm, from 2012 to 2019, and Managing Director, from 2006 to 2012
•Prior to that: various positions at Bain Capital, LLC and Bain & Company, Inc.
Other Public Company Directorships
•Domino’s Pizza, Inc. (2015 to November 2025)
Other Information
•Director of private companies, including CrossFit, Bleeker Street, Datacor, Inc., and Zignal Labs

INDEPENDENT Compensation Committee Age: 53 Director since: 2021

Marla Blow
Key Qualifications
Marla Blow brings to our Board her significant experience with payments and financial services, her experience as a regulator, and her expertise in platforms that support small business. In addition, she has advocated for creative entrepreneurship as a path to economic empowerment, and brings experience as a purpose-driven leader in both the private and public sectors.
Professional Experience
•Chief Executive Officer of Skoll Foundation, which invests in and supports social entrepreneurs, where she leads Skoll’s program work, grants, investments, and financial management, since June 2025, and President and Chief Operating Officer from April 2021 to May 2025
•Senior Vice President for Social Impact in North America of Mastercard Center for Inclusive Growth from October 2019 to March 2021
•Founder and Chief Executive Officer of FS Card Inc., a subprime credit card venture, from 2014 to January 2019 (sold to a strategic acquirer); and a Partner in Fenway Summer LLC, a consumer finance investment and venture capital firm that incubated FS Card
•Prior to that: Assistant Director of Card and Payments Markets Group at the Consumer Financial Protection Bureau, and various positions in the credit card business at Capital One
Other Information
•Director of Square Financial Services, an independent banking subsidiary of Block Inc., formerly known as Square, Inc., and Betterment, Inc.

INDEPENDENT Risk Oversight Committee (Chair) Age: 55 Director since: 2021

2026 Proxy Statement	17

Gary S. Briggs
Key Qualifications
Gary S. Briggs brings to our Board his significant brand strategy and marketing expertise, as well as his executive and leadership experience at technology and e-commerce companies.
Professional Experience
•Senior Advisor for Marketing at OpenAI since June 2025
•Senior Advisor for Paid Media at Biden for President, from April 2024 to July 2024, and Harris for President from July 2024 to November 2024
•Chairman of Hawkfish, LLC, a political data and technology-based digital marketing company, from September 2019 to May 2021
•Vice President and Chief Marketing Officer of Facebook, Inc. (now known as Meta Platforms, Inc.), a social media company, from 2013 to November 2018
•Prior to that: various marketing roles at Google, Inc., eBay Inc., PayPal, Inc., IBM Corp., and PepsiCo
Other Public Company Directorships
•Petco Health & Wellness Company Inc. (since 2018)
•Afterpay Limited (January 2020 to March 2022) (acquired by Block, Inc., formerly Square, Inc.)
Other Information
•Director of private companies Combe, Inc., Omaze, Inc., and Simplisafe, and director at not-for-profit Committee to Protect Journalists

INDEPENDENT Risk Oversight Committee Age: 63 Director since: 2018

Kruti Patel Goyal
Key Qualifications
Kruti Patel Goyal brings to our Board deep institutional knowledge gained through her role as our President and Chief Executive Officer, our former Chief Growth Officer and our former Chief Executive Officer of our Depop subsidiary, and her tenure in various leadership roles at Etsy. She has significant executive, operational, and strategic expertise, as well as a background in product development, marketing, trust and safety, and strategy.
Professional Experience
•Chief Executive Officer of Etsy since January 2026, and President since January 2025
•Chief Growth Officer of Etsy from January 2025 to December 2025
•Chief Executive Officer of our Depop subsidiary from September 2022 to March 2025
•Chief Product Officer of Etsy from October 2019 to July 2022
•Prior to that: Ms. Patel Goyal held several senior leadership roles at Etsy, including Senior Vice President, Product, General Manager of Seller Services, leading our Business & Corporate Development function, leading our International team, and leading our Marketplace Integrity and Trust & Safety teams. Before joining Etsy in 2011, Ms. Patel Goyal held roles at Viacom, (RED), General Atlantic Partners, and Morgan Stanley.

President and Chief Executive Officer Age: 49 Director since: 2026

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Melissa Reiff
Key Qualifications
Melissa Reiff brings to our Board her significant operational experience, her expertise in retail, marketing, and merchandising, and her knowledge of executive compensation and talent management. She also brings experience as a Chief Executive Officer and as a director of public companies.
Professional Experience
•Chief Executive Officer of The Container Store Group, Inc., a storage and organization specialty retailer, from 2016 until her retirement in February 2021
•President and Chief Operating Officer of The Container Store Group, Inc., from 2013 to 2016, having served as President from 2006 to 2013
Other Public Company Directorships
•Cricut, Inc. (since March 2021)
•The Container Store Group, Inc. (2007 to September 2021)

INDEPENDENT Compensation Committee (Chair) Age: 71 Director since: 2015

David S. Rosenblatt
Key Qualifications
David S. Rosenblatt brings to our Board his extensive experience in the digital marketplace, online advertising and digital marketing technology and services industries, as well as his significant executive and leadership experience, including as a public company Chief Executive Officer and director.
Professional Experience
•Chief Executive Officer and member of the board of 1stDibs.com, Inc., an online marketplace for design, including furniture, art, jewelry, and fashion, since 2011
•President of Global Display Advertising of Google, Inc. (now known as Alphabet Inc.), a multinational technology company, from 2008 to 2009
•Prior to that: several executive positions at DoubleClick, a digital marketing technology and services company acquired by Google in 2008, including Chief Executive Officer from 2005 to 2008 and President from 2000 to 2005, after joining as part of its initial management team in 1997
Other Public Company Directorships
•1stDibs.com, Inc. (since 2021)
•IAC Holdings, Inc. (since 2008)
•Twitter (now known as X Corp.) (2010 to October 2022)
•Farfetch (2017 to 2023)
•GSI Commerce (2010 to 2011)

INDEPENDENT Compensation Committee Age: 58 Director since: 2025

2026 Proxy Statement	19

Margaret M. Smyth
Key Qualifications
Margaret M. Smyth brings to our Board her expertise in public company finance, accounting, strategic planning, and risk management. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies. Ms. Smyth also has experience in advancing sustainability accounting practices, holds SASB's FSA Credential, and holds a Certificate in Cyber-Risk Oversight from Carnegie Mellon University and the NACD, a Certificate from the NYU Law – Nasdaq Center for Board Excellence Cyber Scholar Program, and a Fundamentals of ESG Certificate from the AICPA. She is a member of the Nasdaq Center for Board Excellence Advisory Council and a member of the Wall Street Journal Board of Directors Council.
Professional Experience
•Senior Advisor to the Transaction Advisory Group and Corporate Transactions Group at Alvarez & Marsal, a global consulting firm, since January 2026
•Partner at Global Infrastructure, QIC, a global infrastructure investor focused on ESG-themed investments in energy and the energy transition, transport, and social/public/private partnership sectors, from July 2021 to December 2025
•U.S. Chief Financial Officer of National Grid plc, a multinational energy company, from 2014 to June 2021
•Vice President of Finance of ConEdison, Inc. from 2012 to 2014
•Prior to that: senior financial roles at United Technologies and 3M; Senior Managing Partner at Deloitte & Touche and Arthur Andersen
Other Public Company Directorships
•Lilium N.V. (September 2021 to December 2024)
•Frontier Communications Parent, Inc. (June 2021 to January 2026)
•Remitly Global, Inc. (since May 2021)
Investment Company Directorship
•Mutual of America Financial Group (two funds) (since 2005)

INDEPENDENT Audit Committee (Chair) Risk Oversight Committee Age: 62 Director since: 2016

Marc Steinberg
Key Qualifications
Marc Steinberg brings to our Board his experience as an investor having responsibility for public and private equity investments across a broad range of industries and as a board member in the technology, media, and telecommunications sectors.
Professional Experience
•Partner at Elliott Investment Management, L.P., an investment management firm, since January 2024, and various other roles at Elliott Investment Management, L.P. from 2015 to January 2024
•Prior to that: Centerview Partners (2012 to 2015)
Other Public Company Directorships
•Honeywell International Inc. (since May 2025)
•Pinterest, Inc. (since December 2022)
Other Information
•Director of various private companies including Nielsen Holdings, plc and Syneos Health

INDEPENDENT Audit Committee Age: 36 Director since: 2024

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Corporate Governance
Key Features of our Corporate Governance
We believe Etsy is a unique company and, because of that, our Board's philosophy is that effective corporate governance should not be a one-size-fits-all solution. Our governance strategy has continued to evolve as Etsy has matured as a public company. Below are select recent governance updates, many of which have been made in response to feedback from our long-term stockholders, as well as the key features of our corporate governance program:

Board Structure & Independence	Corporate Governance Practices

•Lead Independent Director
•Board comprised of sophisticated and fully engaged directors with different areas of relevant expertise
•Independent Board, except our Executive Chair and CEO
•Independent Committee members
•Distribution of director tenures, resulting in a Board with both institutional and fresh perspectives
•Notice required before accepting an invitation to serve on additional for-profit boards

•Overboarding policy applicable to directors
•Strong commitment to diversity of all types in Board composition
•Stock ownership guidelines for directors and executive officers
•Clawback policy
•Policy of no pledging or hedging of Etsy shares for current employees and directors
•Robust code of conduct applicable to directors, officers, and employees
•Regular executive sessions of independent and non-management directors

Board Oversight	Stockholder Rights and Engagement

•Active Board risk management oversight
•Risk Oversight Committee assists our Board with oversight of Etsy's management of risk exposures, as well as management's processes for effectively monitoring and mitigating risk
•Annual Board and Committee self-evaluations overseen by our Nominating and Corporate Governance Committee
•Periodic reviews of our corporate governance structure
•Rigorous CEO evaluation process, and independent director oversight of executive succession planning

•Majority voting standard for corporate action requiring stockholder approval.
•Majority voting standard for director elections.
•Any nominee for director who receives more votes against than for in an uncontested election to must offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and our Board.
•Active, year-round stockholder engagement program
•Proxy access bylaw allows stockholders to nominate and include directors in our proxy materials

As described on the following pages, we maintain a stockholder engagement program that helps to inform our corporate governance practices. Feedback from our stockholders is shared with our Nominating and Corporate Governance Committee, which reports to our full Board of Directors on recommendations regarding our Corporate Governance.

2026 Proxy Statement	21
Stockholder Engagement
Etsy executives maintain active, year-round stockholder engagement schedules as part of ongoing investor relations activities, meeting with the portfolio management teams of existing and potential stockholders around the world. In 2025, we met with 259 investment management firms, representing stockholders with over 70% of our outstanding common stock as of December 31, 2025.
Since 2018 and as part of our ongoing engagement schedule, we have also conducted focused, proactive outreach to offer stockholders the opportunity to specifically discuss corporate governance, environmental, social, and executive compensation issues, resulting in valuable feedback to inform our Board's discussions of such practices. Following our 2025 Annual Meeting, as part of our off-season stockholder engagement efforts, we reached out to stockholders representing more than 80% of our outstanding common stock and held discussions with all who were receptive to engagement.
The following illustrates our year-round engagement program:

Year-Round Investor Engagement

Our management team maintains regular contact with our investors, including through quarterly earnings calls, individual meetings, and other communication channels, to hear questions and feedback. In April of each year, we publish our proxy statement.

Annual Meeting
•We hold our Annual Meeting of Stockholders, typically in June.
•We conduct in season engagement following the filing of our proxy statement and before our Annual Meeting of Stockholders.
•We receive and summarize feedback from our Annual Meeting.
•We identify any potential areas of concern and continue to monitor governance trends and the needs of our business and stockholders.

Off-Season
•We conduct our off-season stockholder engagement outreach on our executive compensation and environmental, social, and corporate governance practices.
•With feedback in mind, we review and, if deemed advisable, update our corporate governance documents, policies, and procedures and plan for the upcoming reporting season.
•We review our Impact strategy and progress. We publish our Form 10-K.

Our management team has principal responsibility for investor relations, and their efforts are overseen by our Audit Committee. Our other Committees and our Board are informed of, and if related to their areas of oversight, involved with our engagement efforts with stockholders on governance and executive compensation-related matters. We believe our multi-faceted engagement program provides our stockholders with an effective channel for two-way dialogue with both our Board and management.
Key Themes Discussed with Stockholders
The following sections highlight the key messages shared during the conversations we had as part of our stockholder outreach program and the feedback we received since our last Annual Meeting, as well as what actions we have taken or expect to take in response to this feedback.

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Corporate Governance
•Etsy is a unique company and, because of that, our Board’s philosophy is that effective corporate governance should not be a one-size-fits-all solution.
•We have an active, engaged, and diverse Board with a balance of fresh perspectives and longer-tenured directors. Our Board has continued to demonstrate its willingness to make difficult decisions, act, and protect long-term stockholder value.
•Etsy’s governance structure includes certain anti-takeover provisions. We do not maintain these provisions lightly. We regularly discuss these provisions with our stockholders, and we believe that certain of these protections are crucial to Etsy's success as a relatively young public company that has goals and impact priorities designed to be realized over the next several years. While our Board is judicious about dismantling these protections, we continue to evolve our governance strategy over time as Etsy matures as a public company. Our Board continues to monitor these sentiments and reviews our governance structure at least annually.
•  As a result of that review, and following approval by our stockholders, in 2025 we amended our certificate of incorporation to remove the supermajority voting requirements and replaced them with majority vote provisions.
•With respect to our classified board structure, our Board continues to believe that a classified board structure is in Etsy's best interest. This structure helps ensure that, at any given time, a majority of the directors have deep knowledge of Etsy and a firm understanding of our business and allows for the continuity and stability of our Board, promoting the long-term interests of Etsy and our stockholders.
•  Investors additionally expressed interest in our leadership transition, succession planning, and company strategy, as well as interest in the composition of our current Executive Team and how talent and learnings have been shared across Etsy and Depop.

Executive Compensation
•We take stockholder feedback seriously, and our Compensation Committee, as well as our entire Board, considers the results of our annual advisory vote on NEO compensation. Last year, our stockholders approved our 2025 say-on-pay proposal with approximately 88% of the votes cast supporting the proposal, indicating strong support for our NEO compensation program.
•In our off-season stockholder engagement outreach following our 2025 Annual Meeting, investors continued to voice support for changes to our executive compensation program following the 2024 say-on-pay vote.
•Beginning in 2023, we increased investment in share repurchases beyond the amount required to offset the dilution created by the equity we grant to our employees as a form of compensation, and expect to continue to seek opportunities to do so as conditions warrant.
•For 2025, in response to stockholder feedback, we continued to carefully manage our stock-based compensation expense and shares available for issuance under our 2024 Equity Incentive Plan. We continue to offer long-term cash awards for our employees below the vice president level in an effort to balance our goals of retaining our employees and aligning their interests with those of our stockholders.
•Our Compensation Committee remains focused on aligning executive compensation with performance, retention, and long-term stockholder value creation when making compensation decisions for our Executive Team.

2026 Proxy Statement	23

Impact
•Our Impact strategy focuses on areas where we believe Etsy can most effectively advance positive environmental and social outcomes while supporting our long-term business objectives.
•In response to stockholder feedback, we continue to publish Etsy's consolidated EEO-1 report on our Investor Relations website.
•We report on our Impact strategy, goals, and progress as part of our Form 10-K at pages 9-17, which includes reporting on our environmental goals, including net zero, sustainable operations, and marketplace sustainability; our efforts to ensure equal access to employment, engagement, and development; and our workforce metrics.

2026 Engagement Program

We are continuing our stockholder engagement program under our Board’s oversight in 2026 as we strive to further enhance and deepen our relationship with our stockholders with respect to these topics and other areas of interest to our stockholders.

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Board Structure
Board Leadership Structure
Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to separate or combine the roles of the CEO and Chair when and if it believes it is advisable and in the best interest of Etsy stockholders to do so.
On October 29, 2025, we announced a leadership transition. Ms. Patel Goyal was appointed Chief Executive Officer and President and to Etsy's Board, effective January 1, 2026. This appointment followed thoughtfully considered succession planning and Mr. Silverman 's decision to step down as Chief Executive Officer and transition to the role of Executive Chair of the Board, effective December 31, 2025. Mr. Silverman is expected to serve as Executive Chair through December 31, 2026.
In connection with our leadership transition, on December 18, 2025, we announced the appointment of Fred Wilson as Etsy’s Lead Independent Director, effective January 1, 2026. Our Board believes the combination of an Executive Chair and a Lead Independent Director is in the best interests of our stockholders at this time and supports effective risk oversight. Mr. Wilson served as our non-executive Chair from May 2017 to December 2025 and previously served as lead independent director from 2014 to 2017. Mr. Wilson has overseen two leadership transitions at Etsy and brings deep experience, strong independent judgment, and a long history of thoughtful stewardship. In accordance with our Corporate Governance Guidelines, the Lead Independent Director's duties include presiding at all meetings of the independent directors and any meeting of the Board at which the Chair is not present, including executive sessions for independent directors, serving as liaison between the independent directors and the Chair and the CEO, and communicating feedback from executive sessions to the CEO and the Chair. Our Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
Director Independence
Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman and Kruti Patel Goyal, all current directors and director nominees are independent in accordance with the listing standards of the New York Stock Exchange ("NYSE") and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our Executive Chair and former CEO and Kruti Patel Goyal is not considered independent because she is currently our CEO. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.
Our Board also has determined that each member of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Oversight Committee is independent and that each Audit Committee and Compensation Committee member meets the heightened NYSE and SEC independence requirements applicable to each such Committee.
Board Composition
Etsy’s mission to “Keep Commerce Human” requires us to serve a community of buyers and sellers that is extraordinarily diverse. As a result, we have long valued diversity of all types on our Board. Our directors have a breadth of experience across industries and disciplines and a range of tenures, as well as a broad variety of backgrounds, including differences of viewpoint, age, skill, gender, race, ethnicity, and disability status.
Identifying and Evaluating Nominees
Pursuant to Policies and Procedures for Director Candidates, when searching for new directors, our Nominating and Corporate Governance Committee makes reasonable efforts to seek out qualified diverse candidates for the pool from which Board nominees are chosen, and to include in the initial list of candidates at least two qualified candidates with diversity of race, ethnicity, or gender. When identifying and evaluating director nominees, including current members of our Board who are eligible for re-election, our Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on our Board and may consider the following:
•the current size and composition of our Board and the needs of our Board and our Committees;
•high integrity and adherence to Etsy values;

2026 Proxy Statement	25
•qualities such as character, judgment, independence, relationships, experience, length of service, and the like;
•commitment to enhancing long-term stockholder value;
•diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, ethnicity, and other individual characteristics;
•financial literacy or financial expertise or other requirements as may be required by applicable rules;
•sufficiency of time to carry out their Board and Committee duties;
•the range of expertise and experience of our Board, including at the policy-making level, in business, government, technology, or other areas relevant to our business; and
•other factors, including conflicts of interest or competitive issues.
Our Board makes all director selection decisions based on legitimate business criteria and does not discriminate on the basis of any legally protected characteristic. Additionally, we maintain an "overboarding" policy which provides that no director may serve on more than four public company boards, and directors who serve as executive officers or in equivalent positions at public companies may not serve on more than two public company boards, inclusive of their service on Etsy's board, without approval from our Board. Our Nominating and Corporate Governance Committee considers our directors' service on other public company boards as well as their other time commitments when identifying and evaluating nominees.
Stockholder Recommendations
Our Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with the procedures described below. Stockholder recommendations for candidates to our Board must be received in writing within the time frame specified in our bylaws and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our Chief Legal Officer and Corporate Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.
Our Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above and may require the candidate to complete a questionnaire regarding his or her background, interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper. For information on stockholder nominations, see "Additional Information — Stockholder Proposals and Nominations."
Board Committees
Our Board has standing Audit, Compensation, Nominating and Corporate Governance, and Risk Oversight Committees. Members of these Committees serve until their resignation or until otherwise determined by our Board. Our Committee charters, Corporate Governance Guidelines, and Code of Conduct are available on our Investor Relations website investors.etsy.com under “Governance & Impact Reporting - Corporate Governance - Governance Documents.” The composition of each Committee as of April 1, 2026 is described below.

Director	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Oversight Committee
C. Andrew Ballard	Yes
Marla Blow	Yes
Gary S. Briggs	Yes
M. Michele Burns	Yes
Kruti Patel Goyal	No
Melissa Reiff	Yes
David Rosenblatt	Yes
Josh Silverman	No
Margaret M. Smyth	Yes
Marc Steinberg	Yes
Fred Wilson	Yes

Chair	Member	Financial Expert

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Audit Committee
As described in more detail in its charter, among other responsibilities, our Audit Committee:
•Appoints and oversees our independent registered public accounting firm; evaluates its qualifications, independence, and performance; pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit services, and establishes policies for our hiring of the firm's current or former employees;
•Reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters, including any non-GAAP financial measures;
•Periodically reports to the Board regarding any issues that arise with respect to the quality and integrity of our financial statements and our compliance with legal or other regulatory requirements;
•Oversees our internal audit function, which reviews and reports on our business processes and controls, and the design and implementation of our products and technology and information systems; reviews and approves the proposed risk-based internal audit plan; reviews the performance of our internal audit function and the senior officers responsible for it; and, as needed, meets with the Head of Internal Audit in executive session;
•Oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;
•Reviews and oversees related person transactions; and
•Oversees the management of risks associated with financial reporting, accounting, and auditing matters, taxes, investments, cash management, and foreign exchange management.
Each member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that each of Ms. Smyth and Ms. Burns have accounting and related financial management expertise and qualify as audit committee financial experts, as that term is defined by SEC rules.

Margaret M. Smyth Chair Members: M. Michele Burns Marc Steinberg Fred Wilson 2025 Meetings: 5

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Compensation Committee
As described in more detail in its charter, among other responsibilities, our Compensation Committee:
•Oversees and annually reviews our compensation philosophy and strategy, and reviews peer group and select compensation data as part of evaluating our compensation competitiveness;
•Establishes goals and objectives relevant to compensation for the CEO and the Executive Chair, and, in consultation with the CEO, for other senior officers; evaluates the performance of the CEO and Executive Chair, and, in consultation with the CEO, of other senior officers against those goals and objectives;
•Reviews and approves the form and amount of compensation to be paid to the CEO and the Executive Chair, and, in consultation with the CEO, other Executive Team members;
•Administers our incentive compensation plans, including approving the terms and conditions of awards;
•Recommends to our Board adoption of executive compensation policies;
•Oversees administration of our Stock Ownership Guidelines and clawback policy;
•Reviews and approves the form and amount of compensation to be paid to our non-employee directors;
•Oversees human capital management, including our employee talent and development programs; our recruitment, retention and attrition; and our talent planning and people and workplace related risks;
•Periodically reviews succession planning for key roles other than the CEO (for which succession planning is overseen by our Board); and
•Oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages excessive or inappropriate risk-taking.
A description of the role of the compensation consultant engaged by our Compensation Committee, scope of authority of our Compensation Committee, and the role of certain Executive Team members in determining executive compensation can be found under “Compensation Discussion and Analysis—How We Determine Executive Compensation.”

Melissa Reiff Chair Members: C. Andrew Ballard David Rosenblatt 2025 Meetings: 8

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Nominating and Corporate Governance Committee
As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:
•Advises our Board on corporate governance matters generally, and recommends to our Board appropriate or necessary actions to be taken by Etsy;
•Reviews the composition and size of our Board and makes recommendations to our Board;
•Recommends to our Board criteria for Board membership, including qualifications, qualities (such as differences of viewpoint, age, skill, and other individual characteristics), areas of expertise and other relevant factors;
•Makes reasonable efforts to seek out diverse director candidates for the pool from which Board nominees are chosen;
•Reviews and recommends to our Board the director nominees and, if recommending the re-nomination of a current director, assesses the performance of such director;
•Oversees the annual evaluation of our Board and each Committee and reports to the Board on the results of the evaluations, including any recommendations for changes;
•Reviews the composition of each Committee, recommends members and chairs;
•Reviews the structure and operations of our Committees;
•Reviews director orientation and continuing education offerings and makes recommendations, as needed;
•Oversees the management of risks associated with our corporate governance, including director independence, conflicts of interest, board leadership structure, board and committee composition and organization, and director succession planning; and
•Reviews our environmental impact goals and our progress towards those goals.

Fred Wilson Chair Members: M. Michele Burns 2025 Meetings: 4

Risk Oversight Committee
As described in more detail in its charter, among other responsibilities, our Risk Oversight Committee assists our Board with its oversight of Etsy's management of risk exposures, as well as oversight of management's processes for effectively monitoring and mitigating risk, in the following areas:
•Technology and information security related risks, including cybersecurity risks and risks posed by artificial intelligence (“AI”) and machine learning models;
•Regulatory and compliance risks, including marketplace regulations, data protection and privacy, corporate compliance, and regulatory change management;
•Marketplace risks, including content moderation, intellectual property and anti-counterfeit programs, marketplace fraud, product safety, and financial fraud;
•Operational resilience risks, including third party and supplier risks; and
•Payment operations and payment risks.

Marla Blow Chair Members: Gary S. Briggs Margaret M. Smyth 2025 Meetings: 5

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Board Oversight Responsibilities
Board Meetings
Our Board met eight times during 2025. Each director attended at least 75% of the total number of 2025 meetings of our Board and of each Committee on which and during the period he or she served. We encourage all directors and director nominees to attend our Annual Meeting; however, attendance is not mandatory. All directors attended our 2025 Annual Meeting of Stockholders.
Board Oversight of Strategy
Our Board is actively engaged in overseeing our long-term strategy. Management presents our annual operating plan for Board approval each year, together with an update on the prior year’s financial results. While our Board approves our annual operating plan, our management is responsible for developing this plan and executing on our business strategy. Our Board’s oversight and management’s execution of our plan are conducted with a long-term mindset and focus on assessing operational opportunities and strategic areas of impact.
Board Oversight of Risk
While management is responsible for the day-to-day management of the material risks we face, our Board maintains ultimate responsibility for the oversight of risk. Our Board is assisted with its oversight of risks through its various Committees, including the Risk Oversight Committee, which report regularly to our full Board. In 2025, our Board's and Risk Oversight Committee's oversight of risk was informed by updates from leadership team members responsible for management and oversight of particular risk areas, including trust and safety, enterprise cybersecurity and information security, privacy, and public policy and advocacy.
Areas of Board and Committee Oversight of Risk

Full Board of Directors Business Strategy | Capital Structure | CEO Succession Planning

Audit Committee
•Accounting & Financial Reporting
•Audit Matters
•Investments and Investment Guidelines
•Related Person Transactions
•Cash and Foreign Exchange Management, and Taxes
•ESG Disclosure in Form 10-K
•Insurance Program
Nominating and Corporate Governance Committee •Corporate Governance •Conflicts of Interest •Board and Committee Composition •Director Succession Planning •Impact Progress	Compensation Committee •Executive Compensation Policies •Human Capital Management •Workplace Strategy •Management Succession Planning other than the CEO
Risk Oversight Committee
•Regulatory, Compliance, and Marketplace Policy Programs
•Data Privacy, Technology, and Information Security, including Cybersecurity and risks posed by AI
•Operational Resilience
•Payment Operations and Risks

We also have a Risk Steering Committee comprised of a cross-functional management team, which meets regularly to review and discuss significant risks facing our business. Our Risk Steering Committee is informed by our enterprise risk management ("ERM") framework, which is designed to establish, implement, and maintain clear and consistent processes to identify,

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manage, and mitigate risks at Etsy. Our ERM framework helps focus the attention of our Risk Steering Committee on managing our key risks and helps identify risk areas to be escalated to our Board and Committees.
Additional Information Regarding Cybersecurity Risk Management
We recognize the importance of information security, cyber readiness, and data privacy protections to our business and reputation, which includes assessing, identifying, and managing material risks associated with cybersecurity threats. Our management has general responsibility for implementation of our information technology, cybersecurity, and privacy strategies and policies. Our Board and our Board Committees are actively engaged in the oversight of our cybersecurity and information security program. In 2023, our Board formed a Risk Oversight Committee to assist the Board with its oversight of Etsy’s management of risk exposures, including oversight of risks associated with Etsy’s technology and information security policies and practices, the internal controls relating to information security, and the steps taken by management to identify, monitor, and control any risk exposures. For more information, see our Form 10-K.
Board Oversight of Human Capital and Talent
Management Succession Planning
Our Board considers its oversight and involvement in key aspects of management succession planning to be critical in ensuring Etsy’s competitive success over the long-term. In this role, our Board has established a CEO succession plan, which it reviews and updates periodically. Our Compensation Committee also reviews management succession plans for senior leadership roles (other than our CEO), including an evaluation of the skills they believe are needed for each role, potential successors in the short and long term, and any external search plans. We also consider, among other factors, the competitive landscape, leadership competencies, and organizational goals, including our commitment to an inclusive workplace.
As described above, in October 2025, we announced several updates to our Executive Team. Effective January 1, 2026, Josh Silverman resigned as our CEO and was appointed Executive Chair of our Board. Also effective January 1, 2026, Kruti Patel Goyal was appointed our Chief Executive Officer after serving as our President and Chief Growth Officer from January 2025 to December 2025, as Depop's Chief Executive Officer from September 2022 to March 2025, and as our Chief Product Officer from October 2019 to July 2022. In May 2025, Rafe Colburn was appointed our Chief Technology Offer after serving as Depop's Chief Product and Technology Officer from March 2023 to May 2025. In September 2025, Mr. Colburn was appointed our Chief Product and Technology Officer.
We remain proud that our Etsy management team today reflects a combination of those who have been with our company for five years or more – some elevated through thoughtful talent development and succession planning – and world-class talent attracted to our track record of success and long-term growth potential. Our Compensation Committee and our Board have overseen our leadership development and management succession planning. In addition, our Compensation Committee receives an annual update on talent management and compensation strategies across Etsy. We believe these strategies enhance our ability to engage and retain employees, serve our buyer and seller communities, and care for our workforce both personally and professionally.
Board Oversight of Impact Strategy
Etsy's full Board has overall responsibility for oversight of risk management at Etsy, including management of climate risk. Additionally, our Nominating and Corporate Governance Committee Charter provides that the Committee has responsibility for periodic review of our Impact goals and our progress toward those goals. We typically report annually on our progress toward our Impact goals to our Nominating and Corporate Governance Committee. In addition, our Audit Committee oversees the Impact disclosures in our Form 10-K and our Climate Index, and our Compensation Committee oversees our talent and employee development programs. For more information on our Impact strategy, goals and progress, see our Form 10-K at pages 9-17.

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Board Oversight of Responsible Advocacy
Etsy engages in advocacy on policy issues that are aligned with our marketplaces, sellers, employees, and other stakeholders’ interests. This engagement is overseen and driven primarily through our Public Policy and Advocacy team. In these activities, we seek to protect and advance Etsy’s interests, competitiveness, reputation, and goals and shape public policy issues that impact Etsy and our various constituencies.
•Political Contributions. Etsy does not maintain a political action committee or make contributions in money, employee time, goods, or services to political parties or candidates, and we are committed to meaningful oversight of Etsy’s engagement with government officials.
•Lobbying. Etsy’s Public Policy and Advocacy team is committed to advancing common sense public policies that benefit our communities and business. We seek to build trust in our marketplaces and support our buyers and small business sellers by advocating for such policies as government investment in internet infrastructure, enhanced leave and caregiving policies, balanced product liability rules, common sense regulation of online commerce, and the use of our technology and marketplaces by communities that have been economically disadvantaged. All Etsy lobbying activities, including by third parties on behalf of Etsy, require the prior approval of the Global Head of Public Policy and Impact and must comply with applicable law and Etsy’s Business Conduct Guidelines.
Etsy files quarterly and other required Lobbying Disclosure Act reports detailing our U.S. federal lobbying activities and expenditures with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives. Etsy also files disclosure reports detailing our lobbying activities and expenditures with U.S. state and municipal governments, where required, and with the European Union Transparency Register.
•Trade Associations and Coalitions. Etsy joins trade and industry associations that add value to Etsy, our marketplaces, stockholders and employees. These groups often have many members from a wide variety of industries, and advocate on broadly applicable public policy and industry issues. Although we work to make our voice heard within these groups, there may be occasions where our views on an issue differ from those of a particular association. We perform comprehensive due diligence on our trade associations and coalitions designed to confirm they are reputable and have no history of malfeasance.
Our Board, as part of its general oversight function, periodically receives reports from senior management regarding Etsy’s advocacy strategy and agenda. Our senior management monitors and coordinates Etsy’s public policy and advocacy efforts, as well as any lobbying activities.
Board and Committee Self-Assessments
In 2025, our Board, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Oversight Committee conducted self-assessments intended to foster effective Board and Committee performance and identify opportunities for improvement. As the first step in the self-assessment, directors participated in a discussion with outside counsel, who asked them to consider various topics related to Board and Committee composition (including diversity of skills, experiences, talents, and backgrounds), structure, effectiveness (including with respect to Committee policies and procedures), responsibilities, and processes as well as satisfaction with the schedule, agendas, materials, and discussion topics. The results of the assessments were summarized and discussed by our Board in executive session, with a view toward addressing any opportunities for change. Results requiring additional consideration may be addressed at subsequent Board and Committee meetings, where appropriate.
Compensation Committee Interlocks and Insider Participation
During 2025, C. Andrew Ballard, David Rosenblatt, Jonathan Klein, and Melissa Reiff served on our Compensation Committee. No member of our Compensation Committee had served as one of our officers or employees at the time that they were a member of our Compensation Committee. No member of our Compensation Committee had or has any relationships with us that are required to be disclosed under SEC rules. During 2025, none of our executive officers served as a member of the board or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

32	2026 Proxy Statement
Communications with our Board
Stockholders and other interested parties may contact our Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our Chief Legal Officer and Corporate Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to our Board and, if appropriate, will forward such communications to the appropriate member(s) of our Board or, if none is specified, to our Board Chair or Lead Independent Director, as applicable. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.
Director Compensation
Compensation Program for Non-Employee Directors
Our non-employee directors play a critical role in guiding our strategic direction and overseeing management. Our Compensation Committee reviews pay levels for non-employee directors at least annually, informed by feedback from Compensia, Inc., a national compensation consulting firm (“Compensia”), which prepares a comprehensive assessment of our compensation program for non-employee directors. That assessment includes reviewing director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance practices.
Pursuant to our Amended and Restated Compensation Program for Non-Employee Directors, non-employee directors receive an annual retainer for their service as directors, paid in equity and cash, and additional retainer amounts depending on their committee service, as described below, paid in cash. Directors who are also employees of Etsy do not receive any additional compensation for their service as directors. Non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
In early 2025, Compensia conducted its annual review of our compensation program for non-employee directors relative to our peer group. Based on an analysis of competitive market data prepared by Compensia, our Compensation Committee approved a change to the pay mix to better align with the majority of peer company practice. For 2025, non-employee directors received an annual board retainer of $300,000, comprised of $250,000 in the form of time-based restricted stock units ("RSUs") granted on the date of the 2025 Annual Meeting and which will vest on the date of our 2026 Annual Meeting and $50,000 in cash, which will be paid on or about the date of our 2026 Annual Meeting, in each case subject to the director's continued service. Mr. Wilson receives payment of his Board and standing Committee retainers in stock options to accommodate Hart-Scott-Rodino Act considerations.
Our non-employee director compensation program for 2025 is more fully described in the following table:

Annual Value of Payments ($)
Annual Board Retainer	300,000
Additional Retainers
Board Chair	100,000
Audit Committee Chair	24,000
Audit Committee Member	10,000
Compensation Committee Chair	20,000
Compensation Committee Member	8,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	5,000
Risk Oversight Committee Chair	20,000
Risk Oversight Committee Member	8,000
Member of any other Committee constituted by our Board	40,000 unless otherwise determined by our Board or Compensation Committee

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Each new non-employee director who joins our Board after the date of our Annual Meeting is entitled to receive an award comprised of RSUs with an aggregate fair value at the time of grant equal to $250,000 on the first business day of the month following the month in which his or her appointment to our Board became effective (or if such date was not a trading day, the first succeeding trading day) and $50,000 in cash paid on the date of the next Annual Meeting, plus the amount of any applicable additional retainers. If the new director is appointed to our Board after our Annual Meeting, their award is prorated based on the number of whole months that the director serves on our Board before our next Annual Meeting. The RSU awards will vest in full on the date of the next Annual Meeting if the director has served continuously as a member of our Board during the vesting period and, if earlier, will vest in full in the event we are subject to a change in control, or upon the director’s death.
Additionally, if a non-employee director becomes our non-employee Board Chair, or a member or Chair of a Committee, after the date of our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors), then the director will be entitled to receive a “catch-up retainer.” The catch-up retainer is an additional cash amount equal to the excess of the director’s additional retainers for the prior and new roles over the additional retainers that were actually paid to the director as of the date of our Annual Meeting. This additional amount will be prorated based on the number of whole months that the director served in each additional role during the period from our Annual Meeting (for continuing directors) or the date the director’s appointment to our Board became effective (for new directors) until our next Annual Meeting. The amount of any catch-up retainer attributable to any additional retainers (other than any additional retainer for our Board Chair) will be paid in cash on the date of our next Annual Meeting, provided that the director has served continuously as a member of our Board until the next Annual Meeting.
If a non-employee director is eligible to receive a catch-up retainer attributable to an additional retainer for our Board Chair, the director will be paid in the form of equity, with a fair value on the date of grant equal to the additional retainer amount. The award will be granted on the first business day of the month following the month in which the director becomes our Board Chair (or, if that day is not a trading day, on the following trading day). All equity awards granted to our non-employee directors will vest in full in the event of the non-employee director's death or a change in control.
Each of our non-employee directors is subject to our Stock Ownership Guidelines, which are described in more detail below in the Compensation Discussion and Analysis under "Other Compensation Policies and Practices - Stock Ownership Guidelines."
The following table discloses compensation received by our non-employee directors who served during 2025 pursuant to our non-employee director compensation program.
Director Compensation Table

Director	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total Compensation ($)
C. Andrew Ballard	—	258,090	—	258,090
Marla Blow	—	258,090	—	258,090
Gary S. Briggs	—	258,090	—	258,090
M. Michele Burns	—	258,090	—	258,090
Jonathan Klein(5)	—	—	—	—
Melissa Reiff	—	258,090	—	258,090
David Rosenblatt	14,500	321,131	—	335,631
Margaret M. Smyth	5,000	258,090	—	263,090
Marc Steinberg	5,000	258,090	—	263,090
Fred Wilson	5,000	—	419,984	424,984
1Reflects prorated catch-up retainers for Board and Compensation Committee service for Mr. Rosenblatt; and catch-up retainers for Ms. Smyth, Mr. Steinberg, and Mr. Wilson, who served as members of an ad hoc financing committee constituted by our Board.
2The value disclosed is the aggregate grant date fair value of 4,733 RSUs granted to each non-employee director (with the exception of Mr. Wilson who received stock options) in June 2025 as an annual retainer, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is based on the closing market price of our common stock on Nasdaq on the grant date, which was $54.53 per share. The number of RSUs granted is calculated by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.
3The value disclosed is the grant date fair value of an option to purchase 14,654 shares granted to Mr. Wilson, computed in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model with the following assumptions: expected volatility of 57.17%, risk free interest rate of 3.99%, and expected term of 4.92 years.

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4As of December 31, 2025, the aggregate number of unvested RSUs and stock options held by each non-employee director listed in the table above was as follows:

	Unvested RSUs (#)	Stock Options (#)(A)
C. Andrew Ballard	4,733	689
Marla Blow	4,733	420
Gary S. Briggs	4,733	18,869
M. Michele Burns	4,733	23,521
Jonathan Klein	—	16,024
Melissa Reiff	4,733	9,275
David Rosenblatt	4,733	—
Margaret M. Smyth	4,733	58,257
Marc Steinberg	4,733	—
Fred Wilson	—	47,156
A    All stock options are vested in full, except for options to purchases 14,654 shares held by Mr. Wilson, which will vest on the date of our 2026 Annual Meeting.
5Mr. Klein did not stand for re-election at the 2025 Annual Meeting.
Changes for 2026
In early 2026, Compensia conducted its annual review of our non-employee director compensation program relative to our peer group. Based on a competitive market analysis prepared by Compensia, our Compensation Committee approved changes to our non-employee director compensation structure, which are intended to bring compensation closer to market-based benchmarks and to structure compensation for Committee members to be 50% of the applicable Committee Chairs' compensation. The changes reflect an increase in our Audit Committee Chair retainer from $24,000 to $26,000, an increase in our Audit Committee member retainer from $10,000 to $13,000, an increase in our Compensation Committee and Risk Oversight Committee member retainers from $8,000 to $10,000, and a Lead Independent Director retainer of $30,000 paid in stock options.

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Executive Officers
Below is information regarding each of our current Executive Team members. Our Executive Team serves at the discretion of our Board. There are no family relationships among any of our directors or Executive Team members.

Kruti Patel Goyal
Professional Experience
•Chief Executive Officer of Etsy since January 2026, and President since January 2025
•Chief Growth Officer of Etsy from January 2025 to December 2025
•Chief Executive Officer of our Depop subsidiary from September 2022 to March 2025
•Chief Product Officer of Etsy from October 2019 to July 2022
Prior to that: Ms. Patel Goyal held several senior leadership roles at Etsy, including Senior Vice President, Product, General Manager of Seller Services, leading our Business & Corporate Development function, leading our International team, and leading our Marketplace Integrity and Trust & Safety teams. Before joining Etsy in 2011, Ms. Patel Goyal held roles at Viacom, (RED), General Atlantic Partners, and Morgan Stanley.

President and Chief Executive Officer since 2026 Age: 49

Josh Silverman
Professional Experience
•Executive Chair of Etsy since January 2026
•Chief Executive Officer of Etsy from May 2017 to December 2025 and President of Etsy from May 2017 to December 2024
•Senior Operating Advisor at Hellman & Friedman, a private equity firm, in 2017
•Executive in Residence at Greylock Partners, a venture capital firm, in 2016
•President of Consumer Products and Services of American Express Company from 2011 to 2015
Prior to that: Chief Executive Officer of Skype from 2008 to 2010; Chief Executive Officer of Shopping.com, an eBay company, from 2006 to 2008; and, prior to that, served in various executive roles at eBay. Mr. Silverman was also co-founder and Chief Executive Officer of Evite, Inc. from 1998 to its sale in 2001.

Executive Chair since 2026 Age: 57

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Lanny Baker
Professional Experience
•Chief Financial Officer of Etsy since January 2025
•Chief Financial Officer of Eventbrite, Inc., an online marketplace for live experiences, from September 2019 to November 2024, and also serving as Chief Operating Officer of Eventbrite, Inc. from August 2024 to December 2024
•Chief Financial Officer of Yelp Inc., a technology platform for local business reviews, from May 2016 to August 2019
•Chief Executive Officer and President of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 to March 2016, and Executive Vice President and Chief Financial Officer of ZipRealty from December 2008 to September 2010
Prior to that: Mr. Baker began his career as a highly respected equity research analyst in the internet and e-commerce sectors at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup). Mr. Baker has served as a member of the board of directors of multiple internet companies, including Leaf Group, Ltd., XO Group, Inc., and HomeAway, Inc.

Chief Financial Officer since 2025 Age: 59

Rafe Colburn
Professional Experience
•Chief Product and Technology Officer of Etsy since September 2025
•Chief Technology Officer of Etsy from May 2025 to September 2025
•Chief Product and Technology Officer of Depop from March 2023 to May 2025
•Chief Product Officer of Depop from November 2021 to March 2023
•Vice President of Engineering of Etsy from October 2019 to November 2021
Prior to that: Mr. Colburn served as a Vice President of Engineering of Etsy and as Principal Engineer at IDology, an identity verification company, and worked as a consultant at a number of firms building custom applications. He has authored numerous articles, papers, and books on web development.

Chief Product and Technology Officer since 2025 Age: 54

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Brad Minor
Professional Experience
•Chief Marketing Officer of Etsy since January 2025
•Vice President, Chief Brand Officer of Etsy from July 2024 to January 2025
•Global Head of Brand Marketing and Communications of Etsy from April 2022 to July 2024
•Global Head of Brand Marketing and Creative of HubSpot, Inc., a software company, from March 2021 to April 2022
•Senior Vice President, Brand Marketing and Communications of SiriusXM Holdings Inc., a satellite and online radio company, from 2018 to 2021
Prior to that: Mr. Minor served as Managing Director, Brand, Advertising & Media of JPMorgan Chase & Co., and Vice President, Global Brand, Partnerships & Communications of American Express Company.

Chief Marketing Officer since 2025 Age: 47

Colin Stretch
Professional Experience
•Chief Legal Officer and Corporate Secretary of Etsy since February 2023, and leading our Human Resources team since November 2025
•Of Counsel to Latham & Watkins LLP from August 2022 to February 2023
•Leader-in-Residence at Columbia Law and Business Schools’ Reuben Mark Initiative for Organizational Character and Leadership, from February 2020 to February 2023
•General Counsel of Facebook, Inc. (now Meta Platforms, Inc.) from 2013 to September 2019
Prior to that: earlier in his career, Mr. Stretch was a law clerk to Justice Stephen G. Breyer on the U.S. Supreme Court and to Judge Laurence H. Silberman on the U.S. Court of Appeals for the District of Columbia Circuit, and he was in the Honors Program in the Antitrust Division of the U.S. Department of Justice.

Chief Legal Officer and Corporate Secretary since 2023 Age: 57

38	2026 Proxy Statement

  PROPOSAL 2
Advisory Vote on Named Executive Officer Compensation
In accordance with Section 14A of the Exchange Act and related SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers (our "NEOs"), as described in this proxy statement.
This proposal, commonly referred to as the “say-on-pay” vote, provides our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all our NEOs and our executive compensation philosophy, objectives, and program, as described in this proxy statement. Etsy currently holds a say-on-pay vote annually, which is consistent with the results of the most recent vote held on the frequency of our say-on-pay votes at our 2023 Annual Meeting. We ask our stockholders to approve the compensation of our NEOs, as disclosed in the section titled “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2026 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.”
As an advisory vote, the result will not be binding on our Board or our Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives, and program. Our Board and our Compensation Committee value the opinions of our stockholders and expect to consider the outcome of the vote when evaluating our executive compensation program and making future executive compensation decisions.

Our Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of our named executive officer compensation, as discussed in this proxy statement.

2026 Proxy Statement	39
Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes the philosophy, objectives, and practices of our executive compensation program, focused primarily on the compensation of our named executive officers (our “NEOs”).
For fiscal year 2025, our NEOs were the following five individuals:
•Josh Silverman, then serving as our Chief Executive Officer;
•Charles "Lanny" Baker, our Chief Financial Officer;
•Kruti Patel Goyal, then serving as our President and Chief Growth Officer;
•Rafe Colburn, our Chief Product and Technology Officer; and
•Colin Stretch, our Chief Legal Officer and Corporate Secretary.
Leadership Transitions
As previously disclosed, in December 2024, we announced certain changes to our Executive Team:
•Ms. Patel Goyal, previously the Chief Executive Officer of Depop, was named President and Chief Growth Officer. As Chief Growth Officer, Ms. Patel was responsible for bringing together all customer touch points to deliver a more compelling and inspiring experience for Etsy’s millions of buyers and sellers.
•Mr. Baker was appointed as Chief Financial Officer, following the planned retirement of our former CFO. Both appointments were effective January 1, 2025.
On October 29, 2025, we announced Ms. Patel Goyal's appointment as Chief Executive Officer and President and as a member of our Board, effective January 1, 2026, following Mr. Silverman's decision to step down as Chief Executive Officer and transition to Executive Chair. Mr. Silverman is expected to serve as Executive Chair through December 31, 2026, followed by a continued role as a non-executive Board member and Senior Advisor until April 1, 2027.
Additionally, in March 2025, we announced the appointment of Mr. Colburn as Chief Technology Officer. Mr. Colburn previously served as the Chief Product and Technology Officer of Depop, and prior to that, spent nearly ten years at Etsy. In September 2025, Mr. Colburn was appointed to an expanded role as Chief Product and Technology Officer, overseeing the product and engineering organizations for the Etsy marketplace. Mr. Stretch also assumed an expanded role in November 2025, taking on responsibility for our people and workplace functions, in addition to his leadership of our legal, policy, compliance, and advocacy teams. Additional information on the leadership transition may be found under the heading "Our Leadership Transition" in this CD&A.
In accordance with SEC rules, the compensation described in this CD&A and the accompanying executive compensation tables focuses on the NEOs and their respective roles and compensation arrangements during 2025.
For a summary of the terms and conditions of the letter agreements with Ms. Patel Goyal, Mr. Silverman, Mr. Baker, and Mr. Colburn that we entered into in connection with these changes, please see “Our Leadership Transition” in this CD&A.

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Executive Summary
Our executive compensation philosophy is to design our compensation programs to be thoughtful and transparent, with a strong focus on pay for performance. Key features are set out below:

1	At-risk compensation Compensation for our NEOs is heavily weighted toward “variable” or at-risk” compensation

The target annual pay mix for our CEO and other NEOs, shown below as of the time that compensation was approved in early 2025, reflects our pay for performance philosophy:
CEO*
*The target annual pay mix for our CEO reflects the compensation approved in early 2025 for Mr. Silverman, who served as our CEO in 2025.
Other NEOs (on average)**
**The compensation of Ms. Patel Goyal, who served as our President and Chief Growth Officer, and not our CEO, in 2025, is included with the other NEOs.

2	Mix of incentive opportunities Corporate performance measured over short-term and long-term

Our NEOs participate in an annual cash incentive program and receive restricted stock units ("RSUs") and performance-based restricted stock units ("PSUs") with a three-year performance period.
Annual Cash Incentive - Metrics and Weighting

Gross Merchandise Sales ("GMS")	Take-rate	Adjusted EBITDA Margin
40%	30%	30%
PSUs - Metrics and Weighting

GMS	Revenue	Adjusted EBITDA Margin	Relative TSR
25%	25%	25%	25%

2026 Proxy Statement	41

3	Incentive metrics aligned with investor focus Corporate performance metrics thoughtfully selected by Compensation Committee

Our corporate performance metrics reflect key metrics that investors focus on when evaluating Etsy's performance.

Metric	Rationale	Annual Cash Incentive	3-Year PSUs
GMS
As the dollar value of items sold on our marketplaces (excluding shipping fees and net of refunds), GMS is an indicator of the success of sellers, the satisfaction of buyers, the health of our marketplaces, and the scale of our business, and, therefore, is one of our key performance measures.

Take-Rate	Demonstrates how effective Etsy is at capturing a fair exchange of value from fees we generate from transactions on our marketplaces and which we can then put back to work to drive overall growth.
Revenue
Reflects our top-line growth as the money Etsy earns based on GMS and optional services provided to sellers. As we generate more revenue, we are able to invest more in our business to drive sales for sellers, improve the customer experience, support our teams, and grow profits.

Adjusted EBITDA Margin	Illustrates our profitability, which serves as a measure of the health and strength of our Company and provides insight into whether we are investing in the right areas and operating efficiently.
Relative TSR	Directly aligns the interests of our executive officers with those of our stockholders.

Evolution of PSUs
Since its inception in 2021, our PSU program has evolved in response to stockholder feedback, which indicated a preference to measure financial performance over a longer performance period.

2021	2022	2023	2024	2025

*One-year financial metrics at year three (2023) *Three-year relative TSR (2021-2023)	*One-year financial metrics (2022) *Three-year relative TSR (2022-2024)	*Two-year financial metrics (2023-2024) *Three-year relative TSR (2023-2025)	*Two-year financial metrics (2024-2025) *Three-year relative TSR (2024-2026)	*Three-year financial metrics (2025-2027) *Three-year relative TSR (2025-2027)

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Executive Compensation Philosophy and Objectives
We Pay for Performance
Our executive compensation philosophy is to design our compensation programs to be thoughtful and transparent, with a strong focus on pay for performance. Compensation for our executive officers is weighted heavily toward “at risk” compensation to align with our stockholders' interests. Our compensation program includes short-term cash incentives, which are earned based on Company and individual performance, and long-term equity incentives, which are earned based on multi-year corporate objectives and time-based vesting.
We strive to offer an equity mix that is both motivating and retentive for executive officers as well as aligned with the long-term interests of our stockholders. Our equity incentives for our NEOs include RSU awards that may be settled for shares of our common stock, generally upon satisfaction of time-based vesting requirements, and PSU awards, where the number of shares earned is generally determined based on our level of achievement of specified performance goals for key metrics. In 2025, we maintained a 50%-50% mix of RSUs-PSUs for our CEO, whose equity compensation is more heavily weighted toward Company performance, and a 70%-30% mix of RSUs-PSUs for our other NEOs. We consider the value of these equity incentives to be "at risk" or “variable” compensation because the realized value of these incentives also depends on the performance of Etsy's stock price. When our NEOs contribute to driving the value of our stock price, they share in the increase of that price alongside our stockholders. Conversely, when our stock price is declining, our NEOs see the total value of their "at-risk" compensation diminish.
We Pay all Employees Competitively, Fairly, and Consistently
We also strive to pay all of our employees, including our executive officers, competitively, fairly, consistently, and without bias in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:

Attract, motivate, and retain highly qualified and engaged employees who are passionate about our mission.	Foster a culture of shared success through pay for performance opportunities, including cash incentives and equity awards.	Align pay for each employee’s position with the responsibilities, knowledge, complexity, and impact of the role within the Company.

Since 2020, Etsy has engaged a third party to conduct a biennial pay equity analysis to confirm compensation is not influenced by gender or race/ethnicity. We completed our most recent analysis in 2024, which found no unexplained pay gaps adverse to women, employees from other marginalized genders, or non-white employees. Additionally, there were no unexplained pay gaps based on intersectionality (i.e., based on the combination of gender and race/ethnicity). We expect to conduct the next analysis in 2026. In addition, twice a year, managers recognize individual contributions and readiness for the next level through our promotion processes, which includes a rigorous calibration process - reinforcing our commitment to equal access to opportunity.
We also grant equity awards broadly across our employee base. We may periodically refresh those awards, granting additional equity awards to employees when our Compensation Committee deems it appropriate, in light of market conditions, to replenish unvested equity for retention, to reward performance, and to keep pace with the evolving competitive market. This broad-based equity program is intended to ensure that our employees are invested in, and participate in the rewards of, our future success. While we believe it is important to use equity awards to align the interests of our employees with the long-term interests of our stockholders, we remain conscious of the costs associated with our stock-based compensation. Beginning in 2023, we increased investment in share repurchases beyond the amount required to offset the dilution created by the equity we grant to our employees as a form of compensation, and expect to continue to seek opportunities to do so as conditions warrant. During 2025, we repurchased 14.4 million shares of our stock, at a total cost of $777.1 million. In December 2025, Etsy’s Board of Directors approved a new $750 million stock repurchase program, further evidencing our commitment to mitigate the dilution associated with employee equity by our stock repurchase activities.
We are Mindful of Key Objectives
Consistent with our broader compensation philosophy, the key objective of our executive compensation program is to attract, retain, and motivate a talented and broadly diverse group of employees who share our dedication to our community and commitment to our mission to “Keep Commerce Human.” We evaluate the efficacy of our executive compensation program in supporting this objective on an ongoing basis, collecting feedback from our recruiting efforts and competitive market data.

2026 Proxy Statement	43
Overview of our 2025 Executive Compensation Design
Elements of Annual Compensation
The key elements of our 2025 executive compensation program are summarized below(1):

Element	Type	Primary Objective	Value Realized On Achievement Of
Base salary	Fixed	Attract and retain	Service
Annual cash incentives	Variable	Short-term company and individual performance	Service, GMS, take-rate, Adjusted EBITDA margin, and individual goals
Long-term incentives	Variable	Stockholder alignment, retention, and long-term value creation	Service and, for PSUs, GMS, revenue, Adjusted EBITDA margin, and relative TSR
1In addition, our executive officers participate in the standard health and wellness benefits, employee benefit plans and programs, our 401(k) plan (with employer matching contributions), and training and coaching available to our other employees, and are eligible for severance payments and benefits, as discussed in more detail below.
Key Features of our Executive Compensation Program

What We Do

   We maintain an independent Compensation Committee
   Our Compensation Committee retains an independent compensation advisor who performs no other services for us
   Our Compensation Committee conducts an annual executive compensation review, including a review of our compensation peer group, and a compensation-related risk assessment
   We use variable pay, including long-term equity awards, as a substantial portion of our Executive Team’s target total direct compensation opportunity
   We maintain Stock Ownership Guidelines designed to align our Executive Team's interests with those of our stockholders
   Our Equity Grant Policy sets pre-established grant dates for Executive Team members' annual equity awards
   Our Executive Team is employed “at will”
   Our 2025 annual cash incentive program included individual goals
   We maintain a clawback policy consistent with SEC rules and NYSE listing standards

What We Don’t Do

   We do not contractually guarantee annual base salary increases to our Executive Team
   We do not offer defined benefit retirement programs or excessive perquisites
   We do not offer change-in-control excise tax reimbursement payments or “gross-ups”
   We prohibit hedging or pledging of our equity securities by our officers, employees, and directors
   We do not permit stock option exchanges or re-pricings without stockholder approval
   We do not permit stock option backdating
   We do not encourage unreasonable risk taking
   Our Executive Team is not entitled to single-trigger change-in-control equity acceleration

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How We Determine Executive Compensation
Role of our Compensation Committee
Our Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. In general, our Compensation Committee:
•Is responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our CEO and Executive Chair and, in consultation with our CEO, our other executive officers (including our NEOs), and overseeing and administering our incentive compensation plans, provided that it may delegate to a subcommittee of two or more directors the authority to grant equity awards under our equity plans, or delegate to two or more officers or directors the authority to grant equity awards to employees who are not senior officers;
•Oversees risk management of our compensation programs, policies, and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risk to us; and
•Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.
Role of Chief Executive Officer and Management
Management assists our Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. Our Compensation Committee solicits and reviews our CEO’s recommendations with respect to the compensation of our other Executive Team members (other than our Executive Chair), based on consideration of relevant competitive market data, roles and responsibilities, and individual performance.
Our Compensation Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our Executive Chair and CEO are recused from all discussions and recommendations regarding their own compensation and are not present when their own compensation is determined.
Role of the Compensation Consultant
Our Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions made as part of its annual executive compensation review. Our Compensation Committee has engaged Compensia as its compensation consultant since 2014 to advise on executive compensation matters, provide information on competitive market pay practices for senior executives, and supply data analysis and recommendations for the selection of our executive compensation peer group. For 2025, Compensia’s engagement included:
•the review and analysis of the compensation for our senior officers, including our NEOs, as well as an analysis of our severance and change in control arrangements, our leadership transition compensation arrangements, executive promotion compensation considerations, the mix of compensation elements provided, and the terms included in our forms of equity compensation award agreements;
•the research, review, and updating of our executive compensation peer group;
•an assessment of our equity usage and burn rate compared to our peers;
•the review and analysis of non-employee director compensation compared to market practices;
•summarizing market trends and regulatory and governance updates;
•the review of and input on compensation-related disclosures, including the CD&A section of our proxy statement;
•support in assessing the risk profile of our compensation policies and practices;
•attendance at Compensation Committee meetings as requested; and
•support on other ad hoc matters throughout the year.
Compensia reports directly to our Compensation Committee. In 2025, Compensia did not provide any other services to Etsy. Our Compensation Committee evaluates Compensia’s independence annually and has determined that under the applicable SEC rules and NYSE listing standards its relationship with Compensia and the work of Compensia on behalf of our Compensation Committee have not raised any conflict of interest.

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Factors Considered When Determining Executive Compensation
When approving each compensation element and the target total direct compensation opportunity for our Executive Team members, including our NEOs, our Compensation Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Executive Team member. No single method or factor is determinative in setting pay levels for our Executive Team members. Rather, our Compensation Committee’s determination of the target total direct compensation, fixed, and “at-risk” pay opportunities was an individualized decision for each Executive Team member, including each NEO.

Scope & Impact of Role	Individual & Company Performance	Market Analysis

Each Executive Team member’s skills, experience, and qualifications relative to similarly-situated executives at our peer companies.	Our Company performance against financial and operational objectives established by our Compensation Committee and our Board.	The positioning of each Executive Team member’s compensation in a ranking of peer company compensation levels, or in comparison to a compensation database where there are insufficient data points in our compensation peer group.

Our CEO’s recommendations (other than for CEO compensation) considering performance, a competitive market analysis, and relative compensation across the Executive Team members (other than our Executive Chair).

Each Executive Team member’s performance, based on an assessment of his or her contribution to our overall Company performance, the achievement of his or her individual goals, and his or her ability to lead and motivate teams.
The compensation practices of our executive compensation peer group, and the scope of each Executive Team member’s role and responsibilities compared to similarly-situated executives at our peer companies.

Competitive Positioning
Competitive compensation data is one of several factors that our Compensation Committee considers in making its decisions with respect to the compensation of our Executive Team, including our NEOs. Specifically, our Compensation Committee considers compensation data in our competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies (the “Compensation Peer Group”), as determined annually by our Compensation Committee based on recommendations from their compensation consultant. Our Compensation Peer Group comprises companies in the consumer discretionary and consumer staples that are generally similar to us in terms of revenue and market capitalization.
Our Compensation Committee reviews our Compensation Peer Group annually and adjusts its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the Compensation Peer Group. Specifically, in determining the Compensation Peer Group for 2025, our Compensation Committee considered whether a company was:
•in a similar industry, focusing on companies in the consumer discretionary and consumer staples industries, and with a preference for companies with business models focusing on peer-to-peer commerce, transaction- or subscription-based revenue models, services and/or e-commerce, and software as a service);
•generally within a range of 0.5x to 2.0x of our revenue for the preceding four quarters at the time of analysis; and
•generally within a range of 0.33x to 3.0x of our 30-day average market capitalization at the time of analysis.
Our Compensation Committee also considered whether a company was included in the peer groups published by proxy advisory firms ISS and Glass Lewis. Based on these criteria, and after considering guidance from Compensia, in December 2024, our Compensation Committee approved adjustments to our Compensation Peer Group to remove DoorDash and Roblox, based on the criteria described above.

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This resulted in the following Compensation Peer Group for 2025 for the compensation for Executive Team, including our NEOs:

Angi Homeservices (ANGI) DocuSign (DOCU) Dropbox (DBX) eBay (EBAY) GoDaddy (GDDY)	HubSpot (HUBS) IAC (IAC) Match Group (MTCH) Okta (OKTA) Peloton Interactive (PTON)	Pinterest (PINS) RingCentral (RNG) Snap (SNAP) Tripadvisor (TRIP) Twilio (TWLO)	Wayfair (W) Yelp (YELP) Zillow Group (Z)

Further, our Compensation Committee uses data drawn from our Compensation Peer Group, as well as data from the Radford Global Compensation Database for positions where there are insufficient data points in the Compensation Peer Group data, to evaluate the competitive market when making executive compensation determinations, including base salary, target annual cash incentive opportunities, and long-term incentive compensation opportunities in the form of equity awards.
Peer Group Changes for 2026
In December 2025, our Compensation Committee approved updates to the Compensation Peer Group for 2026 to strengthen business alignment based on the above-described criteria and increase the number of peers in our peer group, removing Peloton Interactive (PTON) and adding Pattern Group (PTRN) , StubHub Holdings (STUB), and Maplebear, known as Instacart (CART).
Say-on-Pay Results
We have a robust stockholder engagement program designed to seek feedback from Etsy investors to better understand their views on our executive compensation program and corporate governance practices.
Our Compensation Committee considers the results of our say-on-pay votes. At our 2025 Annual Meeting, our advisory vote on NEO compensation (our "say-on-pay" vote) received support from approximately 88% of the votes cast, indicating strong support for our executive compensation program and the changes that were made in response to our 2024 say-on-pay vote.
Our Board and our Compensation Committee value the opinions of our stockholders, and we intend to continue to solicit and consider feedback obtained through our stockholder engagement program, as well as consider the voting outcome of future say-on-pay proposals. For a more detailed discussion of our recent stockholder engagement activities, please see “Corporate Governance — Stockholder Engagement.”

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Key Components and Design of our 2025 Executive Compensation Program
Base Salary
Base salary represents a small portion of our NEOs’ target total direct compensation opportunity, reflecting our goal to allocate a significant majority of executive compensation to the variable, performance-based elements of our NEOs' total compensation package. Although our Compensation Committee generally seeks to set base salaries at competitive levels, the actual positioning of executive officer base salaries is also based on our Compensation Committee’s assessment of the factors described above under the heading “Factors Considered When Determining Executive Compensation.”
Our Compensation Committee reviews and approves the base salary of each NEO, including the base salary of our CEO. Annual base salary increases for our NEOs other than our CEO and Executive Chair generally are recommended by our CEO in light of each NEO's job responsibilities and performance, as well as comparisons to our executive compensation peer group.
In December 2024, in connection with the Executive Team changes announced at that time, our Compensation Committee approved Ms. Patel Goyal's 2025 base salary in connection with her promotion to President and Chief Growth Officer and Mr. Baker's 2025 base salary in connection with his appointment as Chief Financial Officer. The base salaries for Ms. Patel Goyal and Mr. Baker were effective as of January 1, 2025. In March 2025, following review of Mr. Silverman's recommendations for NEOs other than himself and a competitive market data analysis prepared by Compensia, including with respect to Mr. Silverman's compensation, our Compensation Committee approved merit increases to the annual base salaries for Mr. Silverman and Mr. Stretch, effective as of April 1, 2025. Subsequent to these determinations, Mr. Colburn was appointed as Chief Technology Officer, and later as Chief Product and Technology Officer, following the departures of our former Chief Technology Officer and former Chief Product Officer. Mr. Colburn received two base salary increases in 2025, effective May 5, 2025 and September 8, 2025, reflecting the significant increases in the scope of his role during the year.
The resulting 2025 base salaries for our NEOs are reflected in the below table:

Named Executive Officer	2025 Base Salary	2025 Base Salary Increase (% of 2024 Base Salary)
Josh Silverman	$700,000	6%
Lanny Baker	$525,000	—%
Kruti Patel Goyal	$540,000	11%
Rafe Colburn (1)	$500,000	39%
Colin Stretch	$490,000	3%
1As noted above, Mr. Colburn received two base salary increases in 2025 as a result of the expansion in the scope of his role.
Annual Cash Incentive Program
Overview
Our annual cash incentive program is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual contributions to meeting those objectives. Annual cash incentive award opportunities set in early 2025 for our Executive Team were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance goals and objectives, except in the case of Mr. Silverman, our then-current CEO, whose annual cash incentive award opportunity was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance goals and objectives, reflecting his greater responsibility for our overall performance. Each Executive Team member’s annual cash incentive award was subject to a maximum payout opportunity equal to 200% of his or her target annual cash incentive award opportunity.

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Target Annual Cash Incentive Opportunities
Our Compensation Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and may make adjustments after considering the factors described above in “Factors Considered When Determining Executive Compensation.” Generally, our Compensation Committee seeks to set the target annual cash incentive award opportunities of our Executive Team members so that their target total cash compensation (the sum of their annual base salaries and the target annual cash incentive award opportunities) is competitive with our executive compensation peer group, but does not target a specific percentile.
Following a review by our Compensation Committee of a competitive market data analysis prepared by and based on discussions with Compensia, in early 2025, our Compensation Committee approved target annual cash incentive award opportunities as a percentage of annual base salary for Mr. Silverman and Mr. Stretch, reflecting no change from the prior year. Our Compensation Committee approved the target annual cash incentive award opportunities for Ms. Patel Goyal in connection with her promotion to President and Chief Growth Officer, for Mr. Baker in connection with his appointment as Chief Financial Officer, and for Mr. Colburn in connection with his promotion to Chief Technology Officer. Other than for Mr. Colburn, the target annual incentive cash award opportunities were effective as of January 1, 2025. Mr. Colburn's target annual cash incentive award opportunity increased from 30% to 80% of his annual base salary effective beginning May 5, 2025, in connection with his promotion to Chief Technology Officer.
The 2025 target total cash compensation opportunity for each of our NEOs was as follows:

		Cash Incentive Opportunity
Named Executive Officer	2025 Base Salary	2025 Target Opportunity (% of Base Salary)	2025 Corporate Performance Component Weight	2025 Individual Performance Component Weight	Target Total Cash Compensation Opportunity
Josh Silverman	$700,000	120%	80%	20%	$1,540,000
Lanny Baker	$525,000	90%	70%	30%	$997,500
Kruti Patel	$540,000	100%	70%	30%	$1,080,000
Rafe Colburn	$500,000	80%	70%	30%	$900,000
Colin Stretch	$490,000	70%	70%	30%	$833,000
2025 Corporate Performance Objectives
In early 2025, our Compensation Committee selected consolidated GMS, take-rate, and Adjusted EBITDA margin as the corporate performance objectives for our 2025 annual cash incentive program. Our Compensation Committee selected these metrics, which are key metrics that investors focus on when evaluating Etsy’s performance, for the following reasons:
•GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our marketplaces, and the scale of our business, and, therefore, is one of our key performance measures.
•Take-rate because it demonstrates how effective Etsy is at capturing a fair exchange of value from fees we generate from transactions on our marketplaces and which we can then put back to work to drive overall growth.
•Adjusted EBITDA margin because it illustrates our profitability, which serves as a measure of the health and strength of our company and provides insight into whether we are investing in the right areas and operating efficiently.
In response to stockholder feedback regarding the overlap of our annual cash incentive program metrics with our PSU metrics, our Compensation Committee approved changes to the corporate performance metrics for the 2025 annual cash incentive program, replacing revenue with "take-rate" (defined as consolidated revenue divided by consolidated GMS). Our Compensation Committee carefully considered the other metrics in our annual cash incentive program that overlap with our PSU metrics and determined that it was important to retain GMS and Adjusted EBITDA margin across both programs, as such metrics are key measures of Etsy's success, in both the short- and long-term. In addition, in light of the 2025 PSU awards having a three-year performance period, there is increased diversity in the time horizon between the annual cash incentive program and the long-term PSU program.

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Our Compensation Committee approved performance targets for each performance objective at levels that were designed to capture a range of performance outcomes in 2025, while being realistic and motivating for the participants in our annual cash incentive program, including our NEOs. In recommending the targets that were approved by our Compensation Committee, our CEO, as advised by members of our Executive Team, considered a variety of factors, including optimism around potential improvements in our growth rate and, at the same time, potential for weaker consumer demand and shifts in consumer discretionary spending. While our Compensation Committee recognized that the GMS and Adjusted EBITDA Margin goals were set below prior year’s target levels, our Compensation Committee believed the targets were rigorous based on its review of internal operating plans and early first quarter performance.
If the target performance levels for these metrics were achieved, the 2025 annual cash incentive program would pay out at 100% of target, with a maximum payout level equal to 200% if stretch performance levels were achieved.

Performance Measure	Weighting	2024 Actual Performance	Threshold Performance Level (50% Payment of Financial Performance Component)	Target Performance Level (100% Payment of Financial Performance Component)	Stretch Performance Level (200% Payment of Financial Performance Component)	2025 Actual Performance	Weighted Resulting Payout %
GMS	40%	$12,587	$11,643	$12,519	$13,395	$11,917	26.0%
Take-rate (%)	30%	22.3%	22.6%	23.3%	24.0%	24.2%	60.0%
Adjusted EBITDA Margin (%)	30%	27.8%	26.1%	26.8%	27.9%	25.5%	—%
						Total	86%
In March 2026, our Compensation Committee determined our actual performance with respect to the performance objectives for the 2025 annual cash incentive program resulted in an aggregate corporate performance percentage of 86%, based on the achievement results of GMS, take-rate, and Adjusted EBITDA margin as shown in the above table.
2025 Individual Performance
Early in the second quarter of 2025, our Compensation Committee reviewed and approved the CEO's goals and objectives for 2025. Our Compensation Committee also reviewed and approved the 2025 goals and objectives recommended by Mr. Silverman, our then-current CEO, for each other Executive Team member. These goals and objectives included Impact goals that advance and complement our business strategy. In early March 2026, our Compensation Committee reviewed the 2025 individual performance of each NEO. In light of their individual performances and upon consideration of our Executive Team's strategic focus and execution to drive progress to bring the Etsy marketplace back to growth, our Compensation Committee approved a 90% individual performance achievement result for our CEO and each of our other NEOs other than Mr. Colburn. The following table summarizes select 2025 achievements for each NEO.

Named Executive Officer	Select 2025 Achievements

Josh Silverman
•Mr. Silverman guided efforts to improve GMS performance trends over the course of the year, exiting the fourth quarter with a return to slight growth for the Etsy marketplace.
•Mr. Silverman oversaw efforts to strengthen buyer engagement and discovery, contributing to stabilization in active buyer trends, and a return to growth in gross buyer additions (new and reactivated buyers) in the fourth quarter.
•Mr. Silverman engaged key external stakeholders, including investors, policymakers, and the seller community, to reinforce Etsy’s strategy and positioning.

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Lanny Baker
•Mr. Baker led Etsy’s financial planning, forecasting, and analytics functions, improving forecast accuracy and delivering strategic analyses to inform decision-making and identify growth opportunities.
•Mr. Baker strengthened marketing and product analytics, contributing to improved GMS performance, and managed Etsy’s cost structure for optimization, while identifying future growth opportunities.
•Mr. Baker oversaw Etsy’s capital allocation strategy, including the issuance of convertible debt on favorable terms and continued share repurchases aligned with free cash flow generation.
•Mr. Baker led corporate development and strategic sourcing initiatives, including the successful sale of Reverb and the delivery of contract savings exceeding internal targets.

Kruti Patel Goyal
•Ms. Patel Goyal led a comprehensive assessment of the Etsy marketplace, establishing clear strategic priorities focused on customer behavior and durable value.
•Ms. Patel Goyal led efforts to improve GMS growth trends over the course of the year, contributing to a return to slight growth in the fourth quarter for the Etsy marketplace.
•Ms. Patel Goyal drove alignment across product, engineering, marketing, and operations to execute against these priorities, strengthening coordination on Etsy’s most critical growth initiatives.
•Ms. Patel Goyal advanced Etsy’s product strategy to improve discovery, personalization, and overall marketplace experience, better connecting buyers with relevant and differentiated inventory.

Rafe Colburn
•Mr. Colburn led Etsy’s engineering and product organizations, resetting leadership, the operating model, and our engineering culture to better align execution with strategic priorities and improve development velocity.
•Mr. Colburn drove product innovation across Etsy’s core experiences, including advancements in search and machine learning capabilities, while clarifying the roadmap and infrastructure required to support future improvements.
•Mr. Colburn led the evolution of Etsy’s mobile app experience, which outperformed our other shopping surfaces.
•Mr. Colburn modernized Etsy’s technology foundation, maintaining high platform reliability while reducing operational risk and enabling faster iteration.

Colin Stretch
•Mr. Stretch continued to evolve Etsy's legal counseling model, prioritizing support on the Company's highest impact initiatives and addressing existing and emerging legal and regulatory risks.
•Mr. Stretch strengthened Etsy’s compliance framework, refining scope and focus to enhance effectiveness across key risk areas. Mr. Stretch oversaw Etsy’s advocacy efforts on behalf of sellers and the broader marketplace, engaging on policy and regulatory matters that impact our community.
•Mr. Stretch oversaw legal advising on the issuance of convertible debt and the sale of our former Reverb subsidiary.
•Mr. Stretch assumed an expanded role, taking on responsibility for our people and workplace functions, in addition to his leadership of our legal, policy, compliance, and advocacy teams.

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2025 Annual Cash Incentive Award Compensation Decisions
In early 2026, our Compensation Committee approved the final cash incentive award payouts based on our corporate performance and their evaluation of the individual performance goals and objectives for our NEOs. As a result, the following payments were approved for 2025:

Named Executive Officer	2025 Base Salary	2025 Target Opportunity (% of Base Salary)	2025 Company Portion	2025 Individual Portion	2025 Total Earned (% of Target Opportunity)	2025 Incentive Cash Compensation
Josh Silverman	$700,000	120%	86%	90%	87%	$729,120
Lanny Baker	$525,000	90%	86%	90%	87%	$412,020
Kruti Patel	$540,000	100%	86%	90%	87%	$468,720
Rafe Colburn(1)	$500,000	80%	86%	140%	113%	$341,082
Colin Stretch	$490,000	70%	86%	90%	87%	$299,096
1Mr. Colburn's target annual cash incentive award opportunity increased from 30% to 80% effective May 5, 2025, in connection with his promotion to Chief Technology Officer. In light of the mid-year increase, his actual award reflects a blended target for 2025 of 30% for January 1, 2025 through May 4, 2025, based on Depop results and reflecting 160% on the individual component, and 80% for May 5, 2025 through December 31, 2025, based on Etsy results and reflecting 140% on the individual component.
Annual Cash Incentive Program Design for 2026
For 2026, our Compensation Committee approved changes to the weighting of the metrics used to measure corporate performance for the 2026 annual cash incentive program under Etsy's Management Cash Incentive Program (the "MCIP"), replacing the 2025 weightings of GMS (40%), take-rate (30%), and Adjusted EBITDA margin (30%) with the 2026 weightings of GMS (50%), take-rate (20%), and Adjusted EBITDA margin (30%). Given GMS is the primary indicator of seller growth and the health of the marketplace, we have increased the weighting of this metric. In addition, our Compensation Committee approved changes to the corporate and individual performance component weighting for our annual cash incentive program. For 2026, our Compensation Committee increased the portion of the target annual cash incentive award that will be based on corporate performance from 80% to 100% for our CEO. For each other Executive Team member’s target annual cash incentive, our Compensation Committee increased the portion that will be based on corporate performance from 70% to 80% with the remaining 20% being based on individual performance. These changes underscore our focus on driving growth for the Etsy marketplace. In light of our recently announced agreement to sell Depop, our Compensation Committee selected both consolidated and Etsy marketplace corporate performance metric target levels for 2026, with the Etsy marketplace metrics to apply in the event the transaction closes in 2026.
Long-Term Incentive Awards
Overview
We view long-term equity incentive compensation as a critical element of our executive compensation program. We provide long-term equity incentive compensation opportunities to help align the interests of our executive officers, including our NEOs, with the interests of our long-term stockholders. We believe that equity awards encourage long-term focus and decision-making that is consistent with our mission and strategic goals.
Our NEOs generally receive annual equity awards. In addition, typically, we grant equity awards to newly-hired executive officers, in connection with promotions, as a reward for superior performance, and/or for retention purposes. Generally, when determining the type and size of an award, our Compensation Committee seeks to be competitive with the companies in our executive compensation peer group, but our Compensation Committee did not target a specific positioning percentile of our peer group in 2025.
We provide a mix of RSUs and PSUs as long-term incentives for our NEOs. In 2025:
•Mr. Silverman, our then-current CEO, received a mix of RSUs (50%) and PSUs (50%).
•Our other NEOs received a mix of RSUs (70%) and PSUs (30%).

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PSUs granted to the NEOs in 2025 are earned based on continued service and performance with respect to four equally-weighted metrics selected by our Compensation Committee, as described below:

Performance Metric	What it Measures
GMS (25%)	The dollar value of items sold in our marketplaces, excluding shipping fees and net of refunds, within the applicable period.
Revenue (25%)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements.
Adjusted EBITDA Margin (25%)	Etsy’s profitability from our operations that is calculated by dividing consolidated Adjusted EBITDA by consolidated revenue and expressed as a percentage.
Relative TSR (25%)	Our stock price performance, reflecting returns to our stockholders relative to the Nasdaq Composite index.
Our Compensation Committee selected these as they are key metrics that investors focus on when evaluating Etsy’s performance:
•GMS. As the dollar value of items sold on our marketplaces (excluding shipping fees and net of refunds), GMS is an indicator of the success of sellers, the satisfaction of buyers, the health of our marketplaces, and the scale of our business, and, therefore, is one of our key performance measures.
•Revenue. Reflects our top-line growth as the money Etsy earns based on GMS and optional services provided to sellers. As we generate more revenue, we are able to invest more in our business to drive sales for sellers, improve the customer experience, support our teams, and grow profits.
•Adjusted EBITDA Margin. Illustrates our profitability, which serves as a measure of the health and strength of our company and provides insight into whether we are investing in the right areas and operating efficiently.
•Relative TSR. Directly aligns the interests of our executive officers with those of our stockholders.
For the PSUs granted in 2025, in response to stockholder feedback, our Compensation Committee approved a three-year performance period for all 2025 PSU metrics.
We do not disclose forward-looking targets for our PSUs as the disclosure would likely result in competitive harm and be detrimental to our operating performance. However, at the completion of the performance period for each PSU metric, we have disclosed the performance goals and payouts for previously granted PSUs and intend to continue to do so.
2025 Target Long-Term Incentive Opportunities
In 2025, our Compensation Committee approved the value of the target long-term incentive award opportunities granted to our NEOs. This determination followed the Compensation Committee's review and consideration of competitive market data analysis prepared by Compensia reflecting the then-current competitive market conditions, the potential retentive value of their unvested equity awards, as well as the desire to retain Etsy's management team, and our Compensation Committee's assessment of the factors described above under the heading "Factors Considered When Determining Executive Compensation."
As described above, the 2025 target long-term incentive equity awards consisted of 50% RSUs and 50% PSUs for Mr. Silverman, and 70% RSUs and 30% PSUs for each other NEO. PSUs were approved with a three-year performance period for all metrics. For RSUs, quarterly vesting over a three-year vesting period was approved for NEOs other than Mr. Baker, whose RSUs reflect a one-year cliff vesting period followed by quarterly vesting over the next three years.
The Compensation Committee approved the value of the long-term incentive awards for Mr. Baker in connection with his appointment as Chief Financial Officer. The Compensation Committee approved the values of the long-term incentive awards granted to Ms. Patel Goyal in connection with her promotion to President and Chief Growth Officer and to Mr. Colburn in connection with his promotion to Chief Technology Officer. In 2025, Mr. Colburn also received an RSU equity award in connection with the annual equity refresh awards for our employee base, which was awarded prior to his promotion to Chief Technology Officer. Mr. Colburn did not receive an equity award upon the expansion of his role to Chief Product and Technology Officer.

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The following equity awards were granted to our NEOs in 2025.

Named Executive Officer	2025 Long -Term Incentive Award (Target Value)(1)	PSUs Granted (#)(2)	RSUs Granted (#)(3)
Josh Silverman	$16,313,000	159,120	159,120
Lanny Baker	$7,700,000	45,064	99,593
Kruti Patel Goyal	$8,000,000	46,820	109,246
Rafe Colburn	$7,656,000	44,322	116,216
Colin Stretch	$5,250,000	30,725	71,693
1Reflects grant values as approved by our Compensation Committee. Pursuant to our Equity Grant Policy, to mitigate the impact of any short-term stock price volatility, the target number of PSUs and number of RSUs subject to an award was determined by dividing the aggregate granted value of the award by the average closing market price of our common stock on Nasdaq, our listing exchange at the time of the 2025 equity award grants (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, which was $72.75 per share. The dollar values reported in this column vary from the "grant date fair value" of awards as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table, which are required to be computed in accordance with FASB ASC Topic 718, based on the closing market price of our common stock on the award grant date and the probable outcome of the applicable performance conditions for the portion of the PSUs based on performance conditions (GMS, revenue, and Adjusted EBITDA margin), and using a Monte-Carlo simulation model for the portion of the PSUs based on a market condition (relative TSR).
2The target number of shares to be earned in respect of the PSUs will be based on our actual level of performance achieved during the three-year performance period from January 1, 2025 through December 31, 2027. 100% of the PSUs will vest on April 1, 2028, subject to continued service through the vesting date. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs specified in the above table.
3The RSUs granted in 2025 vest in 12 equal quarter installments beginning on July 1, 2025, other than for Mr. Baker, whose RSUs vested 25% on February 1, 2026, with the remainder vesting in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.
Long-Term Incentives Earned from 2023 and 2024 PSU Awards
2023 PSU AWARDS
In 2023, our Compensation Committee granted PSUs to certain of our current NEOs who were members of our Executive Team at that time, including Mr. Silverman and Mr. Stretch, with four equally weighted performance metrics: GMS; revenue; Adjusted EBITDA margin; and relative TSR. The GMS, revenue, and Adjusted EBITDA margin performance metrics were tied to a two-year performance period from January 1, 2023 to December 31, 2024. The achievement of those metrics was previously disclosed in our 2025 proxy statement and are included in the below table for ease of reference. For the relative TSR metric, our Compensation Committee approved a performance target based on our relative TSR performance during the three-year performance period from January 1, 2023 to December 31, 2025. In March 2026, our Compensation Committee determined our actual performance relative to the relative TSR performance objective resulted in a weighted payout of 14%, and combined with the previously approved payout on the GMS, revenue, and Adjusted EBITDA margin performance metrics, the 2023 PSUs in aggregate resulted in 108% of the PSUs granted being earned as shown in the below table:

Performance Measure	Weighting	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual Performance	Weighted Resulting Payout %
		(dollars in millions)
GMS	25%	$24,420	$27,452	$30,483	$25,748	18%
Revenue	25%	$4,930	$5,542	$6,154	$5,557	26%
Adjusted EBITDA margin	25%	24.8%	26.3%	27.4%	27.6%	50%
Relative TSR	25%	25th %ile	55th %ile	85th %ile	29th %ile	14%
					Total	108%

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This resulted in the following number of PSUs earned by Mr. Silverman and Mr. Stretch from the 2023 PSU awards:

Named Executive Officer(1)	2023 PSUs Granted at Target	2023 PSUs Earned based on GMS, Revenue, and Adjusted EBITDA Performance Objectives	2023 PSUs Earned based on Relative TSR Performance Objectives	Total 2023 PSUs Earned Based on Performance Objectives (#)(2)
Josh Silverman	69,235	64,786	9,859	74,645
Colin Stretch	16,616	15,547	2,366	17,913
1Mr. Baker, Ms. Patel Goyal, and Mr. Colburn were not Executive Team members in 2023 and thus did not receive 2023 Etsy PSU awards.
2The portion of the 2023 PSU awards based on the GMS, revenue, and Adjusted EBITDA margin performance metrics earned for the two-year performance period ended December 31, 2024 vested 50% on each of April 1, 2025 and April 1, 2026. The portion of the 2023 PSUs subject to the relative TSR metric earned for the three-year performance period ended December 31, 2025 vested in full on April 1, 2026.
2024 PSU AWARDS
In 2024, our Compensation Committee granted PSUs to certain of our current NEOs who were members of our Executive Team at that time, including Mr. Silverman and Mr. Stretch, with four equally weighted performance metrics: GMS; revenue; Adjusted EBITDA margin; and relative TSR. The GMS, revenue, and Adjusted EBITDA margin performance metrics were tied to a two-year performance period from January 1, 2024 to December 31, 2025. For the relative TSR metric, our Compensation Committee approved a performance target based on our relative TSR performance during the three-year performance period from January 1, 2024 to December 31, 2026. In March 2026, our Compensation Committee determined our actual performance relative to the GMS, revenue, and Adjusted EBITDA margin performance objectives resulted in 18.7% of the PSUs for which the performance period was complete being earned as shown in the below table:

Performance Measure	Weighting(1)	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual Performance	Weighted Resulting Payout %(1)
		(dollars in millions)
GMS	25%	$24,795	$27,248	$30,517	$24,504	—%
Revenue	25%	$5,427	$5,963	$6,679	$5,692	18.7%
Adjusted EBITDA Margin	25%	26.9%	28.1%	29.1%	26.6%	—%
						18.7%
1The amount reported reflects the portion of the 2024 PSU awards earned based on the GMS, revenue, and Adjusted EBITDA margin performance metrics, which comprised 75% of the 2024 PSU awards. 50% of the earned PSUs vested on April 1, 2026, and 50% will vest on April 1, 2027. The remaining 25% of the 2024 PSU awards is to be earned (if at all) based on our relative TSR performance through December 31, 2026, as measured against the Nasdaq Composite Index and, for which the performance period is still ongoing.
This resulted in the following number of PSUs earned by Mr. Silverman and Mr. Stretch to date from the 2024 PSU awards:

Named Executive Officer(1)	2024 PSUs Granted at Target(2)	2024 PSUs Earned based on Performance Objectives where Performance Period is Complete(3)	2024 PSUs for which Performance Period is Not Complete(4)
Josh Silverman	116,838	21,818	29,210
Colin Stretch	28,865	5,390	7,217
1Mr. Baker, Ms. Patel Goyal, and Mr. Colburn were not Executive Team members in 2024 and thus did not receive 2024 Etsy PSU awards.
2Reflects PSUs to be earned based on the GMS, revenue, Adjusted EBITDA during the two-year performance period from January 1, 2024 to December 31, 2025 and relative TSR performance metrics over a three-year performance period from January 1, 2024 to

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December 31, 2026. The number of shares that may be earned ranges from 0% to 200% of the target number of PSUs subject to the 2024 PSU awards, subject to continued service through the applicable vesting dates.
3As described above, 18.7% of the 2024 PSU awards based on the GMS, revenue, and Adjusted EBITDA margin performance metrics were earned for the two-year performance period ended December 31, 2025. 50% of these earned PSUs vested on April 1, 2026, and 50% will vest on April 1, 2027, generally subject to continued service through each vesting date.
4These PSUs may be earned based on our TSR performance relative to the Nasdaq Composite Index measured over a three-year performance period from January 1, 2024 to December 31, 2026. The number of PSUs that may be earned will range from 0% to 200% of the target number of PSUs specified in the above table, generally subject to continued service through the vesting date.
2023 AND 2024 DEPOP PSU AWARDS EARNED BY MS. PATEL GOYAL
From September 2022 through March 2025, Ms. Patel Goyal served as CEO of our Depop subsidiary. In connection with her assignment at Depop, Ms. Patel was awarded PSUs with performance metrics based on Depop's financial and operational results and a relative TSR performance metric based on Etsy's financial results. These PSU awards were earned as follows.
2023 DEPOP PSU AWARDS
In 2023, our Compensation Committee granted PSUs to Ms. Patel Goyal with three equally weighted performance metrics based on Depop's financial and operational results - GMS, revenue, and Adjusted EBITDA margin - and a fourth performance metric based on Etsy's relative TSR. The GMS, revenue, and Adjusted EBITDA margin performance metrics were tied to a one-year performance period from January 1, 2023 to December 31, 2023, and the relative TSR performance metric was tied to a three-year performance period from January 1, 2023 to December 31, 2025. In early 2024, our Compensation Committee determined Depop's actual performance relative to its GMS, revenue, and Adjusted EBITDA margin performance objectives, which resulted in the PSUs based on Depop's financial and operational results being earned at 135%. In early 2026, our Compensation Committee determined our actual performance relative to the relative TSR performance objectives as shown in the following table:

Performance Measure	Weighting	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual Performance	Weighted Resulting Payout%
Relative TSR	25%	25th %ile	55th %ile	85th %ile	29%	14%
These determinations, when combined, resulted in 149% of the 2023 Depop PSUs granted to Ms. Patel Goyal, or 21,225 PSUs, being earned. 33 1/3% of the earned PSUs based on Depop's GMS, revenue, and Adjusted EBITDA margin vested on each of April 1, 2024, April 1, 2025, and April 1, 2026, and 100% of the earned relative TSR PSUs vested on April 1, 2026.
2024 DEPOP PSU AWARDS
In 2024, our Compensation Committee granted PSUs to Ms. Patel Goyal with three equally weighted performance metrics based on Depop's financial and operational results - GMS, revenue, and Adjusted EBITDA margin - and a fourth performance metric based on Etsy's relative TSR. The GMS, revenue, and Adjusted EBITDA margin performance metrics were tied to an 18 month performance period from January 1, 2024 to June 30, 2025, and the relative TSR performance metric was tied to a three-year performance period from January 1, 2025 to December 31, 2026. In August 2025, our Compensation Committee determined Depop's actual performance relative to its GMS, revenue, and Adjusted EBITDA margin performance objectives resulted in a weighted payout of 191% of the PSUs for which the performance period was complete being earned as shown in the following table:

Performance Measure	Weighting(1)	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual Performance	Weighted Resulting Payout%
		(GBP in millions)
Depop GMS	25%	£801	£880	£986	£1,001	67%
Depop Revenue	25%	£137	£150	£168	£167	64%
Depop Adjusted EBITDA Margin	25%	(24%)	(17%)	(10%)	(12%)	60%
					Total	191%

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(1) The amount reported reflects the 75% of the 2024 Depop PSU award earned based on Depop's GMS, revenue, and Adjusted EBITDA margin performance metrics. The remaining 25% of the 2024 Depop PSU award is to be earned based on our relative TSR through
December 31, 2026, as measured against the Nasdaq Composite Index and for which the performance period is still ongoing.
This resulted in 191% earned of the 2024 Depop PSUs granted to Ms. Patel Goyal for which the performance period was complete, or 29,512 PSUs earned. 33 1/3% of the earned PSUs based on Depop's GMS, revenue, and Adjusted EBITDA margin vested on each of October 1, 2025 and April 1, 2026 and the remaining 33 1/3% will vest on April 1, 2027.
2026 Incentive Award Opportunities
In response to stockholder feedback, our Compensation Committee has retained PSUs with a three-year performance period for all metrics as part of our 2026 equity awards for Mr. Baker, Ms. Patel Goyal, Mr. Colburn, and Mr. Stretch. For 2026, our Compensation Committee continued to approve a 50%-50% mix of RSUs-PSUs for our CEO and a 70%-30% mix of RSUs-PSUs for our other NEOs.
Our Leadership Transition
As previously disclosed in our Form 8-K, on October 29, 2025, Etsy announced the appointment of Ms. Patel Goyal as Etsy’s Chief Executive Officer and President, effective January 1, 2026, following Mr. Silverman's resignation as Chief Executive Officer and appointment as Executive Chair. Ms. Patel Goyal was also appointed to the Board effective January 1, 2026.
MS. PATEL GOYAL
On October 28, 2025, Ms. Patel Goyal and Etsy entered into a letter agreement (the “Patel Goyal Letter Agreement”) governing the terms of her service as Etsy’s Chief Executive Officer and President. Pursuant to the Patel Goyal Letter Agreement, Ms. Patel Goyal receives a base salary of $700,000 per year and is eligible to participate in the MCIP, with a target annual cash incentive opportunity for 2026 equal to 100% of her base salary. In early 2026, Etsy granted Ms. Patel Goyal a CEO equity award consisting of 50% RSUs and 50% PSUs with a target grant date value of approximately $16,000,000. In establishing Ms. Patel Goyal’s 2026 equity award target value, the Compensation Committee carefully reviewed the competitive market analysis prepared by its compensation consultant, together with a reflection of prior equity award values awarded to Etsy's CEO.
In addition, Ms. Patel Goyal continues to participate in Etsy’s Executive Severance Plan (the "Executive Severance Plan"). Upon a "Qualifying CIC Termination" (as defined in the Executive Severance Plan), she will receive 18 months of base salary continuation, up to 18 months of company-paid COBRA coverage, full vesting of all outstanding equity awards, and, if such termination occurs after the third month of the fiscal year, a prorated target bonus for the year of termination. Upon a "Qualifying Termination" (as defined in the Executive Severance Plan) that is not a Qualifying CIC Termination, she will receive 12 months of base-salary continuation, up to 12 months of company-paid COBRA coverage and, if such termination occurs after the third month of the fiscal year, a prorated target bonus for the year of termination. In addition, upon a Qualifying Termination that is not a Qualifying CIC Termination, Ms. Patel Goyal will receive one year of additional vesting service credit with respect to unvested RSUs and options to purchase shares of Etsy’s common stock and her PSUs will vest pro-rata based on the number of days she was continuously employed during the applicable performance period through the date of such Qualifying Termination, with the performance conditions deemed met (i) at actual performance for any PSUs for which the performance period has already been completed, (ii) at target performance for any PSUs that are to be earned based on financial metrics for which the performance period has not yet been completed and (iii) the greater of target and actual performance for any PSUs that are to be earned based on relative TSR for which the performance period has not yet been completed. Ms. Patel Goyal will also receive continued tax preparation support through 2027 as an extension of the benefits provided in connection with her prior secondment to Etsy’s Depop subsidiary.
MR. SILVERMAN
On October 24, 2025, Mr. Silverman notified Etsy's Board of his resignation as Etsy's Chief Executive Officer, effective December 31, 2025. On October 27, 2025, Etsy's Board approved Mr. Silverman's appointment as Executive Chair of the Board, effective as of January 1, 2026. Mr. Silverman is expected to serve as Executive Chair through December 31, 2026 followed by a continued role as a non-executive Board member and Senior Advisor until April 1, 2027 (such periods, as may be earlier terminated by Etsy or Mr. Silverman, the “Executive Chair Term” and the “Senior Advisor Period,” respectively).
On October 28, 2025, Mr. Silverman and Etsy entered into a letter agreement (the “Silverman Letter Agreement”) governing the terms of his service as Executive Chair and Senior Advisor. Pursuant to the Silverman Letter Agreement, Mr. Silverman will remain an employee of Etsy and receive a base salary of $420,000 per year during the Executive Chair Term and will be eligible

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to participate in the MCIP, with a target annual cash incentive opportunity equal to 100% of his base salary. In addition, in early 2026, Etsy granted Mr. Silverman an award consisting of PSUs with a target value equal to approximately $8,000,000. For Mr. Silverman, our Compensation Committee tailored his 2026 equity incentive award to align with his expected service period as Executive Chair through December 31, 2026. Our Compensation Committee also considered the criticality of ensuring Mr. Silverman was focused on facilitating an effective and successful transition of leadership to Ms. Patel Goyal. Accordingly, the Compensation Committee approved Mr. Silverman's 2026 equity incentive award exclusively in PSUs, and no RSUs, with a 50% reduction in target value year-over-year, utilizing the same performance metrics as the PSUs awarded to other NEOs, except that it utilized a one-year performance period through December 31, 2026. In addition to considering the truncated performance period to align with Mr. Silverman’s succession-related responsibilities, our Compensation Committee also considered the factors described above under the heading "Factors Considered When Determining Executive Compensation," including his continuing responsibilities as Executive Chair. Other than the 2026 PSU award, Mr. Silverman is not eligible for any further grants of equity awards.
The Silverman Letter Agreement provides that Mr. Silverman’s outstanding RSUs and PSUs will continue to vest in accordance with their terms through the end of the Senior Advisor Period, and that his outstanding options will remain exercisable during the Executive Chair Period, the Senior Advisor Period and, if he continues to serve on the Board thereafter, during the period of that service but not beyond the original term of the applicable options. In the event that Mr. Silverman resigns for any reason during the Executive Chair Term or the Senior Advisor Period, he will forfeit all of his then outstanding and unvested equity awards. Mr. Silverman's RSUs and PSUs that are unvested as of the end of the Senior Advisor Period will be forfeited without consideration on that date, regardless of whether he continues to serve on the Board after the end of his Senior Advisor Period. In addition, upon the occurrence of a Change in Control (as defined in Etsy's Executive Severance Plan) prior to the end of the Senior Advisor Period, all then-outstanding equity awards held by Mr. Silverman that would have vested on or prior to April 1, 2027 will immediately vest and all other unvested equity awards will be immediately forfeited.
In addition, he will receive benefits for which he is eligible in accordance with his benefit elections during the Executive Chair Term. Mr. Silverman will be ineligible to receive a base salary or participate in the MCIP in respect of his service after December 31, 2026. Following such date, he will not receive any additional compensation or benefits from Etsy (other than continued vesting of his currently outstanding equity awards and the PSU award, as described above).
MR. BAKER
In December 2024, Etsy announced the appointment of Charles "Lanny" Baker as Etsy's Chief Financial Officer, effective January 1, 2025. In connection with his appointment, Etsy and Mr. Baker entered into a letter agreement, which provides that Mr. Baker receives a base salary of $525,000 and is eligible to participate in our annual cash incentive program with a target annual cash incentive opportunity equal to 90% of his base salary. In connection with his appointment, Mr. Baker received a sign-on bonus of $140,000. In addition, Etsy granted Mr. Baker sign-on equity awards with an aggregate grant date fair value equal to approximately $7,700,000, consisting of 70% RSUs and 30% PSUs. Mr. Baker's sign-on equity award was granted under the Etsy, Inc. 2024 Inducement Plan and was intended to serve as a material inducement to his commencement of employment with Etsy. Mr. Baker's letter agreement also provides that he is eligible to participate in Etsy's Executive Severance Plan.
MR. COLBURN
In March 2025, Etsy announced the appointment of Mr. Colburn as Chief Technology Officer, effective May 5, 2025. In connection with his appointment, Etsy and Mr. Colburn entered into a letter agreement, which provides that Mr. Colburn receives a base salary of $450,000 and is eligible to participate in our annual cash incentive program with a target annual cash incentive opportunity equal to 80% of his base salary. In connection with his appointment, Etsy granted Mr. Colburn sign-on equity awards with an aggregate grant date fair value equal to approximately $7,000,000, consisting of 70% RSUs and
30% PSUs. In September 2025, in connection with his appointment to an expanded role as Chief Product and Technology Officer, Mr. Colburn's base salary was increased to $500,000. Mr. Colburn did not receive an equity award upon the expansion of his role as Chief Product and Technology Officer. Mr. Colburn's letter agreement also provides that he is eligible to participate in Etsy's Executive Severance Plan.
Other Benefits
We believe the best work comes from happy employees. We offer all our employees a robust benefits package designed to support employee retention and engagement.

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Health & Wellness
We provide health and wellness benefits to our executive officers, including our NEOs, on the same basis as these benefits are provided to our other eligible employees, including health, dental, fitness, vision, life, and disability insurance benefits. Etsy is also recognized for leading in gender-neutral paid parental leave, adoption assistance, family planning benefits, and back up childcare programs.
401(k) Plan
Like our other U.S. employees, our executive officers, including our NEOs, may participate in our 401(k) Plan. Etsy matches 50% of the first 6% of each participating employee’s contributions under our 401(k) Plan.
Perquisites and Other Personal Benefits
Perquisites and other personal benefits, beyond those that are available to employees generally, represent a nominal part of our executive compensation program. From time to time, however, we may provide perquisites or other personal benefits that our Compensation Committee has determined are reasonable and competitive to attract and retain our executive officers, including our NEOs.
Perquisites in 2025 consisted of security services for our NEOs, a monthly travel stipend for Mr. Baker and Mr. Stretch, and certain expatriate benefits for Ms. Patel Goyal and Mr. Colburn in connection with their international assignments as officers of our Depop subsidiary, based in the UK, as well as for their respective relocations to New York upon Ms. Patel Goyal's promotion to Etsy's President and Chief Growth Officer and Mr. Colburn's promotion to Chief Technology Officer. For more information regarding the perquisites or other personal benefits that our NEOs received during 2025, see the Summary Compensation Table and the applicable accompanying footnotes.
Executive Severance Plan
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers, and we maintain an Executive Severance Plan for that purpose. Maintaining competitive severance and change in control arrangements helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. We also believe that the Executive Severance Plan serves as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involve a change in control of Etsy, which helps preserve our value and the potential benefit to be received by our stockholders in such a transaction. In 2025, our Compensation Committee approved updates to our Executive Severance Plan, as described at "Potential Payments Upon Termination or Change of Control."
In addition, the Executive Severance Plan and the retirement provisions in our equity awards, described below, are intended to reduce the need to extensively negotiate post-employment compensation arrangements on a case-by-case basis and to help mitigate potential employer liability. For example, Executive Severance Plan participants are required to sign a separation and release agreement (including a release in favor of Etsy) as a condition to receiving post-employment compensation payments or benefits. For more information, see “Potential Payments Upon Termination or Change of Control."
Retirement Eligibility Provisions in Our Equity Awards
In 2023, our Compensation Committee approved the addition of Qualifying Retirement provisions to our RSU and PSU awards, which were effective for awards granted on or after March 15, 2023. For awards granted from March 15, 2023 through June 1, 2025, "Qualifying Retirement" is defined as the voluntary termination from service on or after the first anniversary of the date the RSUs or PSUs were granted if the employee's combined age and years of service exceeds 70. Effective for our RSU and PSU awards granted on or after June 2, 2025, we introduced a minimum age requirement, such that "Qualifying Retirement" is defined as the voluntary termination from service on or after the first anniversary of the date the RSUs or PSUs were granted if the employee's combined age and years of service exceeds 70, with a minimum age of 55.
Upon a Qualifying Retirement, RSUs will continue to vest pursuant to the original vesting schedule set forth in the applicable RSU award agreement(s). In the case of PSUs, If a Qualifying Retirement occurs prior to the end of the applicable performance period, then a portion of the PSUs (if any) that was determined by the Compensation Committee to be eligible to vest based on actual performance through the end of the applicable performance period, prorated based on the number of days the employee was in service during the performance period through the date of such Qualifying Retirement, will vest on the applicable

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vesting date(s) set forth in the applicable award agreement(s). If the Qualifying Retirement occurs on or after the end of the applicable performance period but prior to a PSU vesting date, the portion of the PSUs that was determined by the Compensation Committee to be eligible to vest based on actual performance through the end of the performance period, without proration, will vest on the applicable vesting date(s).
Other Compensation Policies and Practices
Equity Awards Grant Policy
We maintain a formal equity awards grant policy, which has been adopted by our Compensation Committee. Our Equity Awards Grant Policy provides:
•Our Board, our Compensation Committee, or a subcommittee of two or more directors must approve all equity awards granted to senior officers. Our Compensation Committee may also delegate its authority to grant awards to employees other than senior officers to two or more officers or directors, as our Compensation Committee deems appropriate.
•Unless otherwise approved by our Board or our Compensation Committee, equity awards are granted on pre-established dates as follows:
–For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs (or, if that day is not a trading day, on the following trading day).
–Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year (or, if that day is not a trading day, on the following trading day).
•In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in a RSU or PSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on the NYSE (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, or based on such other methodology as our Compensation Committee may determine in its sole discretion. As a result, the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan-Based Awards Table, may be lower or higher than the equity compensation value approved by our Compensation Committee.
Timing of Option Grants
We have not granted stock options to any NEO since 2021. See above under the heading, “Director Compensation—Compensation Program for Non-Employee Directors” for a discussion of the timing of stock option grants made to Mr. Wilson. We do not grant option awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information based on option award grant dates or for the purpose of affecting the value of executive or director compensation.
Stock Ownership Guidelines
To support continued alignment of the interests of our non-employee directors and executive officers with the interests of our stockholders, our stock ownership guidelines require our executive officers and the non-employee members of our Board to hold shares of our common stock equivalent in value to a minimum dollar amount based on a multiple of their base salaries or number of shares as set forth below:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of six times base salary or 37,800 shares
Other Executive Officers	Lesser of one times base salary or 4,400 shares
Non-Employee Members of our Board	Lesser of $150,000 or 1,500 shares
This ownership must be achieved by December 31, 2027, or, if later, within five years of first becoming a non-employee director or executive officer (or being promoted to chief executive officer), measured as of the last day of the applicable fiscal year. If the guidelines have not been met by the initial compliance date, the executive officers are required to retain 50% of any shares acquired under any equity award granted by Etsy (net of any shares sold or withheld to pay any applicable exercise price or satisfy any employment or income taxes related to the equity awards) until the guidelines are met.

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For the executive officers, the required ownership level is calculated using the executive officer’s annual base salary as of January 1 of the year of the measurement date.
The following shares of our common stock count toward compliance with the guidelines:
•shares owned outright by the director or executive officer or by members of his or her immediate family;
•shares held in a trust for the benefit of the director or executive officer and/or members of his or her immediate family; and
•vested RSUs, including vested PSUs, net of the estimated number of shares needed to pay the minimum tax withholding for those vested units.
Unvested RSUs and unexercised stock options (whether or not vested) do not count toward director or executive officers’ compliance with the guidelines.
These shares are valued at the average daily closing price per share of our common stock during the 90-trading day period ending 30 days prior to the measurement date. If the guidelines have not been met by the initial compliance date, the executive officers are required to retain 50% of any shares acquired under any equity award granted by Etsy (net of any shares sold or withheld to pay any applicable exercise price or satisfy any employment or income taxes related to the equity awards) until the stock ownership guidelines are met.
As of December 31, 2025, all of our executive officers and non-employee directors are in compliance with the guidelines, other than Mr. Rosenblatt, who has until December 31, 2030 to comply.
Clawback Policy
We maintain a clawback policy that complies with the requirements of SEC rules and NYSE listing standards. The policy provides for the recoupment of certain incentive compensation from current or former executive officers in the event of a financial restatement, as defined in the policy. A copy of the policy is filed as Exhibit 97 to our Form 10-K.
Insider Trading Policy; Policy Prohibiting Hedging and Pledging
We maintain an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by all our directors, officers, and employees, and certain consultants, agents and independent contractors of Etsy and its subsidiaries. In addition, with regard to trading in our own securities, we comply with the federal securities laws and the applicable exchange listing requirements. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Form 10-K.
Under our Insider Trading Policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.
Similarly, under our Insider Trading Policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from pledging our equity securities or using such securities as collateral for a loan.
Compensation and Risk Management
Our Compensation Committee and our management team each play a role in evaluating and mitigating potential risks associated with our compensation program, practices, and policies. Our Compensation Committee, with input and support from its compensation consultant and management, performed a compensation risk assessment during 2025. In particular, this assessment considered compensation program attributes that help to mitigate risk, including, for example:
•the mix of cash and equity compensation;
•a balance of short- and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•our formal policies for equity administration;
•our Insider Trading Policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using our securities as collateral;
•our Clawback Policy;
•our stock ownership guidelines; and
•the oversight of an independent Compensation Committee.

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Based on this assessment, our Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Etsy.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible.
Although our Compensation Committee may consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Etsy and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).
Taxation of Non-Qualified Deferred Compensation
Generally, Section 409A of the Internal Revenue Code sets limits on the deferral and payment of certain benefits. Our Compensation Committee takes into account whether elements of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Accounting
Our Compensation Committee considers the accounting treatment of the various elements of our executive compensation program when reviewing our program and making its compensation decisions. We follow the FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive and director compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from the awards.

62	2026 Proxy Statement
Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the foregoing CD&A section of Etsy’s Proxy Statement for the 2026 Annual Meeting of Stockholders. Based on this review and discussion, our Compensation Committee has recommended to our Board that the CD&A be included in Etsy’s 2026 Proxy Statement and incorporated into Etsy’s Form 10-K for the fiscal year ended December 31, 2025.
Respectfully submitted by:
Melissa Reiff (Chair)
C. Andrew Ballard
David Rosenblatt

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Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs as of December 31, 2025, 2024, and 2023 in accordance with SEC rules. The titles noted and compensation described in the following table reflect our NEOs roles during 2025 and are not reflective of the leadership transition that became effective on January 1, 2026.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Josh Silverman Chief Executive Officer	2025	690,137	—	15,814,539	737,591	729,120	100,935	18,072,322
	2024	660,000	—	16,574,365	—	649,440	72,756	17,956,561
	2023	652,603	—	15,483,730	—	396,000	44,771	16,577,104
Lanny Baker Chief Financial Officer	2025	525,000	140,000	7,851,478	—	412,020	51,149	8,979,647
Kruti Patel Goyal President and Chief Growth Officer	2025	540,000	—	7,543,022	—	468,720	1,237,295	9,789,037
Rafe Colburn Chief Product and Technology Officer	2025	436,363	—	9,653,493	—	341,082	460,755	10,891,693
Colin Stretch Chief Legal Officer and Corporate Secretary	2025	486,301	—	4,950,110	—	299,096	128,224	5,863,731
	2024	471,270	—	6,644,960	—	279,300	118,569	7,514,099
	2023	404,548	150,000	6,292,980	—	212,000	87,600	7,147,128
1Reflects base salaries earned during 2025. Annual base salaries as of December 31, 2025 were $700,000 for Mr. Silverman; $525,000 for Mr. Baker; $540,000 for Ms. Patel Goyal; $500,000 for Mr. Colburn; and $490,000 for Mr. Stretch.
2Represents the aggregate grant date fair value of RSUs and PSUs granted under the 2024 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and target number of PSUs subject to each award was based on the aggregate dollar value of the award approved by our Compensation Committee divided by the average closing market price of our common stock on Nasdaq, our listing exchange at the time of the 2025 equity award grants, for the 30 trading days immediately prior to and including the date of grant (rounded to the nearest hundredth). As a result, the grant date fair value of the awards reported in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the aggregate dollar value approved by our Compensation Committee.
The grant date fair value of the RSUs, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on Nasdaq on the grant date, which was $46.29. The grant date fair value of the PSUs based on GMS, revenue, and Adjusted EBITDA or Adjusted EBITDA margin, as applicable, computed in accordance with FASB ASC Topic 718, is based on the closing market price of our common stock on the grant date and the probable outcome of the applicable metrics. The grant date fair value of the PSUs based on relative TSR is determined using a Monte-Carlo simulation model based on the probable outcome as of the grant date. See Footnote 3 to the Grants of Plan-Based Awards Table for the valuation assumptions used in the calculation of such amounts for the PSUs.
The grant date fair value, computed in accordance with FASB ASC Topic 718, represents the amount we expect to expense for accounting purposes over the award's vesting schedule and not the actual value that will be realized by the NEO to the extent the award vests. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued following the end of the performance period, which may be more or less than the grant date fair value. The fair values of the 2025 PSU awards as of the grant date, assuming the maximum 200% payout for the PSUs, are as follows: Mr. Silverman: $13,973,123; Mr. Baker $3,957,295; Ms. Patel Goyal: $4,111,498; Mr. Colburn: 4,938,923; and Mr. Stretch: $2,698,102.
3Reflects the incremental grant date fair value attributable to the extension of the exercise period for Mr. Silverman's options computed as of the date of modification in accordance with FASB ASC Topic 718. Pursuant to the Silverman Letter Agreement, such options will remain

64	2026 Proxy Statement
exercisable during his service as Executive Chair, Senior Advisor and, if he continues to serve on the Board thereafter, during the period of such service. The period to exercise the options following termination will commence when all service (within the meaning of the applicable equity plan) ends, provided, that, the exercise period shall not extend beyond the original term of the applicable options.
4Represents awards paid under Etsy’s annual cash incentive program. For more information on the determination of these amounts based on achievement of 2025 corporate performance objectives and individual performance, see the CD&A.
5For 2025, this column includes security services in the amounts of $90,585 for Mr. Silverman, $7,930 for Mr. Baker, $8,488 for Ms. Patel Goyal, $9,158 for Mr. Colburn, and $7,930 for Mr. Stretch; travel stipends of $36,000 for Mr. Baker and $113,000 for Mr. Stretch; Etsy's 401(k) match of $10,350 for Mr. Silverman, $7,219 for Mr. Baker, $7,250 for Ms. Patel Goyal, $10,500 for Mr. Colburn, and $7,294 for Mr. Stretch; certain costs for Ms. Patel Goyal's international assignment as the former CEO of our Depop subsidiary, based in the UK, including company-provided housing and housing-related costs, including a lease termination fee, of $587,600; children's tuition and other school fees of $95,329; home leave travel and relocation expenses of $41,099, tax preparation services of $113,428, and a tax gross-up of $384,101; and certain costs for Mr. Colburn's international assignment as the former Chief Product and Technology Officer of our Depop subsidiary, based in the UK, including company-provided housing and housing-related costs of $40,605, home leave and relocation travel for Mr. Colburn and his spouse of $16,175, tax preparation services of $59,115, and a tax gross-up of $325,202. The amounts reported for Ms. Patel Goyal and Mr. Colburn do not include tax equalization payments for 2025, which amounts had not been determined prior to filing this proxy statement.
Grants of Plan-Based Awards Table
The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2025:

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Restricted Stock Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Josh Silverman	—	—	840,000	1,680,000	—	—	—	—		—
	10/28/2025	—	—	—	—	—	—	—		737,591	(4)
	3/17/2025	—	—	—	—	159,120	318,240	—		8,448,874
	3/17/2025	—	—	—	—	—	—	159,120	(5)	7,365,665
Lanny Baker	—	—	472,500	945,000	—	—	—	—		—
	3/17/2025	—	—	—	—	45,064	90,128	—		2,392,786
	2/3/2025	—	—	—	—	—	—	99,593	(6)	5,458,692
Kruti Patel Goyal	—	—	540,000	1,080,000	—	—	—	—		—
	3/17/2025	—	—	—	—	46,820	93,640	—		2,486,025
	3/17/2025	—	—	—	—	—	—	109,246	(5)	5,056,997
Rafe Colburn	—	—	400,000	800,000	—	—	—	—		—
	3/17/2025	—	—	—	—	—	—	12,797	(5)	592,373
	6/2/2025	—	—	—	—	44,322	88,644	—		2,986,288
	6/2/2025	—	—	—	—	—	—	103,419	(7)	6,074,832
Colin Stretch	—	—	343,000	686,000	—	—	—	—		—
	3/17/2025	—	—	—	—	30,725	61,450	—		1,631,441
	3/17/2025	—	—	—	—	—	—	71,693	(5)	3,318,669
1The MCIP provides for no payment if the specified performance metrics are achieved below the threshold performance level and there is a maximum payment of 200% of the target annual cash incentive opportunities if achievement of these performance metrics meets or exceeds the “stretch” performance level. The actual payouts based on achievement of 2025 corporate performance objectives and individual performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and described in the CD&A.
2Represents PSUs that may be earned based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin, as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents. 100% of the PSUs earned will vest on April 1, 2028, subject to continued service through such vesting date. The number, if any, of PSUs that may be earned ranges from 0% to 200% of the target number of PSUs underlying the award.

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3Other than with respect to the incremental grant date fair value attributable to the extension of the exercise period for Mr. Silverman's options, as reflected in footnote 4 below, represents the aggregate grant date fair value of RSUs and target number of PSUs granted under the 2024 Equity Incentive Plan and valued in accordance with FASB ASC Topic 718. To mitigate the impact of any short-term stock price volatility on the number of RSUs and PSUs granted, the number of RSUs and target number of PSUs subject to an award is based on the aggregate dollar value of the award approved by our Compensation Committee divided by the average closing market price of our common stock on Nasdaq, our listing exchange at the time of the 2025 equity award grants, for the 30 trading days immediately prior to and including the date of grant (rounded to the nearest hundredth). As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by our Compensation Committee. The grant date fair value computed in accordance with FASB ASC Topic 718 represents the amount we expect to expense for accounting purposes over the award's vesting schedule, and not the actual value that will be realized by the NEOs to the extent the awards vest. In addition to the level of performance achieved, the realized value of the PSUs earned will be determined by the price of our stock on the date any shares are issued following the end of the performance period, which may be more or less than the grant date fair value.
The grant date fair value of the RSUs, computed in accordance with FASB ASC Topic 718, was based on the closing market price of our common stock on the date of grant which was $54.81 per share on February 3, 2025, $46.29 per share on March 17, 2025, and $58.74 per share on June 2, 2025. The grant date fair value of the target number of PSUs based on the GMS, revenue, and Adjusted EBITDA margin performance, is computed based on the closing market price of our common stock on the grant date, which was $46.29 per share on March 17, 2025, and an assumed 100% performance achievement. The grant date fair value of $73.52 per share on March 17, 2025, reflected in the table above for the PSUs based on relative TSR is determined using a Monte-Carlo simulation model with the historical stock price volatilities of the companies in the comparator group over the most recent three-year period from the date of grant assuming dividends for each company are reinvested on a continuous basis and a risk-free rate of interest of 3.95%. The grant date fair value of the target number of PSUs based on the GMS, revenue, and Adjusted EBITDA margin performance for Mr. Colburn is computed based on the closing market price of our common stock on the grant date, which was $58.74 on June 2, 2025, and an assumed 100% performance achievement. The grant date fair value of $93.29 per share on June 2, 2025, reflected in the table above for the PSUs based on relative TSR is determined using a Monte-Carlo simulation model with the historical stock price volatilities of the companies in the comparator group over the most recent three-year period from the date of grant assuming dividends for each company are reinvested on a continuous basis and a risk-free rate of interest of 3.95%.
4Reflects the incremental grant date fair value attributable to the extension of the exercise period for Mr. Silverman's options computed as of the date of modification in accordance with FASB ASC Topic 718. Pursuant to the Silverman Letter Agreement, such options will remain exercisable during his service as Executive Chair, Senior Advisor and, if he continues to serve on the Board thereafter, during the period of such service. The period to exercise the options following termination will commence when all service (within the meaning of the applicable equity plan) ends, provided, that, the exercise period shall not extend beyond the original term of the applicable option.
5These RSUs vest in 12 equal quarterly installments, beginning on July 1, 2025, subject to continued service through, or retirement eligibility prior to, such vesting date.
6These RSUs vested 25% on February 1, 2026, with the remainder vesting in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.
7These RSUs vest in 16 equal quarterly installments, beginning on September 1, 2025, subject to continued service through, or retirement eligibility prior to, such vesting date.

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Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding unexercised stock options, and unvested RSUs and PSUs held by our NEOs as of December 31, 2025.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2025 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2025 (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights that have not Vested ($)(1)
Josh Silverman	930,618	—	10.62	5/3/2027	—		—	—		—
	37,613	—	223.23	3/14/2031	—		—	—		—
	—	—	—		7,190	(2)	398,614	—		—
	—	—	—		25,964	(3)	1,439,444	—		—
	—	—	—		73,024	(4)	4,048,451	—		—
	—	—	—		132,600	(5)	7,351,344	—		—
	—	—	—		42,252	(6)	2,342,451	—		—
	—	—	—		21,818	(7)	1,209,590	29,210	(8)	1,619,402
	—	—	—		—		—	198,900	(9)	11,027,016
Lanny Baker	—	—	—		99,593	(10)	5,521,436	—		—
	—	—	—		—		—	56,330	(9)	3,122,935
Kruti Patel Goyal	16,674	—	28.38	3/14/2028	—		—	—		—
	33,840	—	69.89	3/15/2029	—		—	—		—
	55,316	—	42	3/15/2030	—		—	—		—
	11,754	—	223	3/14/2031	—		—	—		—
	—	—	—		3,775	(2)	209,286	—		—
	—	—	—		2,381	(11)	132,003	—		—
	—	—	—		12,463	(3)	690,949	—		—
	—	—	—		30,069	(4)	1,667,025	—		—
	—	—	—		91,039	(5)	5,047,202	—		—
	—	—	—		8,427	(12)	467,193	—		—
	—	—	—		19,675	(13)	1,090,782	5,155	(8)	285,793
	—	—	—		—		—	58,525	(9)	3,244,626

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	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2025 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2025 (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights that have not Vested ($)(1)
Rafe Colburn	1,229	—	28.38	3/14/2028	—		—	—		—
	7,872	—	55.30	10/1/2029	—		—	—		—
	2,305	—	41.65	3/15/2030	—		—	—		—
	3,134	—	223.23	3/14/2031	—		—	—		—
	—	—			1,798	(2)	99,681	—		—
	—	—			452	(14)	25,059	—		—
	—	—			2,671	(3)	148,080	—		—
	—	—			7,517	(4)	416,742	—		—
	—	—			10,665	(5)	591,268	—		—
	—	—			90,492	(15)	5,016,876	—		—
	—	—			—		—	55,402	(9)	3,071,487
Colin Stretch	—	—	—		13,688	(16)	758,863	—		—
	—	—	—		42,096	(4)	2,333,802	—		—
	—	—	—		59,745	(5)	3,312,263	—		—
	—	—	—		10,140	(6)	562,162	—		—
	—	—	—		5,390	(7)	298,822	7,217	(8)	400,110
	—	—	—		—		—	38,407	(9)	2,129,284
1Reflects the market value of unvested RSUs and the target or actual number of PSUs (as noted) based on a closing market price on December 31, 2025 of $55.44 per share.
2Represents RSUs that vest in eight equal semi-annual installments, beginning on October 1, 2022, subject to continued service through each vesting date and which were fully vested as of April 1, 2026.
3Represents RSUs that vest in eight equal semi-annual installments, beginning on October 1, 2023, subject to continued service through, or retirement eligibility on, each vesting date.
4Represents RSUs that vest in 16 equal quarterly installments, beginning on July 1, 2024, subject to continued service through, or retirement eligibility on, each vesting date.
5Represents RSUs that vest in 12 equal quarterly installments, beginning on July 1, 2025, subject to continued service through, or retirement eligibility on, each vesting date.
6Represents PSUs granted in 2023 and earned based on the achievement of the performance criteria under the 2023 PSU awards. The PSUs earned based on the achievement of GMS, revenue, and Adjusted EBITDA vested 50% on each of April 1, 2025, and April 1, 2026. The PSUs earned based on relative TSR vested on April 1, 2026, subject to continued service through the applicable vesting dates. The number shown in the table reflects the shares that vested on April 1, 2026 at actual shares earned based on performance through December 31, 2025, subject to continued service through that date.
7Represents PSUs granted in 2024 and earned based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin for the two-year period ended on December 31, 2025. 50% of the PSUs earned based on achievement of the GMS, revenue, and Adjusted EBITDA margin performance conditions vested on April 1, 2026, and 50% will vest on April 1, 2027, subject to continued service through the applicable vesting date.
8Represents PSUs granted in 2024, which are based on performance conditions relating to relative TSR compared to a comparator group of Nasdaq Composite Index constituents for the three-year period ending on December 31, 2026. The PSUs that may be earned based on relative TSR will vest on April 1, 2027, subject to continued service through that date. The portion, if any, of relative TSR PSUs that may be earned ranges from 0% to 200% of the target number of PSUs. In calculating the number of PSUs reported and their value, we are required by SEC rules to compare our performance through 2025 under the PSU award against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through December 31, 2025, which indicates that relative TSR performance conditions are tracking between threshold and target, we have reported the relative TSR PSUs in this table at target.

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9Represents PSUs granted in 2025, which are based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin or the three-year period ending on December 31, 2027; as well as relative TSR compared to a comparator group of Nasdaq Composite Index constituents for the three-year period ending on December 31, 2027. The PSUs that may be earned will vest on April 1, 2028, subject to continued service through that date. The portion, if any, of PSUs that may be earned ranges from 0% to 200% of the target number of PSUs. In calculating the number of PSUs reported and their value, we are required by SEC rules to compare our performance through 2025 under the PSU award against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through December 31, 2025, which indicates that the GMS, revenue, and Adjusted EBITDA margin performance conditions are tracking at target, we have reported the PSUs that would be earned based on GMS, revenue, and Adjusted EBITDA margin in this table at target. Based on performance through December 31, 2025, which indicates that relative TSR performance conditions are between target and maximum, we have reported the relative TSR PSUs at maximum.
1025% of the RSUs vested on February 1, 2026, with the remainder vesting in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.
11Represents RSUs that vest in eight equal semi-annual installments, beginning on April 1, 2023, subject to continued service through each vesting date.
12Represents PSUs granted in 2023 and earned based on the achievement of the performance criteria under the 2023 PSU awards. The PSUs earned based on the achievement of GMS, revenue, and Adjusted EBITDA vested in one-third increments on each of April 1, 2024, April 1, 2025, and April 1, 2026. The PSUs earned based on relative TSR vested on April 1, 2026, subject to continued service through the applicable vesting dates. The number shown in the table reflects the shares that vested on April 1, 2026 at actual shares earned based on performance through December 31, 2025, subject to continued service through that date.
13Represents PSUs granted in 2024 and earned based on performance conditions relating to GMS, revenue, and Adjusted EBITDA margin for the 18 month period ended June 30, 2025. 33.3% of the PSUs earned based on achievement of the GMS, revenue, and Adjusted EBITDA margin performance conditions vested on each of October 1, 2025 and April 1, 2026; and 33.3% will vest on April 1, 2027, subject to continued service through that date.
14Represents RSUs that vest in 8 equal semi-annual installments, beginning on April 1, 2022, subject to continued service through, or retirement eligibility prior to, such vesting date.
15Represents RSUs that vest in 16 equal quarterly installments, beginning on September 1, 2025, subject to continued service through, or retirement eligibility prior to, such vesting date.
16Represents RSUs that vested as to 25% on April 1, 2024, with the remainder vesting in 6 equal semi-annual installments, subject to continued service through each vesting date.
Option Exercises and Stock Vested Table
The following table provides information regarding exercises of option awards and vesting of stock awards held by our NEOs in 2025:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Josh Silverman	771,660	39,814,820	172,743	9,272,725
Lanny Baker	—	—	—	—
Kruti Patel Goyal	—	—	70,986	4,174,542
Rafe Colburn	—	—	24,994	1,402,446
Colin Stretch	—	—	45,685	2,588,106
1Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price multiplied by the number of shares acquired on exercise and does not reflect the actual proceeds received.
2Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vesting and does not reflect the actual proceeds received.

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Potential Payments Upon Termination or Change of Control
The following narrative and "Estimated Payments and Benefits" table outline potential payments upon a termination of employment or in connection with a change of control for NEOs as of December 31, 2025 in accordance with SEC rules. Effective January 1, 2026, in connection with his transition to the role of Executive Chair, Mr. Silverman is no longer eligible to receive separation payments and benefits under our Executive Severance Plan. For more information, see above under the heading "Our Leadership Transition - Mr. Silverman." Also effective January 1, 2026, in connection with her transition to the role of CEO and in addition to any payment and benefits under our Executive Severance Plan, Ms. Patel Goyal will receive the payments and benefits set forth in the Patel Goyal Letter Agreement in the event of a Qualifying Termination or a Qualifying Change in Control Termination. For more information, see above under the heading "Our Leadership Transition - Ms. Patel Goyal."
Executive Severance Plan
We maintain an Executive Severance Plan and certain other arrangements that provide for payments and benefits to our NEOs upon termination of employment, including in connection with a change in control of Etsy as described below.
Qualifying Termination
Under our Executive Severance Plan, if we terminate an NEO’s employment without cause or if an NEO terminates his or her employment with us for good reason (a “Qualifying Termination”), other than in connection with a change in control, he or she is entitled to receive continued salary payments for 12 months; a pro rata cash bonus payment based on the target for the fiscal year in which the termination occurs (if the termination occurs after the third month of the year) or the target for the prior fiscal year (if the termination occurs before the end of the third month of the year), as applicable; six months of RSU acceleration; and healthcare continuation coverage. Under their offer letters in effect as of December 31, 2025, Mr. Silverman and Ms. Patel Goyal were also entitled to one year of additional vesting service credit with respect to the shares underlying their unvested RSUs and stock options in the event of a Qualifying Termination. “Qualifying Termination” is defined in our Executive Severance Plan, and includes a termination by Etsy without “cause” or a voluntary resignation for good reason within the meaning of our Executive Severance Plan (or, in the case of Mr. Silverman, as “cause” is defined in his 2021 amended and restated offer letter, which was in effect as of December 31, 2025).
Qualifying Change in Control Termination
Under our Executive Severance Plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only upon a Qualifying Termination that occurs three months before or 12 months following a change in control of Etsy (a “Qualifying Change in Control Termination”). Upon a Qualifying Change in Control Termination, Mr. Silverman was entitled to receive continued salary payments for 18 months under his 2021 amended and restated offer letter, which was in effect as of December 31, 2025, and each other NEO is entitled to receive continued salary payments for 12 months. Each NEO other than Mr. Silverman is also entitled to receive a target annual cash bonus for the year in which the termination occurs if employed through the first quarter of the year (pro rata for Mr. Silverman, based on his offer letter in effect as of December 31, 2025); healthcare continuation coverage; and full vesting of any outstanding RSUs and stock options and any earned PSUs.
In each case described above, as a condition to receiving the payments and benefits under our Executive Severance Plan, the NEO must agree to a standard release of claims in favor of Etsy, as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.
Equity Award Provisions
RSUs
Under the terms of the outstanding RSUs, RSUs are forfeited upon termination of service to the extent they have not yet vested, unless accelerated in the event of a Qualifying Termination or a Qualifying Change in Control Termination or on death of the holder, or if Qualifying Retirement provisions apply.

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PSUs
Qualifying Termination
Under the terms of the outstanding PSUs whose performance period was not completed on or before December 31, 2025, upon a Qualifying Termination that does not involve a change in control, the portion of the PSUs based on GMS, revenue, and Adjusted EBITDA margin will be deemed earned at the target performance level. PSUs based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the Qualifying Termination. As of the date of a Qualifying Termination, a prorated portion (based on service until the date of the Qualifying Termination) of the earned PSUs will vest.
Qualifying Change in Control Termination
Under the terms of the outstanding PSUs whose performance period was not completed on or before December 31, 2025, upon a Qualifying Change in Control Termination, if a change in control occurs prior to the last day of the applicable performance period, the performance period will end as of the date of the change in control, and the portion of the PSUs based on GMS, revenue, and Adjusted EBITDA margin will be deemed earned at the target performance level. PSUs based on relative TSR will be deemed earned at the greater of the target performance level or actual performance based on a performance period ending on the date of the change in control. If a change in control occurs on or after the last day of the applicable performance period, earned PSUs will vest in full.
Options
Upon termination of service, options expire immediately to the extent an option is unvested as of the termination date and does not vest upon or as a result of termination of service. As of December 31, 2025, all options held by our NEOs were fully vested.
Qualifying Retirement
In the case of RSUs and PSUs granted on or after March 15, 2023, RSUs will continue to vest, and a prorated portion (based on service until the date of the Qualifying Retirement) of PSUs will vest based on actual achievement, following a “Qualifying Retirement,” which, for awards granted from March 15, 2023 through June 1, 2025 is defined as the voluntary termination from service on or after the first anniversary of the date the RSUs or PSUs were granted if the employee's combined age and years of service exceeds 70. Effective for our RSU and PSU awards granted on or after June 2, 2025, we introduced a minimum age requirement, such that "Qualifying Retirement" is defined as the voluntary termination from service on or after the first anniversary of the date the RSUs or PSUs were granted if the employee's combined age and years of service exceeds 70, with a minimum age of 55. As of December 31, 2025, none of our NEOs was eligible for Qualifying Retirement treatment of his or her applicable RSU and PSU awards.

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Estimated Payments and Benefits
The following table sets forth the estimated incremental payments and benefits that would have been payable to our NEOs upon a Qualifying Termination, including a Qualifying Change in Control Termination, assuming that the triggering event occurred on December 31, 2025. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the following table.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	Health & Welfare Benefits ($)(2)	PSUs ($)(3)	RSUs ($)(4)	Total ($)
Josh Silverman	Qualifying Termination	1,540,000	50,373	7,688,974	5,918,109	15,197,456
	Qualifying Change in Control Termination(5)	1,890,000	75,559	14,360,679	13,237,852	29,564,090
Lanny Baker	Qualifying Termination	997,500	50,373	865,806	1,725,404	3,639,083
	Qualifying Change in Control Termination(5)	997,500	50,373	2,602,464	5,521,436	9,171,773
Kruti Patel Goyal	Qualifying Termination	1,080,000	49,770	2,647,981	5,060,730	8,838,481
	Qualifying Change in Control Termination(5)	1,080,000	49,770	4,547,632	7,746,465	13,423,867
Rafe Colburn	Qualifying Termination	900,000	35,065	851,503	1,092,334	2,878,902
	Qualifying Change in Control Termination(5)	900,000	35,065	2,559,609	6,297,707	9,792,381
Colin Stretch	Qualifying Termination	833,000	49,770	1,717,975	1,382,119	3,982,864
	Qualifying Change in Control Termination(5)	833,000	49,770	3,035,451	6,404,928	10,323,149
1For a Qualifying Termination, amounts reflect cash severance of 12 months' base salary based on each NEO's base salary as of December 31, 2025 and a pro rata cash bonus payment at 100% of each NEO's target annual cash incentive bonus. For a Qualifying Change in Control Termination, amounts reflect cash severance of 18 months' base salary for Mr. Silverman and 12 months’ base salary for each other NEO, based on each NEO’s base salary as of December 31, 2025, and a pro rata cash bonus payment at 100% of each NEO's target annual cash incentive bonus.
2For Mr. Silverman, this amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months upon a Qualifying Termination and for 18 months upon a Qualifying Change in Control Termination. For each other NEO, amounts reflect the estimated reimbursements for COBRA continuation coverage for 12 months upon a Qualifying Termination or Qualifying Change in Control Termination.
3For PSUs granted in 2023, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and Adjusted EBITDA margin are reflected based on actual performance for the performance period ending on December 31, 2024 for those awards that remain unvested as of December 31, 2025, and PSUs based on relative TSR are reflected based on actual performance for the performance period ending on December 31, 2025, based upon the closing stock price on December 31, 2025, which was $55.44 per share. For PSUs granted in 2024, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and Adjusted EBITDA margin are reflected based on actual performance for the performance period ending on December 31, 2025, and PSUs based on relative TSR would be deemed earned at the greater of target performance or actual performance based on the truncated performance period between the beginning of the performance period and the date of the Qualifying Termination or Qualifying Change in Control Termination based upon the closing stock price on December 31, 2025, which was $55.44 per share. For PSUs granted in 2025, for a Qualifying Termination or Qualifying Change in Control Termination, the PSUs based on GMS, revenue, and Adjusted EBITDA margin would be deemed earned at the target level, and PSUs based on relative TSR would be deemed earned at the greater of target performance or actual performance based on the truncated performance period between the beginning of the performance period and the date of the Qualifying Termination or Qualifying Change in Control Termination based upon the closing stock price on December 31, 2024, which was $55.44 per share.
4The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 31, 2025, which was $55.44 per share, multiplied by the number of unvested RSUs that would have become vested to the extent that a Qualifying Termination or Qualifying Change in Control Termination, as applicable, occurred as of December 31, 2025.
5Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for good reason within three months prior to or 12 months following a change in control. In the event of a Qualifying Change in Control Termination, each NEO is entitled to full vesting of any outstanding equity awards, as described in the above narrative.

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In the event that an NEO’s employment terminates due to death, RSUs, options, and previously earned PSUs will immediately vest in full, and a prorated portion (based on service until the date of death) of PSUs subject to an incomplete performance period will vest based on target performance. In the event that an NEO’s employment had terminated due to death on December 31, 2025, the value of RSUs and options that would have vested would be equal to the amount in the table above for a Qualifying Change in Control Termination, and the value of PSUs that would have vested would be equal to the amount in the table above for a Qualifying Termination).
Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee (other than our CEO), the annual total compensation of our CEO, and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time, and temporary employees, whether or not U.S.-based, as of December 31, 2025, including Etsy and Depop employees.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2025 base compensation, bonus earned for 2025, and the value of equity awards granted in 2025.
•We calculated the value of 2025 RSU and PSU equity awards based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Grant Policy.
•We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2025.
Using this approach, we identified our median employee. For 2025, our median employee is a U.K.-based, full-time employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2025 in accordance with the requirements of the Summary Compensation Table.
For 2025, the annual total compensation of our median employee (other than Mr. Silverman) was $218,815 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $18,072,322. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was approximately 83:1.
The information in this section is provided for compliance purposes only and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither our Compensation Committee nor Etsy management uses pay ratios in making compensation decisions.

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Pay Versus Performance
The following table sets forth the compensation for our CEO and the average compensation for our other NEOs (“Other NEOs”) for 2025, 2024, 2023, 2022, and 2021 (each, a “Covered Year”), both as reported in the Summary Compensation Table for the applicable year and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with Item 402(v) of Regulation S-K. “Compensation actually paid” (as defined in Item 402(v)) does not reflect amounts actually realized by our CEO or Other NEOs and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals. Our Compensation Committee did not consider “compensation actually paid” when making its executive compensation decisions for the Covered Years. See the CD&A for a discussion of our Compensation Committee’s philosophy, objectives, and practices when making executive compensation decisions.
The table below also provides information for each Covered Year on our cumulative total stockholder return (“TSR”), the cumulative TSR of our peer group, our net income, and our revenue. Although we selected revenue as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for 2025, we consider GMS to be the most important performance measure for purposes of linking executive compensation to our performance. As discussed in more detail in the CD&A section of this proxy statement, GMS was weighted more heavily than revenue in determining the payout under our 2025 annual cash incentive program and was weighted equally with revenue for purposes of our 2025, 2024, 2023, 2022, and 2021 PSUs. However, GMS is not considered a “financial performance measure” within the meaning of the SEC rules, so we have selected revenue for purposes of the table below.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)(2)	Average Summary Compensation Table Total for Other NEOs ($)(3)(4)	Average Compensation Actually Paid to Other NEOs ($)(2)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (loss) ($ in millions)(6)	Revenue ($ in millions)(7)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2025	18,072,322	19,627,298	8,881,027	9,710,121	31.16	176.01	163	2,884
2024	17,956,561	3,664,112	7,935,503	3,245,043	29.73	151.87	303	2,808
2023	16,577,104	5,868,843	7,590,131	3,947,292	45.56	123.64	308	2,748
2022	16,461,507	(15,823,299)	7,261,266	(4,534,407)	67.33	99.29	(694)	2,566
2021	40,584,292	52,367,686	5,850,887	11,909,053	123.06	124.76	494	2,329
1The following table shows the adjustments made to the total compensation shown for our CEO, Mr. Silverman, in the applicable Summary Compensation Table for each Covered Year to arrive at “compensation actually paid” as reflected in the above table:

Adjustments to Determine CEO Compensation Actually Paid	2025
Summary Compensation Table (SCT) amount	18,072,322
Less Amounts Reported under “Stock Awards” and "Option Awards" Columns in SCT for the Covered Year	(16,552,130)
Plus Year-end Fair Value of Stock Awards and Options Awards Granted during Covered Year that Remain Unvested as of Year-end	17,469,247
Plus Fair Value on Vesting of Awards Granted during Covered Year that Vest during Covered Year	1,615,731
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(1,622,717)
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Covered Year that Vested during Covered Year	(92,746)
Increase based upon Incremental Fair Value of Awards Modified during the year*	737,591
TOTAL ADJUSTMENTS:	1,554,976
TOTAL COMPENSATION ACTUALLY PAID:	19,627,298
*Reflects the incremental grant date fair value attributable to the extension of the exercise period for Mr. Silverman's options. Pursuant to the Silverman Letter Agreement, his options will remain exercisable during his service as Executive Chair, Senior Advisor and, if he continues to serve on the Board thereafter, during the period of such service, and the period to exercise the options following termination will commence when all service (within the meaning of the applicable equity plan) ends, provided, that, the exercise period shall not extend beyond the original term of the applicable option.

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2For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of stock option awards, RSUs, and PSUs in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The fair value of the unvested PSUs is determined based on the probable outcome (as determined in accordance with FASB ASC Topic 718) as of the end of the relevant fiscal year.
3The Other NEOs for 2021 were Ms. Glaser, Mr. Fisher, Ms. Patel Goyal, and Mr. Scott. The Other NEOs for 2022 were Ms. Glaser, Ms. Moskowitz, Mr. Scott, Mr. Fisher, and Ms. Patel Goyal. The Other NEOs for each of 2023 and 2024 were Ms. Glaser, Ms. Kumar, Ms. Moskowitz, and Mr. Stretch. The Other NEOs for 2025 were Mr. Baker, Ms. Patel Goyal, Mr. Colburn, and Mr. Stretch.
4The following table shows the adjustments made to the average of the total compensation shown for the Other NEOs in the applicable Summary Compensation Table for each Covered Year to arrive at “compensation actually paid” for 2025 as reflected in the above table:

Adjustments to Determine Average Other NEO Compensation Actually Paid	2025
Summary Compensation Table (SCT) amount	8,881,027
Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(7,499,526)
Plus Year-end Fair Value of Stock Awards and Options Awards Granted during Covered Year that Remain Unvested as of Year-end	7,525,908
Plus Fair Value on Vesting of Awards Granted during Covered Year that Vest during Covered Year	665,998
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	14,456
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Covered Year that Vested during Covered Year	122,258
TOTAL ADJUSTMENTS:	829,094
TOTAL COMPENSATION ACTUALLY PAID:	9,710,121
5Our peer group is the Russell 1000 Index, which is the index included in our Performance Graph in our Form 10-K for each of the Covered Years.
6Reflects “net income (loss)” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Form 10-K for each of the Covered Years.
7Reflects “revenue” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Form 10-K for each of the Covered Years.
Discussion of Compensation Actually Paid
The graph below illustrates the total stockholder return on a fixed $100 investment made as of market close on December 31, 2020 in shares of Etsy common stock and in the Russell 1000 Index, our peer group.
Etsy TSR vs Peer Group TSR
Following are charts illustrating the relationship between (a) the "compensation actually paid" to our CEO and (b) the average "compensation actually paid" to our Other NEOs during each Covered Year and each of:
•Etsy’s revenue for each Covered Year;
•Etsy’s net income (loss)(1) for each Covered Year; and
•Etsy’s cumulative TSR(2) each Covered Year.

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Compensation Actually Paid vs Revenue
Compensation Actually Paid vs Net Income (Loss)
Compensation Actually Paid vs TSR
1Net income (loss) is not a metric used by Etsy to determine executive compensation and therefore any relationship between "compensation actually paid" and net income (loss) is likely as a result of our including Adjusted EBITDA, a non-GAAP financial measure that represents our net income (loss) adjusted to exclude: stock-based compensation expense and related payroll taxes; depreciation and amortization; provision for income taxes; interest and other non-operating income, net; foreign exchange loss (gain); asset impairment charge; acquisition, divestiture, and corporate structure-related expenses; loss on sale of business; restructuring and other exit costs; and retroactive non-income tax expense, and Adjusted EBITDA margin (Adjusted EBITDA divided by revenue) as key metrics in our compensation program during the relevant period. For a reconciliation of net income to Adjusted EBITDA for the past two years, see “Non-GAAP Financial Measures.”
2In 2021, we added relative TSR (a measure reflecting returns to our stockholders relative to the Nasdaq Composite Index constituents) over a three-year performance period to the mix of performance metrics used in our compensation program. The initial performance period expired at the end of 2023 and therefore is not a direct contributor to any correlation shown in the chart above for periods prior to 2023.
Most Important Performance Measures for Fiscal Year End 2025
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for 2025 to Etsy's performance:

Performance Measure	What it Measures
GMS ($)	The dollar value of items sold in our marketplaces, excluding shipping fees and net of refunds, within the applicable period.
Revenue ($)	Our revenue (determined on a consolidated basis) reported in Etsy's audited financial statements.
Take rate	Our consolidated revenue divided by consolidated GMS.
Adjusted EBITDA Margin (%)	Etsy's profitability from our operations calculated by dividing consolidated Adjusted EBITDA by consolidated revenue and expressed as a percentage.
Relative TSR ($)	Our stock price performance, reflecting returns to our stockholders relative to the Nasdaq Composite constituents.

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Our Compensation Committee also reviewed and approved individual goals and objectives for 2025 for our CEO and for each other Executive Team member (including each of our Other NEOs). These individual goals included both business project goals as well as Impact goals aligned with the Executive Team member’s business functions. A portion of each NEO’s actual annual cash incentive award opportunity (20% for our CEO; 30% for our Other NEOs) is typically based on the evaluation of each NEO’s individual performance achievements measured against these individual goals. See the CD&A for additional information.

  PROPOSAL 3
Ratification of the Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2026 and recommends that stockholders vote to ratify the appointment. Although we are not required by law or our bylaws to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider its appointment. Our Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.
PwC has audited our consolidated financial statements since 2012. A representative of PwC is expected to be present at our Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.

Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2025 and December 31, 2024.

	Year Ended December 31,
	2025	2024
	(in thousands)
Audit Fees	$3,598	$3,167
Tax Fees	457	554
Other Fees	167	157
Total Fees	$4,222	$3,878
Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as statutory audits, comfort letters, consents, and review of documents filed with the SEC, as well as service fees related to specific transactions and events that occurred in each period.

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Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services include a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.
Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for PwC’s review of our sustainability and diversity data and subscriptions to online accounting reference material.
Pre-Approval Policies and Procedures
Our Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. Our Audit Committee pre-approved all services provided to us by PwC in 2025 and 2024 as described above.
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services, and permitted non-audit services up to specified amounts. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee's members, but any pre-approval decision made pursuant to such delegation must be reported to the full Audit Committee at its next scheduled meeting.

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Audit Committee Report
Our Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the New York Stock Exchange and the SEC. Our Audit Committee operates pursuant to a charter that is available on our Investor Relations website at investors.etsy.com under “Governance & Impact Reporting - Corporate Governance-Governance Documents.”
The principal purpose of our Audit Committee is to assist our Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. Our Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. Our Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
In performing its responsibilities, our Audit Committee has:
•reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2025;
•discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the reviews and discussions referred to above, our Audit Committee recommended to our Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2025.
Respectfully submitted by:
Margaret M. Smyth (Chair)
M. Michele Burns
Marc Steinberg
Fred Wilson

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  PROPOSAL 4
Approve an Amendment to our 2024 Equity Incentive Plan
On April 16, 2024, our Board approved an amendment and restatement of the Etsy, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”) as the Etsy, Inc. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”). Our stockholders approved the 2024 Equity Incentive Plan on June 13, 2024. At the time it was presented, the share reserve in our 2024 Equity Incentive Plan was expected to be sufficient for equity grants to our employees over two to three years at the then-current stock price. Accordingly, on April 9, 2026, our Board approved an amendment (the “Amendment”) to our 2024 Equity Incentive Plan, subject to approval by our stockholders. The Amendment increases the number of shares available for issuance under the 2024 Equity Incentive Plan as described in this proposal.
Our management has monitored our equity plan share reserve closely, and our Compensation Committee has overseen these efforts. Given the expected cycle of two to three years is nearing completion, and based on our Compensation Committee's oversight of our equity usage, our Board and our Compensation Committee believe it is an appropriate time to request additional shares for our 2024 Equity Incentive Plan. Our Board and Compensation Committee believe that our continuing ability to offer equity incentive awards is critical to our ability to attract and retain executives and employees, which is essential for us to execute on our long-term company strategy. Accordingly, at this time, we are requesting that stockholders approve an increase in the number of shares of our common stock available for issuance under our 2024 Equity Incentive Plan.

Our Board recommends a vote “FOR” the approval of an amendment to our 2024 Equity Incentive Plan to increase the number of shares available for issuance.

Background
On April 9, 2026, our Board approved the Amendment to our 2024 Equity Incentive Plan, subject to approval by our stockholders. Our 2024 Equity Incentive Plan, as amended by the Amendment, is referred to in this Proposal 4 as the “Amended 2024 Plan.”
The Amendment increases the number of shares available for issuance under the 2024 Equity Incentive Plan by 3,824,088 shares, to bring the total shares remaining available for issuance under future equity awards from 3,528,977 shares to 7,353,065 shares. In addition, the Amendment increases the aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") from 20,182,314 shares to 24,006,402 shares. Other than the overall increase in the number of shares available for issuance and the increase in the number of shares that may be issued pursuant to the exercise of incentive stock options, there are no other material changes to the 2024 Equity Incentive Plan as a result of the Amendment.
The Board approved the Amendment subject to approval by our stockholders. If the proposed Amendment is not approved by the stockholders, the 2024 Equity Incentive Plan will remain in effect as-is. In anticipation of this proposal to approve the Amendment to the 2024 Equity Incentive Plan, we have terminated and discontinued use of the Etsy, Inc. 2024 Inducement Plan, effective as of March 6, 2026.
The closing price per share of our Common Stock, as reported on the NYSE on April 10, 2026, the record date of the Annual Meeting, was $52.69.

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Why Our Board Supports This Proposal
Equity is an Important Part of Our Compensation Program, which is Essential for Executing Our Business Strategy.
Equity is an integral part of our compensation program, not only for our Executive Team and Directors, but also for a significant percentage of our employee population, and has been, and we expect it will continue to be, critical to our success. The technology industry is a highly competitive industry. If we were unable to grant equity awards, we would need to significantly increase cash compensation for executives and employees to remain competitive, which would reduce the cash otherwise available to invest in our business and/or return to stockholders through share repurchases.
We Manage Our Equity Incentive Compensation Program Thoughtfully
We closely monitor dilution and manage the annual equity usage, granting only the equity we believe is necessary to attract, reward, and retain employees. When we adopted the 2024 Equity Incentive Plan, we reduced the number of shares available for awards by approximately 76%. At the time we sought stockholder approval of the 2024 Equity Incentive Plan, we estimated that the remaining share reserve would be sufficient to make equity grants for approximately the next two to three years based on our then-current equity grant practices and stock price. Since then, management has monitored the remaining share reserve, and our Compensation Committee has overseen these efforts. Based on current forecasts, we believe the share reserve will be insufficient to support ongoing grants at levels necessary to retain our Executive Team and other employees and to attract new hires as we focus on the core Etsy marketplace.
Our Share Repurchases have Offset Plan Dilution, and We Carefully Manage Our Burn Rate.
Beginning in 2023, we increased investment in share repurchases beyond the amount required to offset the dilution created by the equity we grant to our employees as a form of compensation, and expect to continue to seek opportunities to do so as conditions warrant. To that end, in total, Etsy repurchased 14.4 million shares of our stock during 2025, mitigating the dilutive impact of our equity compensation programs. During this period, we have also carefully managed our burn rate, as reflected in the table on the following page. Our future burn rate will depend on a number of factors, including the number of participants in the Amended 2024 Plan, our stock price, changes to our compensation strategy, changes in business practices or industry standards, the compensation practices of our competitors, and changes in compensation practices in the market generally.
The 2024 Equity Incentive Plan Incorporates Thoughtful Compensation and Governance Practices
The 2024 Equity Incentive Plan, as amended, contains provisions that are consistent with our pay-for-performance compensation philosophy and thoughtful governance practices, including the following:
•No “Evergreen” Provision. The Amended 2024 Plan does not include an evergreen provision for automatic annual increase in shares available for grant based on the number of outstanding shares of common stock. Rather, the Amended 2024 Plan fixes the maximum number of shares available for future grants.
•No Repricing Without Stockholder Approval. The Amended 2024 Plan does not permit the “repricing” of stock options and stock appreciation rights ("SARs") without stockholder approval. This includes a prohibition on cash buyouts of underwater options or SARs and “reloads” in connection with the exercise of options or SARs.
•Limit on Non-Employee Director Compensation. The aggregate value of all cash and equity-based compensation that may be paid or granted annually to a non-employee director under the Amended 2024 Plan is limited to (i) $750,000 in total value or (ii) in the first year that a non-employee director is appointed or elected to our Board, $1,000,000. This annual limit may not be changed without stockholder approval.
•Clawback. Awards granted under the Amended 2024 Plan will be subject to clawback, forfeiture, or recovery by Etsy pursuant to the terms of the applicable award agreement and Etsy’s clawback policy that was adopted to comply with NYSE listing standards and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
•Cause. The Amended 2024 Plan incorporates a definition of Cause, as ascribed to the term in any written agreement with Etsy or, in the absence of such an agreement, a standardized definition based on enumerated factors.
•Stock Ownership and Holding Guidelines. Shares issued pursuant to the Amended 2024 Plan are subject to Etsy's stock ownership guidelines, pursuant to which our CEO is required to hold equity equal to the lesser of six times base salary or 37,800 shares and other NEOs are required to hold equity equal to the lesser of one times base salary or 4,400 shares. If the guidelines have not been met by the initial compliance date, the executive officers are required to retain 50% of any shares acquired under any equity award granted by Etsy (net of any shares sold or withheld to pay any applicable exercise price or satisfy any employment or income taxes related to the equity awards) until the stock ownership guidelines are met.

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•Plan Flexibility. We may continue to grant stock options, stock appreciation rights, restricted shares, stock units, and other stock-based awards, as well as awards that are subject to performance conditions, such as performance-based restricted stock units.
•Administration by an Independent Committee. The Amended 2024 Plan will be administered by the members of our Compensation Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the NYSE listing standards.
This is not a complete summary of the Amended 2024 Plan. This summary of the Amended 2024 Plan is qualified in its entirety by reference to the complete text of the Amendment included as Appendix A to this proxy statement and to the 2024 Equity Incentive Plan, filed as an exhibit to our Form 10-K.
Equity Awards Outstanding and Shares Available for Grant
The following table sets forth information regarding our outstanding equity awards as of March 31, 2026 under the 2024 Equity Incentive Plan.

Plan Category	Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)
Stock Options	1,318,285	$36.94	1.98
Full-Value Awards	10,186,605
Shares Subject to Outstanding Equity Awards	11,504,890
Shares Available for Grant Under the 2024 Equity Incentive Plan (net of shares subject to outstanding equity awards)	3,528,977
Shares of common stock outstanding	94,888,571
Historical Burn Rate and Overhang
The following table sets forth information regarding our burn rate for 2025, 2024, and 2023 and our overhang at fiscal year-end for each of those periods.

Shares in Equity Compensation Plans	2025	2024	2023	Three-Year Average
Stock Options Granted	14,654	12,544	8,131	11,776
Full Value Awards Granted(1)	5,521,711	4,943,203	3,644,341	4,703,085
Total Number of Shares Cancelled(2)	3,333,880	2,136,790	2,487,348	2,652,673
Stock Options Outstanding at Fiscal Year End	1,515,714	2,581,645	2,775,931	2,291,097
Full-Value Awards Outstanding at Fiscal Year End(1)	7,942,830	7,558,713	6,196,798	7,232,780
Weighted Average Common Shares Outstanding	102,356,473	114,944,131	122,503,366	113,267,990
Gross Burn Rate(3)	5.41%	4.31%	2.98%	4.23%
Net Burn Rate(4)	2.15%	2.45%	0.95%	1.85%
Overhang from Outstanding Awards at Fiscal Year End(5)	9.24%	8.82%	7.32%	8.46%
Overhang from Outstanding Awards and Available Shares at Fiscal Year End(6)	16.16%	16.03%	37.75%	23.31%
1Represents grants of RSUs and PSUs (at target achievement level).
2Reflects shares forfeited, cancelled, or withheld to satisfy tax withholding obligations.
3Reflects the number of shares subject to stock options and full value awards granted in the applicable year, divided by the weighted average shares outstanding.
4Reflects the number of shares subject to stock options and full value awards granted in the applicable year, minus the total number of shares cancelled in the applicable year, divided by the weighted average common shares outstanding.

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5Reflects the number of shares subject to stock options and full value awards granted and outstanding at fiscal year-end, divided by the weighted average common shares outstanding.
6Reflects the number of shares subject to stock options and full value awards granted and outstanding at fiscal year-end, plus the number of shares available for grant, divided by the weighted average common shares outstanding.
Share Overhang. As of March 31, 2026, our overhang, calculated as the number of shares subject to equity awards outstanding but not vested (with PSUs deemed achieved at target) and, in the case of options, not exercised, under the 2024 Equity Incentive Plan and the 2024 Inducement Plan, plus the number of shares available to be granted under the 2024 Equity Incentive Plan, divided by the total number of shares of common stock outstanding as of March 31, 2026, was 15.97%.
Summary of Amended 2024 Plan Terms
The following is a summary of the key provisions of the Amended 2024 Plan. This summary is qualified in its entirety by reference to the complete text of the Amended 2024 Plan. The Amendment is included as Appendix A to this proxy statement and the 2024 Equity Incentive Plan is filed as an exhibit to our Form 10-K.
Plan Administration
Our Compensation Committee administers the Amended 2024 Plan and has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of stock awards, if any, the number of shares subject to each award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements. Our Compensation Committee may also delegate to one or more of our executive officers the authority to designate employees (other than executive officers) to receive specified stock awards and determine the number of shares subject to such stock awards. Unless otherwise determined by our Board, our Compensation Committee consists of two or more members of our Board, each of whom is a non-employee director and an “independent director” under the rules of the NYSE.
Eligibility
Employees of Etsy and its subsidiaries and affiliates, as determined by our Compensation Committee, our non-employee directors, and certain consultants are eligible to participate in the Amended 2024 Plan, although we have not historically granted awards to consultants. As of March 31, 2026, approximately 2,295 employees, and nine non-employee directors would be eligible to receive awards under the Amended 2024 Plan.
Authorized Shares and Share Counting Provisions
If the stockholders approve the Amended 2024 Plan, then the number of shares of our common stock that may be issued under the Amended 2024 Plan will be 18,857,955 shares, which is the sum of (i) 3,528,977 shares expected to remain available for grant, and 11,504,890 shares subject to awards outstanding as of March 31, 2026, under the 2024 Equity Incentive Plan plus (ii) an increase of 3,824,088 shares as a result of the Amendment. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options within the meaning of Section 422 of the Internal Revenue Code under the Amended 2024 Plan is 24,006,402 shares.
The following shares subject to an award granted under the Amended 2024 Plan will be added back to the share reserve and again become available for issuance under the Amended 2024 Plan: (1) any shares that are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued, (2) any shares that are not issued because such award or any portion thereof is settled in cash, (3) any shares that are forfeited back to or repurchased by Etsy because of the failure to meet a contingency or condition required for the vesting of such shares, (4) any shares that are withheld or reacquired to satisfy the exercise, strike, or purchase price, and (5) any shares that withheld or reacquired to satisfy a tax withholding obligation.
For the avoidance of doubt, subject to the above, shares issued under awards granted from April 1, 2026 through the effective date of the Amended 2024 Plan shall reduce the number of shares that may be issued under the Amended 2024 Plan.
Awards
The Amended 2024 Plan provides for the grant of incentive stock options to our employees and employees of certain affiliates, and for the grant of nonstatutory stock options, stock appreciation rights, restricted share awards, stock unit awards, performance cash awards, and other forms of stock awards to our employees, directors, and consultants and the employees

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and consultants of our affiliates. The basis for participation in the Amended 2024 Plan is our Compensation Committee's decision, in its sole discretion, that an award to an eligible person will further the Amended 2024 Plan purposes, as described in this Proposal 4. In exercising its discretion, our Compensation Committee will consider the recommendations of management and the purposes of the Amended 2024 Plan.
•Stock Options: Incentive stock options and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Amended 2024 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share on the date of grant. Options granted under the Amended 2024 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
•Restricted Shares and Stock Units: Restricted shares and stock units may be awarded under the Amended 2024 Plan in return for any lawful consideration, and participants who receive restricted shares or stock units generally are not required to pay cash for their awards. In general, these awards will be subject to vesting. Vesting may be based on length of service, the attainment of performance-based goals or a combination of both, as determined by our Compensation Committee. Settlement of vested stock units may be made in the form of cash, shares of common stock, or a combination of these forms of payment.
•Stock Appreciation Rights: Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share on the date of grant. A stock appreciation right granted under the Amended 2024 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
•Performance Cash Awards: The Amended 2024 Plan permits the grant of performance-based cash awards. Our Compensation Committee may structure awards so that the cash will be paid only following the achievement of certain pre-established performance goals during a designated performance period.
•Other Stock Awards: The plan administrator may grant other awards based in whole or in part by reference to our shares. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Prohibition on Repricing
Under the Amended 2024 Plan, the plan administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within twelve (12) months prior to such an event.
Dividends or Dividend Equivalents
The Amended 2024 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award of restricted shares or stock units, as determined by the plan administrator and contained in the applicable award agreement.
Effect of Changes to Our Capital Structure
In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Amended 2024 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of incentive stock options, and (3) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.
Effect of Corporate Transactions and Change in Control
The following provisions will apply to outstanding awards under the Amended 2024 Plan in the event of a corporate transaction (as defined in the Amended 2024 Plan) or a change in control (as defined in the Amended 2024 Plan) unless otherwise provided in an award agreement or unless otherwise expressly provided by the plan administrator at the time of grant of an award. For purposes of this Proposal 4, the term “Transaction” will mean such corporate transaction or change in control.

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In the event of a Transaction, any surviving or acquiring corporation (or its parent company) may assume or continue any or all outstanding awards under the Amended 2024 Plan, or may substitute similar stock awards for such outstanding awards (including, but not limited to, awards to acquire the same consideration paid to our stockholders pursuant to the Transaction), and any reacquisition or repurchase rights held by us in respect of shares issued pursuant to any outstanding awards under the Amended 2024 Plan may be assigned by us to the surviving or acquiring corporation (or its parent company). The terms of any assumption, continuation, or substitution will be set by the plan administrator; provided, that, if within three (3) months before and twelve (12) months following such Transaction, a participant’s service with Etsy is terminated by the surviving corporation or acquiring corporation without Cause (as defined in the Amended 2024 Plan) or when or, if such participant is party to a written agreement with Etsy that defines “Good Reason,” by such participant for Good Reason as so defined, such award, to the extent then outstanding, shall become fully vested and exercisable upon such termination of service.
In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2024 Plan, as the case may be, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued, or substituted and that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction (the “Current Participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to any such awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the target level of performance to a date prior to the effective time of the Transaction (contingent upon the closing or completion of the Transaction) as the plan administrator will determine, and such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction in accordance with the exercise procedures determined by the plan administrator, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the closing or completion of the Transaction).
In the event of a Transaction in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2024 Plan, or substitute similar stock awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued, or substituted and that are held by participants other than the Current Participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the Transaction; provided, however, that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.
Notwithstanding the foregoing, any or all awards granted under the Amended 2024 Plan may be cancelled in exchange for a payment to the participant with respect to each share subject to the portion of the award that is vested or becomes vested as of the effective time of the Transaction equal to the excess of (i) the value of the property the participant would have received upon the exercise of such award immediately prior to the effective time of the Transaction, over (ii) any exercise price payable by the participant in connection with such exercise.
Transferability
A participant may not transfer stock awards under the Amended 2024 Plan other than by will, the laws of descent and distribution or as otherwise provided under the Amended 2024 Plan.
Plan Amendment or Termination
Our Board has the authority to amend, suspend or terminate the Amended 2024 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No incentive stock options may be granted after the tenth anniversary of the date our Board adopted the 2024 Equity Incentive Plan. No stock awards may be granted under the 2024 Equity Incentive Plan while it is suspended or after it is terminated.

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U.S. Federal Income Tax Consequences
The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2024 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
•Nonstatutory Stock Options: Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding taxes. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.
•Incentive Stock Options: The Amended 2024 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Internal Revenue Code. Under the Internal Revenue Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option (“ISO”) (although, in certain circumstances, there may be an item of adjustment included for alternative minimum tax purposes). If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss. If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are generally allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder.
•Restricted Share Awards: Generally, the recipient of a restricted share award will recognize ordinary income at the time the shares are received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If, however, the shares are not vested when they are received (for example, if the employee is required to work for a period of time in order to have the right to sell the shares), the recipient generally will not recognize income until the shares vest, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date they vest over any amount paid by the recipient in exchange for the shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the restricted share award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the shares on the date the award is granted over any amount paid by the recipient for the shares. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted share award.
•Stock Unit Awards: Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Internal Revenue Code or an exception to Section 409A of the Internal Revenue Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock unit award.
•Stock Appreciation Rights: Under the Amended 2024 Plan we may grant stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2024 Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Section 162(m)
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at

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other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of Etsy and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).
Plan Benefits
We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors, and employees under the Amended 2024 Plan. We do not presently have any current plans, proposals or arrangements, written or otherwise, to issue any of the authorized shares under the Amended 2024 Plan, except as set forth below with respect to non-employee directors. Awards granted under the Amended 2024 Plan to our non-employee directors are not subject to set benefits or amounts under the terms of the Amended 2024 Plan itself, other than with respect to the limit on non-employee director compensation set forth in the Amended 2024 Plan. Rather our director compensation policy provides for certain equity award grants to our non-employee directors. On and after the date of the Annual Meeting, if this Proposal 4 is approved by our stockholders, any such equity award grants will be made under the Amended 2024 Plan. If this Proposal 4 is not approved by our stockholders, any such equity award grants in 2024 will be made under the existing 2024 Equity Incentive Plan. For additional information regarding our current compensation program for non-employee directors, please see above in the section entitled “Director Compensation.”
Prior Grants Under the 2024 Equity Incentive Plan
The following table sets forth, with respect to the individuals and groups named below, the aggregate number of shares subject to options previously granted under the 2024 Equity Incentive Plan (whether or not outstanding, vested or forfeited, as applicable) as of March 31, 2026, and the aggregate number of shares subject to full-value awards, with PSUs reflected at the target amounts, previously granted under the 2024 Equity Incentive Plan (whether or not outstanding, vested or forfeited, as applicable) as of March 31, 2026:

Name and Position	Shares Subject to Stock Options	Shares Subject to Full Value Awards
Kruti Patel Goyal	238,766	762,966
President, Chief Executive Officer
Josh Silverman	3,907,582	1,347,351
Executive Chair
Lanny Baker	-	123,738
Chief Financial Officer
Rafe Colburn	44,009	372,599
Chief Product and Technology Officer
Colin Stretch	-	365,973
Chief Legal Officer
All current executive officers as a group	4,190,357	3,152,406
All current directors who are not executive officers as a group	351,190	208,734
All employees, including all current officers who are not executive officers, as a group	5,844,793	32,764,623

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Equity Compensation Plan Information
The following table provides information as of December 31, 2025 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(#)
Equity compensation plans approved by security holders	9,458,544(1)	34.32	9,030,554(3)
Equity compensation plans not approved by security holders	__	__	855,343(4)
Total	9,458,544		9,885,897
1Amount includes outstanding awards under our 2006 Stock Plan and 2024 Equity Incentive Plan, including PSUs at target. If all outstanding PSUs for which the performance period had not been completed as of December 31, 2025 were to be earned at the maximum achievement level, an additional 308,639 shares would be issuable under outstanding awards.
2The weighted-average exercise price excludes RSU and PSU awards, which have no exercise price.
3Amount reflects the shares available for future issuance under our 2024 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2025, 6,230,554 shares remained available for issuance under the 2024 Equity Incentive Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.
4Amount reflects the shares available for future issuance under our 2024 Inducement Plan as of December 31, 2025, for which stockholder approval was not required under Rule 5635(c)(4) of the Nasdaq Listing Rules. The 2024 Inducement Plan was terminated on March 6, 2026 and no further awards will be made under such plan.
Securities Registration
If the Amendment is approved by our stockholders, we intend to file a new registration statement with the SEC on Form S-8 in order to register the additional authorized shares added to the 2024 Equity Incentive Plan as a result of the Amendment, at such time as may be necessary to cover issuances not already covered by Etsy’s existing effective registration statement on Form S-8.

The Board of Directors recommends a vote “FOR” Proposal 4.

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  PROPOSAL 5
Advisory Vote on a Stockholder Proposal to Govern by Majority Vote
Mr. John Chevedden has advised us that he intends to present the following stockholder proposal at the Annual Meeting. Mr. Chevedden has indicated that he holds sufficient shares of Etsy common stock to meet the requirements of Rule 14a-8. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.
The text of the stockholder proposal and supporting statement appear exactly as it was received by us unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about Etsy or other matters that we believe are incorrect, but we have not attempted to refute those assertions. The address of the proponent is available and will be provided upon request to the attention of our Corporate Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.

Our Board recommends a vote against the stockholder proposal based on the reasons set forth in Etsy’s statement in opposition following the stockholder proposal.

Stockholder Proposal
Proposal 5 - Govern by Majority Vote
Shareholders request that the Board of Directors take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.
This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that Etsy shall state in its governing documents that it shall not have any super-majority voting standards, which includes default super-majority voting standards, upon adoption of this proposal.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of Etsy, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareholders.
This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.
This proposal topic also received impressive 98% support in 2024 at annual meetings of Domino's Pizza, FMC Corporation, ConocoPhillips, Masco Corporation and Power Integrations without any special effort by the proponent.
Please vote yes:
Govern by Majority Vote - Proposal 5

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Our Board's Statement in Opposition
Our Board has given careful consideration to the stockholder proposal and, for the following reasons, does not believe that the stockholder proposal would enhance Etsy’s corporate governance or is in the best interests of Etsy or our stockholders. As such, the Board recommends a vote AGAINST this proposal.
This proposal broadly requests that every voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a blanket “majority of votes cast” standard (or a simple majority, if required by law). The proposal is designed to compel companies to eliminate supermajority voting standards in their governing documents.
This proposal is unnecessary because we included a management proposal in our Proxy Statement for our 2025 Annual Meeting of Stockholders and, with approval of 99% of our stockholders, amended and restated our Certificate of Incorporation (our “Charter”) to eliminate the supermajority voting standards in our Charter. Our Charter currently provides for a majority vote standard for all corporate matters that may be submitted for stockholder approval, as well as for the removal of directors. In other words, the essential objective of this stockholder proposal was already satisfied last year by the Charter amendment proposed by our Board and adopted by stockholders in 2025.
Further, the Board does not believe that adopting a “majority of votes cast” standard as a simple majority standard is in the best interests of Etsy or our stockholders, particularly with respect to key corporate matters. A “majority of votes cast” standard would allow a small group of stockholders to approve significant changes to Etsy’s governing documents, or even its corporate structure, that may not be supported by a majority of our total stockholders. Our current majority in voting power standard, which requires that corporate actions be approved by at least a majority in voting power of our stock, is appropriate to ensure that a broad consensus of all stockholders — not just a simple majority of those who happen to vote at a particular meeting — is reached. The Board believes that the current standard strikes the right balance between stockholder rights and the need for long-term stability and protection against narrow-interest groups.
For these reasons, our Board recommends that stockholders oppose this proposal as unnecessary and not in the best interest of Etsy or our stockholders.

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Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table presents information as to the beneficial ownership of our common stock as of March 31, 2026 (except to the extent otherwise indicated in the footnotes), for each director and director nominee; each NEO; all current executive officers, directors and director nominees, as a group; and each stockholder known by us to beneficially own more than 5% of our outstanding common stock.
The percentage ownership of our common stock is based on approximately 94,888,571 shares of our outstanding common stock as of March 31, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2026, and (2) shares issuable upon the vesting of RSUs and PSUs within 60 days of March 31, 2026. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (#)(2)	Percentage of Class Beneficially Owned (%)
Named Executive Officers, Directors & Director Nominees:
Lanny Baker(3)	12,385	*
C. Andrew Ballard(4)	4,695	*
Marla Blow(5)	9,311	*
Gary S. Briggs(6)	39,304	*
M. Michele Burns(7)	43,485	*
Rafe Colburn(8)	28,387	*
Brad Minor(9)	17,831	*
Kruti Patel Goyal(10)	255,017	*
Melissa Reiff(11)	25,699	*
David Rosenblatt	1,299	*
Josh Silverman(12)	1,268,226	1.3
Margaret M. Smyth(13)	75,841	*
Marc Steinberg	5,971	*
Colin Stretch(14)	66,767	*
Fred Wilson(15)	533,831	*
All current executive officers, directors and director nominees, as a group (15 persons)(16)	2,388,049	2.5
5% Stockholders:
BlackRock, Inc.(17)	12,221,486	11.7
Elliott Investment Management L.P.(18)	5,000,000	5.1
Renaissance Technologies LLC(19)	6,003,841	6.1
The Goldman Sachs Group, Inc.(20)	6,193,586	5.9
*Represents less than 1% of our outstanding common stock.

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1Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.
2For directors, amounts exclude RSUs that will vest and stock options that will become exercisable on the date of the 2026 Annual Meeting of Stockholders, which date is more than 60 days after the date of this table.
3For Mr. Baker, amount consists of (i) 6,161 shares, and (ii) 6,224 RSUs that will vest within 60 days of March 31, 2026.
4For Mr. Ballard, amount consists of (i) 4,006 shares and (ii) 689 shares that are issuable upon exercise of stock options which are currently exercisable.
5For Ms. Blow, amount consists of (i) 8,891 shares and (ii) 420 shares that are issuable upon exercise of stock options which are currently exercisable.
6For Mr. Briggs, amount consists of (i) 20,435 shares and (ii) 18,869 shares that are issuable upon exercise of stock options which are currently exercisable.
7For Ms. Burns, amount consists of (i) 19,964 shares and (ii) 23,521 shares that are issuable upon exercise of stock options which are currently exercisable.
8For Mr. Colburn, amount consists of (i) 8,889 shares, (ii) 14,540 shares that are issuable upon exercise of stock options which are currently exercisable, and (iii) 4,958 RSUs that will vest within 60 days of March 31, 2026.
9For Mr. Minor, amount consists of (i) 10,287 shares, and (ii) 7,544 RSUs that will vest within 60 days of March 31, 2026.
10For Ms. Patel Goyal, amount consists of (i) 61,214 shares, (ii) 36,725 shares held in trust (iii) 117,584 shares that are issuable upon exercise of stock options which are currently exercisable, (iv) 21,230 RSUs that will vest within 60 days of March 31, 2026, and (v) 18,264 PSUs that will vest within 60 days of March 31, 2026.
11For Ms. Reiff, amount consists of (i) 16,424 shares and (ii) 9,275 shares that are issuable upon exercise of stock options which are currently exercisable.
12For Mr. Silverman, amount consists of (i) 90,661 shares, (ii) 164,000 shares held in trust, (iii) 42,269 shares held jointly with spouse in trust, (iv) 21,828 shares held by spouse in trusts, (v) 859,899 shares that are issuable upon exercise of stock options which are currently exercisable, (vi) 36,408 RSUs that will vest within 60 days of March 31, 2026, and (vii) 53,161 PSUs that will vest within 60 days of March 31, 2026.
13For Ms. Smyth, amount consists of (i) 59,113 shares and (ii) 16,728 shares that are issuable upon exercise of stock options which are currently exercisable.
14For Mr. Stretch, amount consists of (i) 39,186 shares, (ii) 14,746 RSUs that will vest within 60 days of March 31, 2026, and (iii) 12,835 PSUs that will vest within 60 days of March 31, 2026.
15For Mr. Wilson, amount consists of (i) 501,329 shares and (ii) 32,502 shares that are issuable upon exercise of stock options which are currently exercisable or exercisable within 60 days of March 31, 2026.
16Consists of (i) 853,830 shares, (ii) 264,822 shares held in trusts, (iii) 91,110 shares issuable upon the vesting of RSUs, (iv) 84,260 shares issuable upon the vesting of PSUs, and (v) 1,094,027 shares that are issuable to executive officers and directors upon exercise of stock options which are currently exercisable or exercisable within 60 days of March 31, 2026.
17BlackRock, Inc. (“BlackRock”) reported on its Schedule 13G/A filed with the SEC on July 18, 2025 that it has sole voting power over 11,950,277 shares and sole dispositive power over 12,221,486 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
18Elliott Investment Management L.P. ("Elliott") reported on its Schedule 13G filed with the SEC on November 14, 2025 that it has sole voting power and sole dispositive power over 5,000,000 shares. The address for Elliott is 360 S. Rosemary Avenue, 18th Floor, West Palm Beach, FL 33401.
19Renaissance Technologies LLC ("Renaissance") reported on its Schedule 13G filed with the SEC on November 13, 2025 that it has sole voting power and sole dispositive power over 6,003,841 shares. The address for Renaissance is 800 Third Avenue, New York, NY 10022.
20The Goldman Sachs Group, Inc. ("Goldman") reported on its Schedule 13G filed with the SEC on August 14, 2025 that it has shared voting power over 6,191,938 shares and shared dispositive power over 6,192,865 shares. The address for Goldman is 200 West Street, New York, NY 10282.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2025, all Section 16 reports that were required to be filed were filed on a timely basis with the exception of one Form 4 filed on April 3, 2025 for Mr. Silverman, which reported a sale and, due to an administrative error, did not reflect an exercise of stock options and the corresponding acquisition of shares that were reported as sold.

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Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee has adopted a written Related Person Transaction Policy, which requires that all related person transactions must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, our Audit Committee will consider the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.
In addition, our Code of Conduct (available on our Investor Relations website at investors.etsy.com under “Governance & Impact Reporting - Corporate Governance - Governance Documents”) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under our Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our Related Person Transaction Policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.
Related Person Transactions
Jonathan Briggs, the son of Gary Briggs, a member of our Board, is employed by Etsy as a software engineer. Jonathan's base salary as of December 31, 2025 was $165,300, and in March 2025 he received an equity refresh award with a value at the time of grant of $101,000 and a long-term cash award of $44,000. Jonathan was also eligible to participate in Etsy's 2025 discretionary bonus program with a target annual bonus of 10% of base salary. Jonathan’s compensation was established in accordance with Etsy’s policies and practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions, and his employment by Etsy was approved by our Audit Committee in accordance with our Related Person Transactions Policy.
Other than the transaction described above, there were no reportable related person transactions since January 1, 2025 or currently proposed transactions in which:
•Etsy has been or is to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

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Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because Etsy's Board is inviting you to vote (including by soliciting your proxy) at our 2026 Annual Meeting of Stockholders which will take place online on June 9, 2026 at 9:00 a.m. Eastern Time.
This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 17, 2026. The Notice contains instructions on how to access and view the proxy materials over the internet, submit a proxy, or vote at the virtual Annual Meeting, and request a paper or e-mail copy of the proxy materials.
In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and Form 10-K's electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of our Annual Meeting.
What am I being asked to vote on?
You are being asked to vote on:
•The election of M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors to serve until the 2029 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from our Board;
•An advisory vote to approve named executive officer compensation, which is commonly referred to as the “say-on-pay” vote;
•The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•Approval of an amendment to the 2024 Equity Incentive Plan; and
•An advisory vote on a stockholder proposal to govern by majority vote.
How does our Board recommend that I vote?
Our Board recommends that you vote:
•“FOR” the election of M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors;
•“FOR” the approval, on an advisory basis, of named executive officer compensation;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•"FOR" the approval of an amendment to the 2024 Equity Incentive Plan; and
•"AGAINST" the approval of a stockholder proposal to govern by majority vote.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on April 10, 2026, the record date, are entitled to vote. On the record date, there were approximately 95,110,872 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.

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How do I vote?
If, on April 10, 2026, your Etsy shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and your shares can be voted in one of two ways: either by proxy or during the virtual Annual Meeting electronically. If you choose to vote by proxy, you may do so:

By Internet You can submit your proxy over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card	By Telephone You can submit your proxy by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card	By Mail You can submit your proxy by mail by signing, dating and mailing the proxy card (if you received one by mail)	By Smartphone or Tablet You can submit your proxy on your mobile device by scanning this QR code

We recommend that you submit your proxy in advance via one of the methods above even if you plan to attend the virtual Annual Meeting. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend.
If you want to vote your shares at the virtual Annual Meeting, you will need the control number included on your Notice or proxy card and should follow the instructions on the webcast. Note that there are additional instructions described below that will apply if you hold your shares with a broker, bank, trustee, or nominee.
If, on April 10, 2026, your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.
How can I attend the Annual Meeting online?
You can attend our Annual Meeting by visiting www.virtualshareholdermeeting.com/ETSY2026, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded an opportunity to participate similar to that at an in-person meeting.
Our Annual Meeting will start at 9:00 a.m. Eastern Time on June 9, 2026. We recommend that you log in a few minutes early to ensure you are logged in when the meeting starts. Online check-in will begin at 8:45 a.m. Eastern Time.
To enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you hold your shares of common stock in “street name.”
A list of stockholders entitled to vote at our Annual Meeting will be available for examination at our corporate headquarters for any purpose germane to our Annual Meeting during normal business hours for ten days prior to our Annual Meeting.
What happens if there are technical problems with the virtual meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 9, 2026.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of our Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn our Annual Meeting, the chair of our Annual Meeting will adjourn the meeting until 12:00 p.m. Eastern Time on June 9, 2026 at www.virtualshareholdermeeting.com/ETSY2026 solely for the purpose of convening and further adjourning the meeting to a date, time, and physical or virtual location that will be announced by the meeting chair. In addition to announcing the date, time, and physical or virtual location of the adjourned meeting, we will also post the information regarding the announcement on our Investor Relations website at investors.etsy.com.

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Can I ask questions at the Annual Meeting?
After voting has taken place and the formal meeting has adjourned, we will hold a brief question and answer session. Only stockholders of record as of the record date for our Annual Meeting and their proxy holders may submit questions or comments. You will be able to ask questions by joining the virtual Annual Meeting and typing your question in the box provided. We do not intend to post questions received during our Annual Meeting on our website.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for our Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to our Annual Meeting or Etsy’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Etsy management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s personal, political, or business interests.
What is the deadline for voting?
If you are a stockholder of record, your ability to submit your proxy by internet, smartphone, tablet, or telephone will end at 11:59 p.m. Eastern Time on June 8, 2026. If you prefer to submit your proxy by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at our Annual Meeting on June 9, 2026. You will also be able to vote by attending and voting at the virtual Annual Meeting on June 9, 2026. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend our Annual Meeting.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not submit your proxy by mail, by telephone, or through the internet, and you do not vote online during the meeting, your shares will not be voted.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a broker holding shares for a beneficial owner submits a proxy on behalf of the beneficial owner but has not received voting instructions from the beneficial owner with respect to non-routine matters where the broker does not have discretion to vote the uninstructed shares. Proposals 1 (Election of Directors), 2 (an Advisory Vote on Named Executive Officer Compensation), 4 (Approval of an Amendment to the 2024 Equity Incentive Plan), and 5 (Advisory Vote on a Stockholder Proposal to Govern by Majority Vote) are non-routine matters for which your broker, bank, trustee, or nominee does not have discretion to vote your uninstructed shares. Proposal 3 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or nominee to ensure that your vote will be counted.
What if I return a proxy card but do not make specific choices?
If you submit a valid proxy but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of our Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at our Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your voting instructions or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 9, 2026 by:
•providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);

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•giving a written notice of revocation of your proxy that is delivered to our Chief Legal Officer and Corporate Secretary before the date of the virtual Annual Meeting at 117 Adams Street, Brooklyn, NY 11201; or
•attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by mail, internet, or telephone, is the one that will count. You may also revoke your proxy by attending and voting at the virtual Annual Meeting. However, your attendance at the virtual Annual Meeting by itself will not revoke your proxy.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares at the virtual Annual Meeting, you may change your voting instructions by attending the virtual Annual Meeting and voting.
How many votes are required to approve each proposal?

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes*
1. Election of Directors	Each director is elected by a majority of votes cast, meaning that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” the election of a director.	No effect**	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
2. Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay” Vote)	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
3. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	No effect	Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine.” As a result, we do not expect any broker non-votes for this proposal.
4. Amendment to 2024 Equity Incentive Plan	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast "FOR" the proposal exceeds the number of votes cast "AGAINST" the proposal.	No effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered "non-routine."
5. Stockholder Proposal to Govern by Majority Vote	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast "FOR" the proposal exceeds the number of votes cast "AGAINST" the proposal.	No effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered "non-routine."
*A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, or other securities intermediary does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1, No. 2, No. 4, and No. 5, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
**Our Board has adopted a director resignation policy which requires any nominee for director who, in an uncontested election, does not receive more votes “for” than “against” his or her election to offer his or her resignation for consideration by our Nominating and Corporate Governance Committee and subsequently by our Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found on our Investor Relations website at investor.etsy.com under “Governance & Impact Reporting - Corporate Governance - Governance Documents.”

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Who will count the votes?
Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.
What is a quorum?
A quorum is the minimum number of shares required to be present at our Annual Meeting for any business to be conducted. For our Annual Meeting, the holders of a majority of our outstanding shares of common stock must be present, either at our Annual Meeting, or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and our Annual Meeting will be adjourned. Abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at our Annual Meeting and will report the final voting results in a Current Report on Form 8-K within four business days of our Annual Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of $18,500 plus related reasonable out-of-pocket expenses.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all your shares, you should sign and return all the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our Form 10-K and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request householding of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate Form 10-K or proxy statement, please send an email to ir@etsy.com or call 1 (718) 880-3660.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify Broadridge at the above telephone number or address if you hold registered shares.

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Additional Information
Stockholder Proposals and Nominations
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Chief Legal Officer and Corporate Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 18, 2026, and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2027 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our bylaws, must give timely written notice to our Chief Legal Officer and Corporate Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 11, 2027 nor earlier than February 9, 2027 (assuming the meeting is held not more than 20 days before or more than 60 days after June 9, 2027). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our bylaws. Our bylaws may be found on our Investor Relations website at investors.etsy.com under “Governance & Impact Reporting - Corporate Governance - Governance Documents.”
Our Bylaws provide a proxy access right for stockholders, pursuant to which a stockholder, or a group of up to 20 stockholders, owning at least three percent of the voting power of the outstanding shares of our common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the number of directors to be elected at our annual meeting, subject to certain limitations and provided that the stockholders and nominees satisfy the timing and other requirements specified in our bylaws. Stockholders who wish to submit a “proxy access” nomination for inclusion in our proxy materials for our 2027 Annual Meeting of Stockholders must submit a nomination notice in compliance with the requirements under our bylaws no later than February 9, 2027 nor earlier than January 10, 2027.
Information Requests
Our Form 10-K and this proxy statement are posted on our Investor Relations website at investors.etsy.com under "SEC Filings" and are available from the SEC at its website at www.sec.gov. No other information on our website is incorporated by reference in or considered to be a part of this document. You may also request a copy of our Form 10-K or proxy statement without charge by sending an email to ir@etsy.com or by calling (718) 880-3660. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor, Okapi Partners LLC, at info@okapipartners.com, toll free (844) 202-6026, or 1212 Avenue of the Americas, 17th Floor, New York, NY 10036.
Other Business
We do not presently know of any other business that may be presented at the 2026 Annual Meeting. If any other matters are properly presented at our Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their own judgment.

2026 Proxy Statement	99
Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements relating to our mission, our growth opportunities, our ability to reignite growth, and the impact of our investments in the Etsy marketplace; the impact of our executive leadership transitions; the timing, consummation, and impact of our potential sale of Depop; the impact of our business strategy, including our Impact strategy and metrics; our ability to increase buyer engagement; and the impact of executive compensation philosophy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and derivative forms and/or negatives of those terms.
Forward-looking statements are not guarantees of performance and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in Part I, Item 1A, “Risk Factors” and elsewhere in our Form 10-K. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this proxy statement.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.
Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements made in this proxy statement. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In addition, the global climate and general market, political, economic, and business conditions may amplify many of these risks.
Forward-looking statements represent our beliefs and assumptions only as of the date of this proxy statement. We disclaim any obligation to update forward-looking statements.

100	2026 Proxy Statement
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this proxy statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: stock-based compensation expense and related payroll taxes; depreciation and amortization; provision for income taxes; interest and other non-operating income, net; foreign exchange loss (gain); asset impairment charge; acquisition, divestiture, and corporate structure-related expenses; loss on sale of business; restructuring and other exit costs; and retroactive non-income tax expense. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
Adjusted EBITDA and Adjusted EBITDA margin are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
The following table reflects the reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA margin for each of the periods indicated:

	YEAR ENDED DECEMBER 31,
	2025	2024
	(in thousands)
Net income	$162,982	$303,281
Excluding:
Stock-based compensation expense and related payroll taxes (1)	252,986	282,847
Depreciation and amortization	101,845	108,074
Provision for income taxes	83,683	107,494
Interest and other non-operating income, net	(23,940)	(17,176)
Foreign exchange loss (gain)	40,428	(13,391)
Asset impairment charge	101,703	—
Acquisition, divestiture, and corporate structure-related expenses	7,156	1,478
Loss on sale of business	5,097	—
Restructuring and other exit costs	2,571	2,807
Retroactive non-income tax expense (2)	—	6,124
Adjusted EBITDA	$734,511	$781,538
Divided by
Revenue	$2,883,501	$2,808,332
Adjusted EBITDA margin	25.5%	27.8%
1Beginning in 2025, Etsy is excluding payroll tax expense related to stock-based compensation from Adjusted EBITDA because these taxes are directly related to stock-based compensation expense which is excluded from Adjusted EBITDA. Etsy did not retrospectively apply this change to prior periods as the impact was immaterial to such periods.
2Retroactive non-income tax expense related to the digital services tax legislation in Canada, which was enacted on June 28, 2024 retroactive to January 1, 2022.

2026 Proxy Statement	101
Appendix A - Amendment to 2024 Equity Incentive Plan
Etsy, Inc.
Amendment No. 1 to 2024 Equity Incentive Plan
Effective as of June [9], 2026
This Amendment No. 1 (this “Amendment”) to the Etsy, Inc. 2024 Equity Incentive Plan (the “Plan”) is made by Etsy, Inc., a Delaware corporation (the “Company”), effective as of the date set forth above. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Plan.
WHEREAS, the Company previously established the Plan, pursuant to which the Company may grant awards of equity-based compensation to service providers of the Company;
WHEREAS, Section 3.1 of the Plan provides that the aggregate number of Common Shares reserved for grant and issuance under the Plan (the “Share Reserve”) is equal to the sum of (i) 8,000,000 Common Shares, plus (ii) the Prior Plans’ Returning Shares, as such shares become available from time to time, provided that in no event shall the Share Reserve exceed 20,182,314 Common Shares (which is the sum of (x) the 8,000,000 Common Shares set forth above, plus (y) the aggregate number of Common Shares that, as of March 31, 2024, are subject to (1) outstanding awards granted under the 2006 Plan, or (2) outstanding Awards granted under the Plan); and
WHEREAS, the Company now wishes to amend the Plan to increase the number of Common Shares reserved under the Plan and to modify Section 3.1 of the Plan.
NOW, THEREFORE, the Plan is amended as follows:
1.    Section 3.1 of the Plan is hereby amended in its entirety to read as follows:
“Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares reserved for grant and issuance under the Plan (the “Share Reserve”) is equal to the sum of (i) 3,824,088 Common Shares, plus (ii) the Prior Plans’ Returning Shares, as such shares become available from time to time, provided that in no event shall the Share Reserve exceed 18,977,714 Common Shares (which is the sum of (x) the 3,824,088 Common Shares set forth above, plus (y) the aggregate number of Common Shares that, as of March 31, 2026, are subject to (1) outstanding awards granted under the 2006 Plan, or (2) outstanding Awards granted under the Plan). This Article 3.1 does not limit the granting of Awards and, for clarity, the Share Reserve is a limit on the number of Common Shares that may be issued pursuant to the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9. For the avoidance of doubt, subject to the other provisions of this Article 3, Common Shares issued pursuant to Awards under the Plan granted from April 1, 2026 through the date of the Company’s 2026 annual meeting of stockholders shall reduce the number of Common Shares that may be issued under the Plan, as amended and restated hereby.”
2.    Section 3.4 of the Plan is hereby amended in its entirety to read as follows:
“Code Section 422 Limit. Subject to adjustment in accordance with Article 9, no more than 24,006,402 Common Shares may be issued under the Plan upon exercise of ISOs."
3.    All other terms and conditions of the Plan shall remain in full force and effective.
Adopted by the Board of Directors of the Company: April 9, 2026
Approved by Stockholders: June [9], 2026

Etsy

ETSY, INC.
117 ADAMS STREET
BROOKLYN, NY 11201
ATTENTION: CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 8, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ETSY2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92248-P42563

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.

The Board of Directors recommends you vote FOR each of the following Class II nominees:

Class II Nominees:	**For**	**Against**	**Abstain**
1a. M. Michele Burns	☐	☐	☐
1b. Josh Silverman	☐	☐	☐
1c. Fred Wilson	☐	☐	☐

The Board of Directors recommends that you vote AGAINST the following proposal:	**For**	**Against**	**Abstain**
5. Advisory vote on a stockholder proposal to govern by majority vote.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2026

9:00 a.m. Eastern Time

To be held virtually at:

www.virtualshareholdermeeting.com/ETSY2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2026:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V92249-P42563

ETSY, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 9, 2026 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Charles Baker and Colin Stretch individually as proxies, each with the power to appoint his substitute, and authorize them to represent and vote the shares of Etsy, Inc. in accordance with the Board of Directors' recommendations that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 9, 2026, at www.virtualshareholdermeeting.com/ETSY2026, and at any adjournment or postponement of the meeting. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation, or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted in accordance with the Board of Directors' recommendations: FOR the election of each of the director nominees, FOR the approval, on an advisory basis, of the named executive officer compensation, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP), FOR the approval of an amendment to our 2024 Equity Incentive Plan to increase the number of shares of our common stock available for issuance and AGAINST the advisory vote on a stockholder proposal to govern by majority vote.

Continued and to be dated and signed on reverse side.